As filed with the Securities and Exchange Commission on September 20, 2004

                                               Registration No. 333-____________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ______________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 ______________

                              ROYAL FINANCIAL, INC.
        (Name of Small Business Issuer in Its Articles of Incorporation)

                DELAWARE                                      6036                                  20-1636029
(State or Jurisdiction of Incorporation            (Primary Standard Industrial       (I.R.S. Employer Identification No.)
             or Organization)                       Classification Code Number)


                            9226 S. COMMERCIAL AVENUE
                             CHICAGO, ILLINOIS 60617
                                 (773) 768-4800
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                 DONALD A. MOLL
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ROYAL FINANCIAL, INC.
                            9226 S. COMMERCIAL AVENUE
                             CHICAGO, ILLINOIS 60617
                                 (773) 768-4800
           (Name, Address, and Telephone Number of Agent for Service)


                                   COPIES TO:

        DANIEL C. MCKAY II, ESQ.                     C. ROBERT MONROE, ESQ.
        JOHN T. BLATCHFORD, ESQ.                   PATRICK J. RESPELIERS, ESQ.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.            STINSON MORRISON HECKER LLP
   222 N. LASALLE STREET, SUITE 2600                 1201 WALNUT, SUITE 2900
        CHICAGO, ILLINOIS 60601                 KANSAS CITY, MISSOURI 64106-2150
             (312) 609-7500                              (816) 842-8600
                                _________________

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                               _________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               _________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               _________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: [X]

====================================================================================================================================
                                                                   PROPOSED MAXIMUM           PROPOSED
 TITLE OF EACH CLASS OF SECURITIES TO BE          AMOUNT            OFFERING PRICE        MAXIMUM AGGREGATE         AMOUNT OF
                REGISTERED                   TO BE REGISTERED        PER SHARE            OFFERING PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...   2,645,000 shares(2)          $10.00                $26,450,000           $3,351.22
====================================================================================================================================

------------------------------------
(1)      Estimated solely for the purpose of calculating the registration fee.
(2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering and includes the shares of common stock to be contributed to the Royal Charitable Foundation, a private foundation.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2004

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
                           [ROYAL FINANCIAL, INC. LOGO]
                (Proposed holding company for Royal Savings Bank)
                        2,250,000 SHARES OF COMMON STOCK
                                $10.00 PER SHARE

         Royal Financial, Inc. ("Royal Financial"), a Delaware corporation, is offering up to 2,250,000 shares of its common stock par value $0.01 per share, in connection with the conversion (the "Conversion") of Royal Savings Bank from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank pursuant to Royal Savings Bank's plan of Conversion (the "Plan" or the "Plan of Conversion"). In certain circumstances, Royal Financial may increase the amount of its common stock offered hereby to 2,595,000 shares.

         There is currently no public market for the common stock of Royal Financial. We anticipate that our common stock will be quoted on the OTC Bulletin Board. We must sell a minimum of 1,650,000 shares of common stock or we will not sell any shares. We will not sell more than 2,595,000 shares in the subscription offering. In addition, Royal Financial will be contributing 50,000 shares of its common stock to the Royal Charitable Foundation as part of the Conversion. We have engaged Hovde Securities LLC ("Hovde") as a financial adviser and marketing agent in connection with the offering of the common stock, and Hovde has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the Conversion. The minimum purchase is 25 shares. The subscription offering is expected to terminate on __________, 2004. We may extend this termination date without notice to you until __________, 2004. To the extent that shares remain available and depending on market conditions, we may conduct a community offering and a syndicated community offering. The community offering, if any, may commence concurrently with, during or subsequent to the completion of the subscription offering, and a syndicated community offering, if any, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. We may request permission from the Federal Deposit Insurance Corporation ("FDIC") to extend the offerings beyond __________, 2004, but in no event may the subscription, community or syndicated community offerings be extended beyond ___________, 200_.

         We will place funds we receive for stock purchases in a separate savings account at Royal Savings Bank, and we will pay interest at our passbook rate on those funds for the period the funds are held until we complete or terminate the offering.

         FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER AT (773) ___-____.

                                 ______________

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                                 ______________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE FDIC, THE DIVISION OF BANKS AND REAL ESTATE ("DBRE") OF THE ILLINOIS DEPARTMENT OF FINANCIAL AND PROFESSIONAL REGULATION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                    ESTIMATED
                                                                 UNDERWRITING
                                                                COMMISSIONS AND
                                                                     OTHER              ESTIMATED NET
                                         PURCHASE PRICE(1)        EXPENSES(2)            PROCEEDS(3)
                                         ----------------       ---------------         -------------
Minimum Per Share....................... $     10.00             $     0.63             $      9.37
Midpoint Per Share...................... $     10.00             $     0.56             $      9.44
Maximum Per Share....................... $     10.00             $     0.51             $      9.49
Total Minimum(1)........................ $16,500,000             $1,047,450             $15,452,550
Total Midpoint(1)....................... $19,500,000             $1,095,750             $18,404,250
Total Maximum(1)........................ $22,500,000             $1,144,050             $21,355,950
Total Maximum, as adjusted(4)........... $25,950,000             $1,199,595             $24,750,405

------------------------------------
(1) Determined in accordance with an independent appraisal prepared by RP Financial, L.C. See "The Conversion--How We Determined the Price Per Share and the Offering Range."
(2) Consists of the estimated costs to Royal Financial and Royal Savings Bank arising from the Conversion, including estimated fixed expenses and marketing fees to be paid to Hovde in connection with the subscription and community offerings (as defined herein).
(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in each of the offerings and other factors. Includes the purchase of shares by the ESOP (defined herein).
(4) As adjusted to give effect to the sale of up to an additional 15% of the shares that may be offered, without resolicitation of subscribers or any right of cancellation, due to changes in the market and financial condition, demand for shares, or regulatory considerations. See "Pro Forma Data" and "The Conversion--Stock Pricing." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases."

                  THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS
                   ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR
                       GUARANTEED BY THE FDIC OR ANY OTHER
                              GOVERNMENTAL AGENCY.

                               __________________

                              HOVDE SECURITIES LLC
                               __________________

               The date of this prospectus is ____________, 2004.

                                      [MAP]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

         The following are frequently asked questions. You should read this entire prospectus, including the "Risk Factors" beginning on page 9 and "The Conversion" beginning on page 68, for more information.

Q.       HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A. We are offering for sale up to 2,250,000 shares of common stock at a subscription price of $10.00 per share. We must sell at least 1,650,000 shares. If the appraised market value of the common stock changes due to changes in market and financial conditions, demand for shares, or regulatory considerations, then, without notice to you, we may be required to sell up to 2,595,000 shares.

Q. WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A. There are many important factors for you to consider before making an investment decision. Therefore, you should read this entire prospectus before making your investment decision.

Q.       WILL DIVIDENDS BE PAID ON THE STOCK?

A. We currently do not intend to pay cash dividends on our common stock after completion of the Conversion. We may, however, determine to pay dividends in the future. The amount and timing of any future dividends will be determined at that time. Future dividends, however, are not guaranteed.

Q.       WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?

A. We anticipate having our stock quoted on the OTC Bulletin Board under the symbol "____." However, we expect the market for our stock to be limited. There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. There may also be a wide spread between the bid and asked price for our stock.

Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at Royal Savings Bank, our stock will not be insured or guaranteed by the FDIC or any other government agency.

Q.       WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. We must receive a properly signed and completed order form with the required payment on or before 12:00 noon, Central time, on ____________, 2004.

Q.       CAN THE OFFERING BE EXTENDED?

A. If we do not receive sufficient orders, we can extend the offering beyond ____________, 2004, for up to 45 days or for such additional periods as may be approved by the FDIC. No single extension can exceed 90 days, and the extensions may not go beyond ____________, 200_.

Q.       HOW DO I PURCHASE THE STOCK?

A. First, you should read this prospectus. Then, complete and return the enclosed stock order and certification form, together with your payment. Subscription orders may be delivered in person to our office during regular banking hours, or by mail in the enclosed white envelope marked STOCK ORDER RETURN. Subscription orders received after the subscription offering expiration date may be held for participation in any community offering. If the stock offering is not completed by ____________, 2004 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be canceled.

Q.       CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond ____________, 200_, you will be able to change or cancel your order. If you cancel your order, you will receive a prompt refund plus interest.

Q.       HOW CAN I PAY FOR THE STOCK?

A. You have two options: (1) send us a check or money order; or (2) authorize a withdrawal from your deposit account at Royal Savings Bank (without any penalty for early withdrawal). Please do not send cash in the mail.

Q.       WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?

A. Subscription payments will be placed in a separate savings account at Royal Savings Bank, and will earn interest at our passbook rate. Depositors who elect to pay by withdrawal will continue to receive the stated interest on that account until the funds are withdrawn at the completion of the Conversion.

Q. CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT OR IRA AT ROYAL SAVINGS BANK?

A. You may use Royal Savings Bank IRA funds to purchase shares; however, you must first establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Royal Savings Bank is not permitted to hold stock in any Royal Savings Bank IRAs. Please call our Stock Information Center (773) ___-____ to get more information. Please understand that the transfer of IRA funds takes time, so please make arrangements as soon as possible.

Q.       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL
         ORDERS?

A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase.

Q.       WILL EVERYONE PAY THE SAME PRICE FOR THE STOCK?

A. Yes. All the subscribers, including the Board of Directors and Management, pay the same price during the Subscription Offering.

Q.       ARE DEPOSITORS OBLIGATED TO BUY STOCK?

A. No. But our members receive a priority subscription right to purchase the stock.

Q.       MAY I OBTAIN A LOAN FROM ROYAL SAVINGS BANK TO PAY FOR MY STOCK?

A. No. Federal law prohibits Royal Savings Bank from knowingly loaning funds to purchase stock in the offering. You may not submit a check drawn on a Royal Savings Bank line of credit as payment for shares. However, another financial institution may loan you money.

Q.       WHEN WILL I RECEIVE MY STOCK CERTIFICATE(S)?

A. Stock certificates will be mailed by Royal Financial's transfer agent as soon as practicable after the Conversion is completed. Please be aware that you may not be able to sell the shares that you purchased until you receive your certificate.

Q.       ARE MY SUBSCRIPTION RIGHTS TRANSFERABLE?

A. No. You may not transfer or enter into any agreement to transfer the subscription rights issued under the Plan of Conversion, or the shares to be issued upon their exercise. Persons violating such prohibition may lose their right to purchase stock in the Conversion.

Q.       WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
         OFFERING?

A. For answers to other questions, we encourage you to read this prospectus. Questions may also be directed to our Stock Information Center at (773) ___-_____ Monday through Friday, between the hours of 9:00 a.m. and 4:00 p.m.

         TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF __________, 2004 (UNLESS EXTENDED AS PROVIDED HEREIN)IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO __________, 2004 (UNLESS EXTENDED AS PROVIDED HEREIN) OR HAND DELIVERED ANY LATER THAN TWO DAYS PRIOR TO __________, 2004 (UNLESS EXTENDED AS PROVIDED HEREIN).

                                     SUMMARY

         This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To completely understand the stock offering, you should read this entire prospectus carefully, including the financial statements and the notes to financial statements of Royal Savings Bank. In certain circumstances, where appropriate, the terms "we," "us" and "our" collectively refer to Royal Financial and Royal Savings Bank.

ROYAL FINANCIAL, INC.

         Royal Financial was formed on September 15, 2004 as a Delaware corporation. Royal Financial will be the holding company for Royal Savings Bank following the Conversion. Royal Financial is not currently an operating company and has not engaged in any significant business to date. Our executive offices are located at 9226 South Commercial Avenue, Chicago, Illinois 60617, and our telephone number is (773) 763-4800.

ROYAL SAVINGS BANK

         Founded in 1887 as Royal Savings and Loan Association, Royal Savings Bank is a community- and customer-oriented mutual savings bank organized under the laws of the State of Illinois. Royal Savings Bank conducts business out of its main office in Chicago, Illinois and its two branch offices located in Chicago, Illinois and Lansing, Illinois. Royal Savings Bank's business has historically consisted of attracting deposits from the general public and using those funds to originate one- to four-family residential loans, consumer loans and other loans. Starting in 2003 with the addition of new management with commercial banking experience, Royal Savings Bank began to add commercial loan products, such as commercial real estate loans, multi-family real estate loans, and to a lesser extent, commercial loans and other services, which will assist in the transition of Royal Savings Bank into a more diversified financial institution from a traditional savings bank. At June 30, 2004, Royal Savings Bank had total assets of $92.5 million, total deposits of $77.2 million and total equity of $12.7 million.

OUR CONVERSION TO STOCK FORM

         Royal Savings Bank will convert to an Illinois-chartered stock savings bank from its current status as an Illinois-chartered mutual savings bank, and Royal Financial will sell shares of its common stock. As part of this transaction, Royal Financial will become the holding company for Royal Savings Bank. As a stock savings bank, we will be subject to the regulation and supervision of the Division of Banks and Real Estate, the FDIC, the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), and the Securities and Exchange Commission.

         With the holding company structure, we will be able to develop long-term growth opportunities and access the capital markets more easily in the future. This offering will increase our capital and the amount of funds available for lending and investment. This will give us greater flexibility to diversify and expand operations in our current market area and neighboring communities. In addition, we will be able to compensate our directors, officers and employees in the form of stock.

ESTABLISHMENT OF THE ROYAL CHARITABLE FOUNDATION AND CONTRIBUTION OF SHARES

         Royal Financial intends to establish a charitable foundation, the Royal Charitable Foundation (the "Foundation"), as part of the Conversion. Cash in the amount of $100,000 and shares of Royal Financial common stock, with an initial value of $500,000, will be contributed to the Foundation. The Foundation is being formed as a complement to Royal Savings Bank's existing community service activities. By funding the Foundation primarily with shares of Royal Financial common stock at this time, Royal Financial believes that the Foundation will benefit by participating in its growth as a publicly traded company.

         The contribution of 50,000 shares of common stock, with an initial value of $500,000, and cash in the amount of $100,000 to the Foundation will:

         o dilute the voting interest of purchasers of Royal Financial common stock in the Conversion offering;

         o result in an estimated $600,000 pre-tax expense and a reduction in earnings, which will be offset in part by a corresponding tax benefit, during the quarter in which the contribution is made; and

         o reduce Royal Financial's pro forma market value and the number of shares offered for sale.

         See "Risk Factors--The Establishment of the Royal Charitable Foundation Will Negatively Impact Royal Financial's Profits for the Year Ending June 30, 2005", "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation" and "The Conversion--We Plan to Establish the Royal Charitable Foundation."

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The decision to offer between 1,650,000 shares and 2,250,000 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC. ("RP Financial"), an appraisal firm experienced in appraisals of savings institutions. RP Financial is of the opinion that as of September 3, 2004 the estimated pro forma market value of the common stock of Royal Financial was between $17,000,000 and $23,000,000, with a midpoint of $20,000,000. The estimated pro forma market value of the common stock of Royal Financial includes 50,000 shares, with an initial market value of $500,000, contributed to the Foundation.

         In preparing its appraisal, RP Financial considered the information contained in this prospectus, including Royal Savings Bank's consolidated financial statements. RP Financial also considered the following factors, among others:

         o the present and projected operating results and financial condition of Royal Financial and Royal Savings Bank, and the economic and demographic conditions in Royal Savings Bank's existing marketing areas;

         o historical, financial and other information relating to Royal Savings Bank;

         o a comparative evaluation of the operating and financial statistics of Royal Savings Bank with those of other similarly situated publicly traded savings institutions;

         o        the aggregate size of the common stock offering;

         o the impact of the stock offering on Royal Financial, Inc.'s consolidated net worth and earnings potential; and

         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

         In reviewing the appraisal prepared by RP Financial, the Board of Directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, in addition to the factors listed above, and the Board of Directors believes that these assumptions were reasonable.

         The Board of Directors has determined that the common stock should be sold at $10.00 per share. Based on the estimated valuation range and the purchase price, the number of shares of common stock that Royal Financial will have outstanding upon completion of the stock offering will range from 1,700,000 shares to 2,300,000 shares, with a midpoint of 2,000,000 shares (inclusive of the 50,000 shares contributed to the Foundation). The number of shares sold in the offering will range from 1,650,000 shares to 2,250,000 shares, with a midpoint of 1,950,000 shares (excluding the 50,000 shares contributed to the Foundation).

         Subject to regulatory approval, the maximum of the estimated valuation range may be increased by up to 15%, to $26,450,000, and the maximum number of shares that will be outstanding following the offering will be increased by up to 15%, to 2,645,000 shares (inclusive of the 50,000 shares contributed to the Foundation). Under such circumstances, the number of shares sold in the offering will be increased to 2,595,000 shares.

         The appraisal will be updated before we complete the Conversion and the stock offering. If the pro forma market value of the common stock at that time is either below $17,000,000 or above $26,450,000, then Royal Financial, after consulting with the DBRE and the FDIC, may:

         o terminate the Plan of Conversion and return all funds promptly;

         o establish a new offering range and commence a resolicitation of subscribers; or

         o take such other actions as may be permitted by the DBRE and the FDIC.

         Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order. In no event may the stock offering be extended beyond __________, 200_. See "The Conversion--How We Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.

         Two measures investors often use to analyze a financial institution's stock are the ratio of the offering price to the pro forma book value and the ratio of the offering price to the issuer's pro forma net income. According to RP Financial, appraisers (as well as investors) use both ratios to evaluate a financial institution's stock (as well as the price-to-assets ratio as required by regulatory guidelines). RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer's assets and liabilities.

         Compared to the average pricing ratios of the peer group selected by RP Financial, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 1,156% on a price-to-earnings basis and a discount of 39.1% on a price-to-book basis. At the minimum and maximum of the valuation range, a share of common stock is priced at 192.01 times and 237.91 times our earnings, as detailed in the appraisal. This is a higher multiple than the peer group companies which, as of September 3, 2004, traded, on average, at 18.94 times earnings. The average and median trading price of the peer group common stock was 18.94 and 18.83 times earnings, respectively. At the minimum and maximum of the valuation range, the common stock is valued at 64.85% and 73.21%, respectively, of our pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of September 3, 2004 averaged 120.21%. As of September 3, 2004, the median trading price of peer group companies was 116.73% of the book value of these companies. Consequently, a share of our common stock is more expensive than the peer group based on an earnings per share basis, but less expensive than the peer group based upon a book value per share basis.

USE OF PROCEEDS FROM THE SALE OF OUR COMMON STOCK

         We will use the proceeds from the offering as follows:

         o 8% will be earmarked for a loan made by Royal Financial to its Employee Stock Ownership Plan ("ESOP") to fund its purchase of common stock;

         o        50% will be invested in Royal Savings Bank; and

         o 42% will be retained by Royal Financial for general corporate purposes (of which $100,000 will be contributed to the Foundation) and may be used to pay dividends to stockholders or to repurchase stock.

         The proceeds to be invested in Royal Savings Bank will be available for general corporate purposes.

THE AMOUNT OF STOCK YOU MAY PURCHASE

         The minimum purchase is 25 shares. You may purchase no more than $150,000 in any single priority category, and your purchases, when combined with those of the following persons, cannot exceed $200,000:

         o        persons on joint accounts with you;

         o        relatives living in your house;

         o        other persons who have the same address as you on our records;

         o companies, trusts or other entities in which you have an interest or hold a position; or

         o        other persons who may be acting together with you.

         We may decrease or increase the maximum purchase limitation without notifying you.

HOW WE WILL PRIORITIZE ORDERS IF WE RECEIVE ORDERS FOR MORE SHARES THAN ARE AVAILABLE FOR SALE

         You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups in order of priority:

         o ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on July 31, 2003. Any remaining shares will be offered to;

         o        THE ESOP - Any remaining shares will be offered to;

         o SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on __________, 2004. Any remaining shares will be offered to;

         o OTHER MEMBERS - Our depositors at the close of business on _____________, 2004.

         If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Cook County, Illinois.

YOUR SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for yourself and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights and will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the FDIC.

BENEFITS TO MANAGEMENT FROM THE OFFERING

         Our eligible employees will benefit from the offering through the ESOP. The ESOP will buy shares of stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about the ESOP by reading the section of this document entitled "Management--New Benefit Plans--Employee Stock Ownership Plan." Following the Conversion, we also intend to implement a recognition plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the Conversion. If our recognition plan is approved by stockholders, our executive officers and directors will be awarded shares of common stock at no cost to them. If our stock option plan is approved by stockholders, stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise in order to receive the shares of common stock.

         The following table summarizes the benefits that directors, officers and employees may receive from the Conversion at the midpoint of the offering range:


                                                                                  % OF
                                                                             SHARES SOLD IN     VALUE OF SHARES
                                              INDIVIDUALS ELIGIBLE                THE          BASED ON MIDPOINT
                PLAN                           TO RECEIVE AWARDS              OFFERING(1)      OF OFFERING RANGE
----------------------------------   ---------------------------------       --------------    -----------------
Employee stock ownership plan.....   All employees                                  8.0%          $1,600,000
Recognition plan..................   Directors, officers and selected
                                     employees                                      4.0             800,000
Stock option plan.................   Directors, officers and selected
                                     employees                                     10.0               (2)

------------------------------------
(1) Reflects the amount of shares in the respective plans as a percentage of total issued and outstanding shares immediately subsequent to the Conversion, including shares contributed to the Foundation.
(2) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option. When combined with the proposed stock purchases by our directors and officers, the above plans may give our directors and officers effective voting control following the Conversion. See "Risk Factors--Our Directors and Officers May Have Effective Voting Control."

         Royal Savings Bank intends to enter into employment agreements with Donald A. Moll, Alan W. Bird, Neil Brodzinski, Andrew Morua, Robert Necastro and Kelly Wilson. See "Management--New Benefit Plans--Employment Agreements" on page 63 for a discussion of these employment agreements.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.

CHANGES IN INTEREST RATES MAY HURT OUR PROFITABILITY

         Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage and commercial loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates. Because a portion of our loans have fixed rates of interest for a period of time and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets may adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income could be adversely affected by material and prolonged increases in interest rates since our interest expense would increase at a faster rate than our interest income.

         The average life of loans and mortgage-backed securities can also be affected by changes in interest rates. As interest rates decline, borrowers tend to refinance higher-rate, fixed-rate loans at lower rates. We also may experience an increase in prepayments on mortgage-backed securities as the loans underlying such securities are prepaid. Since rates will have declined, we likely will not be able to reinvest such prepayments in assets earning interest rates as high as the rates on the prepaid loans or mortgage-backed securities. As a result, our interest income could decline.

WE ANTICIPATE A LOW RETURN ON OUR EQUITY

         Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to increase our balance sheet by adding loans, thereby increasing net interest income. Our return on equity will be reduced by increased equity from the Conversion and increased expenses due to added expenses associated with the ESOP, our recognition plan, if adopted by stockholders, and the costs of being a public company.

OUR FUTURE GROWTH MAY BE LIMITED

         Our future growth may be limited. In order to continue growing and thereby improve our return on equity, we may seek to either open or purchase one or more new branches. We cannot assure you that we will be able to continue to grow or successfully integrate any acquired branches. Our ability to establish new branch offices depends on whether we can identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches, for example, also typically entail start-up expenses. Our ability to build or acquire other branches depends on whether we can identify, acquire and integrate such branches.

THERE IS STRONG COMPETITION IN COOK COUNTY, ILLINOIS

         Competition in the banking and financial services industry is intense. Our profitability depends upon our continued ability to successfully compete. We compete in Cook County, Illinois with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide.

OUR STOCK VALUE MAY SUFFER FROM OUR ABILITY TO IMPEDE POTENTIAL TAKEOVERS

         Provisions in our certificate of incorporation and bylaws and in Delaware corporate law, as well as certain federal and state regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our Board of Directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Antitakeover provisions include:

         o restrictions on acquiring more than 10% of our common stock and limitations on voting rights;

         o the election of members of the Board of Directors to staggered, three-year terms;

         o the absence of cumulative voting by stockholders in the election of directors;

         o        provisions governing nominations of directors by stockholders;

         o        provisions governing the submission of stockholder proposals;

         o        provisions restricting special meetings of stockholders;

         o our ability to issue preferred stock and additional shares of common stock without stockholder approval;

         o super-majority voting provisions for the approval of certain business combinations; and

         o super-majority voting provisions to remove directors without cause or to amend our corporate documents.

         These provisions also will make it more difficult for an outsider to remove our current Board of Directors or management. See "Restrictions on Acquisition of Royal Financial and Royal Savings Bank" for a description of antitakeover provisions in our corporate documents and under Delaware law and federal regulations.

         Our directors, executive officers and employees are expected to control a significant amount of stock, which may impede potential takeovers. Our directors and executive officers and the ESOP intend to purchase 14.2% of the outstanding shares at the minimum of the offering range and 12.0% at the maximum, as adjusted, of the range. In addition, if we implement a recognition plan with stockholder approval, an additional 4% of the common stock will be controlled by our directors, officers and employees. These purchases, along with potential exercises of future stock options, could make it difficult to obtain majority support for stockholder proposals we oppose. In addition, by voting these shares we could most likely block the approval of transactions requiring the approval of 80% or more of the stockholders. Examples of transactions we could block are certain business combinations or amendments to our corporate documents. For a description of the ESOP, recognition plan and stock option plan, see "Management--New Benefit Plans."

WE INTEND TO REMAIN INDEPENDENT

         We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

OUR EMPLOYEE STOCK BENEFIT PLANS WILL INCREASE OUR COSTS

         We anticipate that the ESOP will purchase 8% of the common stock issued in the Conversion (including the shares contributed to the Foundation), with funds borrowed from Royal Financial. The cost of acquiring the ESOP shares will be between $1,360,000 at the minimum of the offering range and $2,116,000 at the adjusted maximum of the offering range. The shares will initially be accounted for by the ESOP in an unallocated suspense account, and such shares will be pledged to Royal Financial to secure its loan to the ESOP. We will record annual ESOP expenses in an amount equal to the fair value of shares required to be released to employees for that plan year. If shares of common stock appreciate in value over time, compensation expense relating to the ESOP will increase. Released ESOP shares will no longer be pledged to Royal Financial.
We also intend to submit a recognition plan to our stockholders for approval at least six months after completion of the Conversion. Our officers and directors could be awarded (at no cost to them) under the recognition plan up to an aggregate of 4% of the shares issued in the Conversion (including the shares contributed to the Foundation). Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the Conversion, the reduction to stockholders' equity from the plan would be between $680,000 at the minimum offering range and $1,058,000 at the adjusted maximum of the offering range. See "Pro Forma Data" for a discussion of the increased benefit costs we will incur after the Conversion and how these costs could decrease our return on equity.

         The ESOP and the recognition plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board ("FASB") has suggested that in 2004 it will require companies to expense the cost of stock options granted to officers, directors and employees. Based upon the FASB's final rules for the accounting of stock options, we may have to expense the cost of stock options, and this will increase our compensation costs. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and the recognition plan. See "Management--New Benefit Plans."

OUR EMPLOYEE STOCK BENEFIT PLANS MAY BE DILUTIVE

         If the Conversion is completed and stockholders subsequently approve a recognition plan and a stock option plan, we will allocate stock to our directors, officers and employees through these plans. If all the shares for the recognition plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 3.85% and the trading price of our stock may be reduced. However, it is our intention to repurchase shares of our common stock in the open market to fund the recognition plan. Your ownership percentage would also decrease by approximately 9.1% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" for data on the dilutive effect of the recognition plan and "Management--New Benefit Plans" for a description of the plans.

POSSIBLE INCREASE IN THE OFFERING RANGE WOULD BE DILUTIVE

         We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions, demand for shares or regulatory considerations. An increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

THE ESTABLISHMENT OF THE ROYAL CHARITABLE FOUNDATION WILL NEGATIVELY IMPACT ROYAL FINANCIAL'S PROFITS FOR THE YEAR ENDING JUNE 30, 2005

         Royal Financial intends to contribute $100,000 in cash and shares of its common stock, with an initial value of $500,000, to the Foundation. This contribution will negatively impact net earnings during the year in which the contribution is made, which is expected to be 2005. Based on the pro forma assumptions, the contribution to the Foundation would reduce Royal Financial's net earnings by up to $396,000, after tax, in 2005.

ROYAL FINANCIAL'S CONTRIBUTION TO THE ROYAL CHARITABLE FOUNDATION WILL DILUTE THE OWNERSHIP INTERESTS OF OTHER STOCKHOLDERS

         Royal Financial intends to contribute shares of its common stock to the Foundation. It is expected that Royal Financial will contribute $100,000 in cash and shares of its common stock, with an initial value of $500,000, to the Foundation upon completion of the Conversion. As a result of this contribution, other stockholders of Royal Financial will have their ownership interests diluted by approximately 2.94% (assuming the Conversion offering closes at the minimum of the offering range).

OUR VALUATION IS NOT INDICATIVE OF THE FUTURE PRICE OF OUR COMMON STOCK

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the Conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion--How We Determined the Price Per Share and the Offering Range" for the factors considered by RP Financial in determining the appraisal.

OUR STOCK PRICE MAY DECLINE

         The shares of common stock offered by this document are not savings accounts or deposits, are not insured or guaranteed by the FDIC, the Bank Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of some or all of your investment. Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, we cannot assure you that, following the Conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions.

THERE MAY BE A LIMITED MARKET FOR OUR COMMON STOCK

         We expect our stock to be quoted on the OTC Bulletin Board. However, it is unlikely that an active and liquid trading market for our stock will develop, due to the small size of the offering and the small number of stockholders we expect to have. There may be a wide spread between the bid and asked price for our common stock after the Conversion. You should consider the potentially long-term nature of an investment in our common stock.

WE MAY BE UNABLE TO MAKE TECHNOLOGICAL ADVANCES

         Our industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will thus depend in part on our ability to address our customers' needs by using technology. We cannot assure you that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers. Many of our competitors have far greater resources than we have to invest in technology.

OUR OPERATIONS ARE SUBJECT TO REGULATORY AND LEGISLATIVE CHANGES

         Royal Savings Bank is subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the DBRE, the FDIC, the Federal Reserve Board, the SEC or the U.S. Congress, could have a significant impact on Royal Savings Bank and its operations.

OUR RESULTS OF OPERATION AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED IF ECONOMIC CONDITIONS DETERIORATE

         Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral.

EARNINGS COULD DECREASE IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT

         We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

         In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

RELIANCE ON CHIEF EXECUTIVE OFFICER

         Not unlike many small institutions, Royal Savings Bank relies substantially on its President and Chief Executive Officer, Donald A. Moll. In the event Mr. Moll reduces his involvement in Royal Savings Bank's operations, which is not currently contemplated, Royal Savings Bank's operations could be adversely affected.

MANAGEMENT WILL HAVE SUBSTANTIAL DISCRETION OVER INVESTMENT OF THE OFFERING PROCEEDS AND MAY MAKE INVESTMENTS WITH WHICH YOU DISAGREE

         Royal Financial intends to retain 50% of the net proceeds from the offering and contribute the remainder of the net proceeds of the offering to Royal Savings Bank. Royal Financial will use a portion of the net proceeds to fund the ESOP and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities or acquire other financial services companies or for other general corporate purposes. Royal Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

COMMERCIAL REAL ESTATE LOANS INVOLVE MORE RISK THAN ONE- TO FOUR-FAMILY RESIDENTIAL LOANS

         Royal Savings Bank intends to originate and purchase participation interests in an increasing amount of loans in the commercial real estate market in the near term. Commercial real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy.

OUR INCREASED EMPHASIS ON COMMERCIAL AND COMMERCIAL REAL ESTATE LENDING AND THE UNSEASONED NATURE OF THESE LOANS MAY EXPOSE US TO INCREASED LENDING RISKS AND COULD IMPACT THE LEVEL OF OUR ALLOWANCE FOR LOAN LOSSES.

         We intend to increase our emphasis on commercial and commercial real estate lending. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers for commercial and commercial real estate loans. These factors can be impacted by many variables including economic events beyond the borrowers' control. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of our commercial and commercial real estate borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

         Because of our planned increased emphasis on commercial and commercial real estate lending and the unseasoned nature of many of these loans, we may determine it necessary to increase the level of our allowance for loan losses. We make various judgments about the collectibility of our loans, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for our loans. In determining the amount of the allowance for loan losses, we review our loans and our loan loss and delinquency experience, and we evaluate economic conditions. However, as a result of our recent increased emphasis on commercial and commercial reeal estate loans, a significant portion of loans are unseasoned, with the risk that these loans may not have had sufficient time to perform to properly indicate the potential magnitude of losses. If our judgments are incorrect, our allowance for loan losses may not be sufficient to cover future losses, which will result in additions to our allowance through increased provisions for loan losses. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Increased provisions for loan losses would increase our expenses and reduce our profits. Finally, during our recent increased emphasis on commercial and commercial real estate loans, we have also experienced a historically low interest rate environment. Our unseasoned adjustable rate loans have not, therefore, been subject to a rising interest rate environment which could cause them to adjust to their maximum interest rate level. Such an increase could increase collection risks resulting from potentially higher payment obligations by the borrowers.

                             SELECTED FINANCIAL DATA

         The following tables contain certain information concerning the financial position and results of operations of Royal Savings Bank. You should read this information in conjunction with the financial statements included in this prospectus.


                                                                                          AT JUNE 30,
                                                                                   --------------------------
                                                                                     2004              2003
                                                                                   --------          --------
                                                                                        (In Thousands)

SELECTED FINANCIAL CONDITION DATA:
Total assets..............................................................          $92,539            $86,797
Cash and cash equivalents.................................................            7,943              9,864
Securities available for sale.............................................           44,526             50,842
Loans receivable, net.....................................................           34,697             23,862
Deposits..................................................................           77,168             70,455
Advances from the Federal Home Loan Bank..................................            2,000              2,000
Total equity..............................................................           12,699             13,474


                                                                                      YEAR ENDED JUNE 30,
                                                                                   --------------------------
                                                                                     2004              2003
                                                                                   --------          --------
                                                                                        (In Thousands)
SELECTED OPERATING DATA:
Total interest income.....................................................           $3,492             $4,241
Total interest expense....................................................            1,199              1,595
Net interest income.......................................................            2,293              2,646
Provision for loan losses.................................................                3                 36
Net interest income after provision for loan losses.......................            2,290              2,610
Total noninterest income..................................................              607                252
Total noninterest expense.................................................            2,798              2,172
Income before provision for income taxes..................................               99                690
Provision for income taxes................................................               15                211
Net income................................................................               84                479

                                                                                      YEAR ENDED JUNE 30,
                                                                                   --------------------------
                                                                                     2004              2003
                                                                                   --------          --------
OTHER DATA:
NUMBER OF:
Deposit Accounts..........................................................           8,012              7,810
Full-Service Offices......................................................               3                  2

                                                                                      YEAR ENDED JUNE 30,
                                                                                   --------------------------
                                                                                     2004              2003
                                                                                   --------          --------
KEY FINANCIAL RATIOS:

PERFORMANCE RATIOS:
Return on average assets..................................................           0.09%               0.55%
Return on average equity..................................................           0.63                3.50
Interest rate spread(1)...................................................           2.69                3.04
Net interest margin(2)....................................................           2.83                3.32
Total noninterest expenses to average total assets........................           3.10                2.51
Efficiency ratio(3).......................................................         102.75               76.67

ASSET QUALITY RATIOS:
Nonperforming loans to total loans at end of period.......................           0.37%               2.29%
Nonperforming assets to total assets at end of period.....................           0.14                0.64
Allowance for loan losses to total loans at end of period.................           0.68                0.97
Allowance for loan losses to total nonperforming loans at end of period...         184.38               42.29

CAPITAL RATIOS:
Total capital (to risk-weighted assets)...................................          28.07%              35.07%
Tier 1 Capital (to risk-weighted assets)..................................          27.57               34.44
Tier 1 Capital (to average assets)........................................          13.85               14.79
Equity to assets at end of period.........................................          13.72               15.52

------------------------------------
(1) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(2) Net interest income, on a tax-equivalent basis, divided by average interest-earning assets.
(3) Non-interest expense divided by the sum of net interest income, plus non-interest income, excluding net gain on sales of securities.


                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth, for each of Royal Financial's directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.


                                                               NUMBER OF
                       NAME AND TITLE                            SHARES         AMOUNT        PERCENT(1)
---------------------------------------------------------      ----------      --------       ----------

Alan W. Bird, Chairman of the Board and Senior Vice
   President - Investments                                       20,000         $200,000        1.00%

Donald A. Moll, Director, President and Chief Executive
   Officer                                                       15,000          150,000         .75

Barbara K. Minster, Director                                     15,000          150,000         .75

Peter C. Rolewicz, Director                                       2,500           25,000         .13

Rodolfo Serna, Director                                          10,000          100,000         .50

John T. Dempsey, Director                                        20,000          200,000        1.00

Neil Brodzinski, Senior Vice President, Chief Financial
   Officer and Treasurer                                         10,000          100,000         .50

Andrew Morua, Senior Vice President - Loans and Secretary         2,000           20,000         .10

Robert J. Necastro, Senior Vice President - Loans                10,000          100,000         .50
                                                                -------       ----------        ----

All directors and executive officers as a group                 104,500       $1,045,000        5.23%
                                                                =======       ==========        ====

------------------------------------
(1) Based upon the midpoint of the offering range.

         In addition, the ESOP currently intends to purchase 8% of the common stock issued in the Conversion (including shares contributed to the Foundation) for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of Royal Financial's proposed stock benefit plans. See "Management--New Benefit Plans" for a description of these plans.


                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of our common stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $15.5 million and $21.4 million ($24.8 million assuming an increase in the offering range by 15%). See "Pro Forma Data" and "The Conversion--How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

         We will use the proceeds from the offering as follows:

         o 8% will be earmarked for a loan made by Royal Financial to the ESOP to fund its purchase of common stock;

         o 50% will be used to purchase all of the common stock of Royal Savings Bank; and

         o 42% will be retained by Royal Financial for general corporate purposes (of which $100,000 will be contributed to the Foundation).

         The loan to the ESOP will be $1,360,000 and $1,840,000 at the minimum and maximum of the offering range. The ESOP will allocate the shares it purchases to eligible employees as the loan is repaid over a period anticipated to be ten years. See "Management--New Benefit Plans--Employee Stock
Ownership Plan."

         The net proceeds we use to purchase the capital stock of Royal Savings Bank will be used by Royal Savings Bank for general corporate purposes, including increased commercial lending activities. On a short-term basis, Royal Savings Bank may purchase investment and mortgage-backed securities. The net proceeds received by Royal Savings Bank will further strengthen Royal Savings Bank's capital position, which already exceeds all regulatory requirements. After the Conversion, Royal Savings Bank's Tier 1 capital ratio will be 19.71%, based upon the midpoint of the offering range. As a result, Royal Savings Bank will continue to be a well-capitalized institution.

         We may initially use the remaining net proceeds retained by us to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, municipal securities, U.S. Government and federal agency securities of various maturities, deposits in either Royal Savings Bank or other financial institutions, or a combination thereof. The net proceeds retained by us may ultimately be used to:

         o        support Royal Savings Bank's commercial lending activities;

         o diversify Royal Savings Bank's activities as opportunities become available;

         o        support new products or services;

         o support the future expansion of operations through establishment of branch offices or other customer facilities, expansion into other lending markets or diversification into other banking-related businesses, although no such transactions are specifically being considered at this time;

         o        prepay the Federal Home Loan Bank advances;

         o        purchase bank owned life insurance;

         o pay regular or special cash dividends, repurchase our common stock or distribute returns of capital; or

         o        support general corporate purposes.

         Applicable Conversion regulations require us to sell common stock in the Conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion--How We Determined the Price Per Share and the Offering Range." As a result, we may be required to sell more shares in the Conversion than we may otherwise desire. To the extent we have excess capital upon completion of the Conversion, we may consider stock repurchases, dividends and returns of capital to the extent permitted by the FDIC and deemed appropriate by the Board of Directors. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you.

         Stock repurchases will be considered by our Board of Directors after we complete the Conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include the following:

         o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

         o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         o any other circumstances in which repurchases would be in the best interests of Royal Financial and our stockholders.

         No stock will be repurchased by us unless we continue to exceed all applicable regulatory requirements after the repurchases. The payment of dividends or repurchase of stock will be prohibited if our net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of June 30, 2004, the initial balance of the liquidation account would be approximately $12.7 million. See "Dividend Policy," "The Conversion--Liquidation Rights of Certain Depositors" and "--Restrictions on Purchase or Transfer of Shares after the Conversion." OUR NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE CONVERSION MAY BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds will also vary if the number of shares to be issued in the Conversion is adjusted to reflect a change in the estimated pro forma market value of Royal Savings Bank. Payments for shares made through withdrawals from existing deposit accounts at Royal Savings Bank will not result in the receipt of new funds for investment by us but will result in a reduction of our interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.


                                 DIVIDEND POLICY

         The Board of Directors of Royal Financial does not currently intend to pay cash dividends on its common stock after completion of the Conversion. In the event that the Board of Directors later decides to pay dividends, such payment will depend upon a number of factors, including capital requirements, Royal Financial's and Royal Savings Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by regulations, be paid in addition to, or in lieu of, regular cash dividends. Royal Financial intends to file consolidated tax returns with Royal Savings Bank. Accordingly, it is anticipated that any cash distributions made by Royal Financial to its stockholders would be treated as cash dividends and not as a nontaxable return of capital for federal and state tax purposes.

         Dividends from Royal Financial will depend, in large part, upon receipt of dividends from Royal Savings Bank, because Royal Financial initially will have no source of income other than dividends from Royal Savings Bank and earnings from the investment of proceeds retained by Royal Financial from the sale of shares of its common stock. Federal and state law imposes certain limitations on dividends by savings banks. See "Supervision and Regulation."

         Royal Financial currently has no intention to initiate, and will not initiate for a period of at least one year following completion of the Conversion, any action that leads to a return of capital (as distinguished from a dividend) to stockholders of Royal Financial.


                           MARKET FOR THE COMMON STOCK

         Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Although we do not currently have a written commitment from a market maker that intends to make a market in our common stock, we intend to take steps necessary to have our common stock traded on the OTC Bulletin Board upon completion of the offering.

         Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the relatively small size of the offering and the small number of stockholders expected following the Conversion. In addition, there may be a wide spread between the bid and ask price for our common stock after the Conversion. Under such circumstances, you should not view the common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.

                         REGULATORY CAPITAL REQUIREMENTS

         At June 30, 2004, Royal Savings Bank exceeded all of its regulatory capital requirements. The following table sets forth Royal Savings Bank's historical capital under generally accepted accounting principles and regulatory capital at June 30, 2004, and the pro forma capital of Royal Savings Bank after giving effect to the Conversion, based upon the sale of the number of shares shown in the table. However, this table does not reflect withdrawals from deposit accounts for the purchase of common stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals. The pro forma capital amounts reflect the receipt by Royal Savings Bank of 50% of the net Conversion proceeds, minus the amounts to be loaned to the ESOP and to be contributed to our proposed recognition plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Royal Savings Bank in assets that have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at June 30, 2004.

                                                            PRO FORMA AT JUNE 30, 2004 BASED ON
                                           ----------------------------------------------------------------------
                                             1,700,000                            2,300,000          2,645,000
                                            SHARES SOLD         2,000,000        SHARES SOLD        SHARES SOLD
                                           AT $10.00 PER       SHARES SOLD      AT $10.00 PER      AT $10.00 PER
                                               SHARE          AT $10.00 PER         SHARE              SHARE
                                            (MINIMUM OF           SHARE          (MAXIMUM OF        (15% ABOVE
                         HISTORICAL AT        OFFERING        (MIDPOINT OF         OFFERING         MAXIMUM OF
                         JUNE 30, 2004         RANGE)        OFFERING RANGE)        RANGE)        OFFERING RANGE)
                         -------------     ---------------  -----------------   ----------------  ---------------
                                 PERCENT            PERCENT           PERCENT            PERCENT           PERCENT
                                   OF                 OF                OF                 OF                OF
                         AMOUNT  ASSETS    AMOUNT   ASSETS   AMOUNT   ASSETS    AMOUNT   ASSETS   AMOUNT   ASSETS
                         ------  -------   ------   -------  ------   -------   ------   -------  ------   ------
                                                          (Dollars in Thousands)
Historical capital..    $12,699   13.72%  $18,636   18.72% $19,501     19.63%  $20,617   20.52%  $21,900     21.52%
                        =======   =====   =======   =====  =======     =====   =======   =====   =======     =====
Tier 1 capital
   (Leverage):
   Actual...........    $12,912   13.85   $18,599   18.80  $19,714     19.71   $20,830   20.59   $22,113     21.59
   Requirement......      3,729    4.00     3,957    4.00    4,001      4.00     4,046    4.00     4,097      4.00
                        -------   -----   -------   -----  -------     -----   -------   -----   -------     -----
   Excess...........    $ 9,183    9.85%  $14,642   14.80% $15,713     15.71%  $16,784   16.59%  $18,016     17.59%
                        =======   =====   =======   =====  =======     =====   =======   =====   =======     =====
Tier 1 Risk-based
   capital:
   Actual...........    $12,912   27.57   $18,599   38.75  $19,714     40.88   $20,830   43.00   $22,113     45.40
   Requirement......      2,810    6.00     2,880    6.00    2,893      6.00     2,907    6.00     2,922      6.00
                        -------   -----   -------   -----  -------     -----   -------   -----   -------     -----
   Excess...........    $10,102   21.57%  $15,719   32.75% $16,821     34.88%  $17,923   37.00%  $19,191     39.40%
                        =======   =====   =======   =====  =======     =====   =======   =====   =======     =====
Total Risk-based
   capital:
   Actual...........    $13,148   28.07   $18,835   39.24  $19,950     41.37   $21,066   43.48   $22,349     45.89
   Requirement......      4,684   10.00     4,800   10.00    4,822     10.00     4,845   10.00     4,870     10.00
                        -------   -----   -------   -----  -------     -----   -------   -----   -------     -----
   Excess...........     $8,464   18.06%  $14,035   29.24% $15,128     31.37%  $16,221   33.48%  $17,479     35.89%
                        =======   =====   =======   =====  =======     =====   =======   =====   =======     =====
Net Proceeds After
   Capital Infused
      (50% of Net
      Proceeds).....                      $ 7,727          $ 9,202             $10,678           $12,375
   Less:  common
      stock
      acquired by
      the ESOP......                       (1,360)          (1,600)             (1,840)           (2,116)
   Less:  common
      stock
      acquired by
      the
      recognition
      plan..........                         (680)            (800)               (920)           (1,058)
                                          -------          -------             -------           -------
   Pro Forma
      Increase......                      $ 5,687          $ 6,802             $ 7,918           $ 9,201
                                          =======          =======             =======           =======

                                 CAPITALIZATION

         The following table presents the historical capitalization of Royal Savings Bank at June 30, 2004, and our pro forma consolidated capitalization after giving effect to the Conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                            ROYAL FINANCIAL--PRO FORMA
                                                                       BASED UPON SALE AT $10.00 PER SHARE
                                                       ------------------------------------------------------------------
                                                                                                               2,645,000
                                                        1,700,000                            2,300,000         SHARES(1)
                                    ROYAL SAVINGS         SHARES           2,000,000           SHARES          (15% ABOVE
                                        BANK           (MINIMUM OF          SHARES          (MAXIMUM OF        MAXIMUM OF
                                      HISTORICAL         OFFERING        (MIDPOINT OF         OFFERING          OFFERING
                                   CAPITALIZATION         RANGE)        OFFERING RANGE)        RANGE)            RANGE)
                                   --------------      -----------      --------------      ------------       ----------
                                                                    (Dollars in Thousands)
Deposits(2).........................   $77,168           $77,168             $77,168           $77,168          $77,168
Borrowings..........................     2,000             2,000               2,000             2,000            2,000
                                       -------           -------             -------           -------          -------
Total deposits and borrowings.......   $79,168           $79,168             $79,168           $79,168          $79,168
                                       =======           =======             =======           =======          =======
Stockholders'equity:
   Common stock, $0.01 par
      value, 5,000,000
      shares authorized;
      shares to be issued as
      reflected(3)..................        --                17                  20                23               26
   Preferred stock, $0.01 par
      value, 1,000,000
      shares authorized;
      none to be issued.............        --                --                  --                --               --
Additional paid-in capital(3).......         0            15,936              18,884            21,833           25,224
Retained earnings(4) ...............    12,912            12,912              12,912            12,912           12,912
Less:
Foundation contribution
   expense..........................        --              (600)               (600)             (600)            (600)
Plus:
   Tax Benefit of contribution
      to Foundation(5)..............        --               204                 204               204              204
   Accumulated other
      comprehensive income..........      (213)             (213)               (213)             (213)            (213)
Less:
Common stock acquired by the
   ESOP(6)..........................        --            (1,360)             (1,600)           (1,840)          (2,116)
Common stock to be acquired
   by the recognition plan(7).......        --              (680)               (800)             (920)          (1,058)
                                       -------           -------             -------           -------          -------
Total stockholders' equity..........   $12,699        $   26,216         $    28,807        $   31,399       $   34,379
                                       =======           =======             =======           =======          =======
Pro forma shares outstanding........
Total shares outstanding............                   1,700,000           2,000,000         2,300,000        2,645,000
   Shares contributed to Foundation.                     (50,000)            (50,000)          (50,000)         (50,000)
                                                       ---------           ---------         ---------        ---------
   Shares offered for sale..........                   1,650,000           1,950,000         2,250,000        2,595,000
                                                       =========           =========         =========        =========
Total stockholders' equity as % of
   pro forma assets.................     13.72%            24.72%              26.51%            28.23%           30.10%


                          (Footnotes on following page)

------------------------------------
(1) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions, demand for shares, or regulatory considerations, before we complete the Conversion.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) The sum of the par value and additional paid-in capital accounts equals the net Conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the Conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the Conversion will be reserved for future issuance under such plan. See "Pro Forma Data" and "Management--New Benefit Plans--Stock Option Plan."
(4) The retained earnings of Royal Savings Bank will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights."
(5) Represents the tax benefits of the contribution of common stock and the cash portion to the Foundation based on an estimated tax rate of 34.0%. The realization of the tax benefit is limited annually to 10% of Royal Financial's annual taxable income. However, for federal and state tax purposes Royal Financial can carry forward any unused portion of the deduction for five years following the year the contribution was made.
(6) Assumes that 8% of the common stock will be purchased by the ESOP (including shares contributed to the Foundation). The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from Royal Financial. See Note 2 to the table set forth under "Pro Forma Data" and "Management--New Benefit Plans--Employee
         Stock Ownership Plan."
(7) Gives effect to the recognition plan that we expect to adopt after the Conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the Conversion. No shares will be purchased by the recognition plan in the Conversion, and the plan cannot purchase any shares until stockholder approval has been obtained. If the recognition plan is approved by our stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the Conversion (including shares contributed to the Foundation), or 68,000, 80,000, 92,000 and 105,800 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, those purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition plan purchases authorized but unissued shares from Royal Financial, the issuance would dilute the voting interests of existing stockholders by approximately 3.85%. See "Pro Forma Data" and "Management--New Benefit Plans--Recognition Plan."

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of our common stock until the Conversion is completed. However, net proceeds are currently estimated to be between $15.5 million and $21.4 million (or $24.8 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; (2) the ESOP will purchase 8% of the shares of common stock sold in the Conversion offering (including shares contributed to the Foundation) with a loan from Royal Financial; and (3) total offering expenses, including the marketing fees to be paid to Hovde, will be $1,047,450 at the minimum of the range, $1,095,750 at the midpoint of the range, $1,144,050 at the maximum of the range and $1,199,595 at the maximum of the range, as adjusted. In addition, the pro forma adjustments in the table assume the contribution of $100,000 in cash and shares of Royal Financial common stock, with an initial value of $500,000, to the Foundation. Actual expenses may vary from those estimated. We calculated pro forma net income and stockholders' equity for the year ended June 30, 2004, as if the common stock to be issued in the offering had been sold at the beginning of the period. The table assumes that the net proceeds had been invested at 2.09% for the year ended June 30, 2004, which represents the one-year U.S. Treasury Bill rate as of the end of that period. We assumed a combined effective federal and state income tax rate of 34%, resulting in an after-tax yield of 1.38% for the year ended June 30, 2004. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the ESOP with respect to the net income per share calculations. See Note 2 to the Pro Forma Data table. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," Royal Financial intends to retain 42% of the net Conversion proceeds, after funding the ESOP in an amount equal to 8% of the shares issued in the offering.

         The following pro forma information may not be representative of the financial effects of the Conversion at the date on which the Conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different from amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the table the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to Royal Savings Bank's bad debt reserve. See "Management--New Benefit Plans" and "The Conversion--Liquidation Rights of Certain Depositors." The table does give effect to the recognition plan, which we expect to adopt following the Conversion and present (together with the stock option plan) to stockholders for approval at a meeting to be held at least six months after we complete the Conversion. If the recognition plan is approved by stockholders, the recognition plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the Conversion (including the shares contributed to the Foundation), either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

         The following table summarizes historical data of Royal Savings Bank and pro forma consolidated data of Royal Financial at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the Conversion.


                                                          AT OR FOR THE YEAR ENDED JUNE 30, 2004
                                         ------------------------------------------------------------------------
                                           1,650,000          1,950,000          2,250,000          2,595,000
                                             SHARES            SHARES             SHARES              SHARES
                                         SOLD AT $10.00    SOLD AT $10.00     SOLD AT $10.00      SOLD AT $10.00
                                           PER SHARE          PER SHARE          PER SHARE        PER SHARE (15%
                                          (MINIMUM OF       (MIDPOINT OF        (MAXIMUM OF       ABOVE MAXIMUM
                                             RANGE)            RANGE)             RANGE)             OF RANGE)(1)
                                         --------------    --------------     ---------------     ---------------
                                                     (Dollars in thousands, except per share amounts)
Gross proceeds.......................      $   16,500         $   19,500        $   22,500         $   25,950
Less cash contribution to the
   Foundation........................             100                100               100                100
Less offering expenses...............           1,047              1,096             1,144              1,200
                                           ----------         ----------        ----------         ----------
   Estimated net Conversion proceeds.      $   15,353         $   18,304        $   21,256         $   24,650
   Less shares purchased by ESOP(2)..          (1,360)            (1,600)           (1,840)            (2,116)
   Less shares purchased by our
      recognition plan(3)............            (680)              (800)             (920)            (1,058)
                                           ----------         ----------        ----------         ----------
      Estimated adjusted net
        proceeds....................       $   13,313         $   15,904        $   18,496         $   21,476
                                           ==========         ==========        ==========         ==========
Pro forma net income:
      Historical.....................      $       84         $       84        $       84         $       84
      Pro forma adjustments:
        Income on adjusted net
           proceeds..................             184                219               255                296
        ESOP adjustments(2)..........             (90)              (106)             (121)              (140)
        Recognition plan
           adjustments(3)............             (90)              (106)             (121)              (140)
                                           ----------         ----------        ----------         ----------
        Pro forma net income.........      $       88         $       91        $       97         $      100
                                           ==========         ==========        ==========         ==========
Pro forma net income per share(4):
      Historical.....................      $     0.05         $     0.05        $     0.04         $     0.03
      Pro forma adjustments:
        Income on adjusted net
           proceeds..................            0.12               0.12              0.12               0.12
        ESOP adjustments(2)..........           (0.06)             (0.06)            (0.06)             (0.06)
        Recognition plan
           adjustments(3)............           (0.06)             (0.06)            (0.06)             (0.06)
                                           ----------         ----------        ----------         ----------
        Pro forma net income per
           share....................       $     0.05         $     0.05        $     0.04         $     0.03
                                           ==========         ==========        ==========         ==========
Pro forma basic P/E ratio(4)........           200.00             200.00            250.00             333.33
Number of shares used in
   calculating net income per
   share(4).........................        1,577,600          1,856,000         2,134,400          2,454,560
Pro forma stockholders' equity:
      Historical.....................      $   12,699         $   12,699        $   12,699         $   12,699
      Estimated net Conversion
        proceeds.....................          15,453             18,404            21,356             24,750
      Plus shares issued to
        Foundation...................             500                500               500                500
      Less shares contributed to
        Foundation...................            (500)              (500)             (500)              (500)
      Less cash contributed to
        Foundation...................            (100)              (100)             (100)              (100)
      Plus tax benefit of
        contribution to Foundation...             204                204               204                204
      Less shares purchased by
        ESOP(2)......................          (1,360)            (1,600)           (1,840)            (2,116)
      Less shares purchased by
        recognition plan(3)..........            (680)              (800)             (920)            (1,058)
                                           ----------         ----------        ----------         ----------
        Pro forma stockholders'
           equity(5).................      $   26,216         $   28,807        $   31,399         $   34,379
                                           ==========         ==========        ==========         ==========
Pro forma stockholders' equity per
   share:(4)
      Historical.....................      $     7.47         $     6.35        $     5.52         $     4.80
      Estimated net Conversion
        proceeds.....................            9.09               9.20              9.29               9.36
      Plus shares issued to
        Foundation...................            0.29               0.25              0.22               0.19
      Less shares contributed to
        Foundation...................           (0.29)             (0.25)            (0.22)             (0.19)
      Less cash contributed to
        Foundation...................           (0.06)             (0.05)            (0.04)             (0.04)
      Plus tax benefit of
        contribution to Foundation...            0.12               0.10              0.09               0.08
      Less shares purchased by
        ESOP(2)......................           (0.80)             (0.80)            (0.80)             (0.80)
      Less shares purchased by
        recognition plan(3)..........           (0.40)             (0.40)            (0.40)             (0.40)
                                           ----------         ----------        ----------         ----------
        Pro forma stockholders'
           equity per share(5).......      $    15.42         $    14.40        $    13.66         $    13.00
                                           ==========         ==========        ==========         ==========
Pro forma price-to-book ratio........           64.85%             69.44%            73.21%             76.92%
                                           ==========         ==========        ==========         ==========
Number of shares used in
   equity-per-share calculations(4)..       1,700,000          2,000,000         2,300,000          2,645,000

                          (Footnotes on following page)

------------------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of changes in market and financial conditions, demand for the shares, or regulatory considerations, following the commencement of the offering.
(2) It is assumed that 8% of the shares issued in the stock offering (including the shares contributed to the Foundation) will be purchased by the ESOP. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the ESOP from Royal Financial. The amount to be borrowed is reflected as a reduction of stockholders' equity. Royal Savings Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Royal Savings Bank's total annual payment of the ESOP debt is based upon 10 equal annual installments of principal. The pro forma net earnings information makes the following assumptions: (i) Royal Savings Bank's contribution to the ESOP is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 13,600, 16,000, 18,400 and 21,160 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 10-year loan term), were committed to be released during the fiscal year ended June 30, 2004, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net-earnings-per-share calculations.
(3) Gives effect to the recognition plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 4% of the shares issued in the stock offering (including the shares contributed to the Foundation) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Royal Financial, if any. Funds used by the recognition plan to purchase the shares will be contributed to the plan by Royal Financial. In calculating the pro forma effect of the recognition plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the fiscal year ended June 30, 2004. There can be no assurance that the actual purchase price of the shares granted under the recognition plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Royal Financial, there will be a dilutive effect of approximately 3.85% on the ownership interest of stockholders.
(4) No effect has been given to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Royal Financial following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. If the stock-based incentive plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering may be reserved for future issuance upon the exercise of options to be granted under the stock-based incentive plan. The issuance of authorized but previously unissued shares of common stock or treasury stock pursuant to the exercise of options under this plan would dilute existing stockholders' ownership and voting interests by approximately 9.1%.
(5) The retained earnings of Royal Savings will continue to be substantially restricted after the stock offering. See "Supervision and Regulation--Federal Banking Regulation."

                COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA
              FINANCIAL INFORMATION WITH AND WITHOUT THE FOUNDATION

         As set forth in the following table, if Royal Financial was not making a contribution to the Royal Charitable Foundation as part of the Conversion, RP Financial estimates that the pro forma valuation of Royal Financial would be greater, which would increase the amount of common stock offered for sale in the Conversion offering. Without the Foundation, the amount of common stock offered for sale in the Conversion offering at the maximum of the offering range would be approximately $1,363,000 greater. If the Foundation were not established, there is no assurance that the appraisal prepared at the time of Conversion would conclude that the pro forma market value of Royal Financial would be the same as the estimate set forth in the table below. Any appraisal prepared at the time of Conversion would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

         The information presented in the following table is for comparative purposes only. It assumes that the Conversion was completed at June 30, 2004, based on the assumptions set forth under "Pro Forma Data."


                                                                                               AT THE MAXIMUM, AS
                              AT THE MINIMUM OF      AT THE MIDPOINT      AT THE MAXIMUM OF        ADJUSTED, OF
                               OFFERING RANGE       OF OFFERING RANGE       OFFERING RANGE        OFFERING RANGE
                            --------------------  ---------------------  --------------------- ---------------------
                               WITH        NO        WITH         NO        WITH        NO        WITH         NO
                            FOUNDATION FOUNDATION FOUNDATION FOUNDATION  FOUNDATION FOUNDATION FOUNDATION FOUNDATION
                                               (Dollars in thousands, except per share amounts)
Offering amount........   $   16,500 $   17,638 $   19,500  $   20,750 $   22,500 $   23,863 $   25,950 $   27,442
Pro forma market
   valuation(1)........   $   17,000 $   17,638 $   20,000  $   20,750 $   23,000 $   23,863 $   26,450 $   27,442
Pro forma total
   assets(2)...........   $  106,055 $  106,993 $  108,646  $  109,681 $  111,238 $  112,370 $  114,218 $  115,463
Pro forma total
   liabilities(3)......   $   79,840 $   79,840 $   79,840  $   79,840 $   79,840 $   79,840 $   79,840 $   79,840
Pro forma
   stockholders' equity   $   26,216 $   27,153 $   28,807  $   29,841 $   31,399 $   32,530 $   34,379 $   35,623
Pro forma net
   earnings(4).........   $       88 $       97 $       91  $      100 $       97 $      106 $      100 $      110
Pro forma
   stockholders'
   equity per share....   $    15.42 $    15.40 $    14.40  $    14.38 $    13.66 $    13.63 $    13.00 $    12.98
Pro forma net earnings
   per share(4)........   $     0.05 $     0.05 $     0.05  $     0.04 $     0.04 $     0.04 $     0.03 $     0.03
Pro forma shares
   outstanding for
   earnings calculation    1,577,600  1,636,760  1,856,000   1,925,600  2,134,400  2,214,440  2,454,560  2,546,606
PRO FORMA PRICING
   RATIOS:
    Offering price as a
      percentage of pro
    forma stockholders'
   equity..............        64.85%     64.94%     69.44%      69.54%     73.21%     73.37%     76.92%     77.04%
    Offering price as a
        multiple of pro
     forma net earnings
   per share(4)........       200.00     200.00     200.00      250.00     250.00     250.00     333.33     333.33
      Offering price to
   assets(5)...........        16.03%     16.48%     18.41%      18.92%     20.68%     21.24%     23.16%     23.77%
PRO FORMA FINANCIAL
   RATIOS:
Return on assets(6)....         0.08%      0.09%      0.08%       0.09%      0.09%      0.09%      0.09%      0.10%
Return on
   stockholders'
   equity(7)...........         0.34%      0.36%      0.32%       0.33%      0.31%      0.33%      0.29%      0.31%
Stockholders' equity
   to total assets.....        24.72%     25.38%     26.51%      27.21%     28.23%     28.95%     30.10%     30.85%
Total shares issued....    1,700,000  1,763,750  2,000,000   2,075,000  2,300,000  2,386,250  2,645,000  2,744,188

------------------------------------
(1) Pro forma market valuation is equal to the amount of the gross proceeds plus the value of the common stock issued to the Foundation.
(2) Pro forma assets are equal to Royal Savings Bank's total assets at June 30, 2004 plus estimated net proceeds and the tax benefit created by the Foundation (less $100,000 cash contributed to the Foundation).
(3) Pro forma total liabilities are equal to Royal Savings Bank's total liabilities at June 30, 2004.
(4) Reflects pro forma net earnings for the twelve months ended June 30, 2004. If the contribution to the Foundation had been expensed during the year ended June 30, 2004, Royal Financial would have incurred a net loss.
(5) Offering price to assets is equal to pro forma market valuation as a percentage of total assets.
(6) If the contribution to the Foundation had been expensed during the year ended June 30, 2004, pro forma return on assets would have been (0.29%), (0.27%) and (0.26%) at the minimum, maximum and maximum, as adjusted, respectively.
(7) If the contribution to the Foundation had been expensed during the year ended June 30, 2004, return on stockholders' equity would have been (1.17%), (0.95%) and a (0.86%) at the minimum, maximum and maximum, as adjusted, respectively.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF ROYAL SAVINGS BANK

GENERAL

         This discussion and analysis reflects the financial statements of Royal Savings Bank and other relevant statistical data, and is intended to enhance your understanding of the financial condition and results of operations of Royal Savings Bank. The information in this section has been derived from Royal Savings Bank's audited financial statements, which appear beginning on page F-1 of this prospectus.

OVERVIEW

         Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities, Federal Home Loan Bank stock and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting of savings accounts, time deposits, money market deposit accounts and Federal Home Loan Bank borrowings. Our results of operations also are affected by our provision for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of service charges on deposit accounts, loan fees, gains and losses on the sale of securities and miscellaneous other income, including income on rental properties. Noninterest expense currently consists primarily of salaries and employee benefits, occupancy, data processing, professional services, directors fees, charitable contributions, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

BUSINESS STRATEGY

         Our business strategy is to operate as a well-capitalized and profitable community savings bank dedicated to providing quality customer service. Historically, our business strategy had been to emphasize one- to four-family residential mortgage lending, and we will continue to offer this type of lending. Beginning in 2003, we broadened the range of our products and services by expanding our loan portfolio to include commercial real estate lending, multi-family real estate lending, and to a lesser extent commercial lending. In addition, Royal Savings Bank built a new headquarters (with ___ drive-up lanes) adjacent to its former location, which was completed in June 2004, and established a new branch in Lansing, Illinois, which opened in March 2004. Over the last two years, we added additional depth in management with expertise in commercial banking, including Donald A. Moll, President and Chief Executive Officer, with over 35 years of banking experience; Neil Brodzinski, Senior Vice President, Chief Financial Officer and Treasurer, with over 30 years of banking experience; Andrew Morua, Senior Vice President - Lending and Secretary, with over 15 years of banking experience; Robert Necastro, Senior Vice President - Loans, with over 30 years of banking experience; and Kelly Wilson, Vice President - Operations and IT Manager, with 12 years of banking experience. We intend over time to introduce additional products and services, consistent with our new emphasis on commercial lending. There can be no assurances that we will successfully implement our business strategy.

         Highlights of our business strategy are as follows:

         o REMAINING A COMMUNITY-ORIENTED INSTITUTION. We were established in Chicago, Illinois in 1887 and have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers.

         o DIVERSIFICATION OF LOAN PORTFOLIO. Beginning in 2003, we began to shift our efforts to diversify our loan portfolio to loans other than one- to four-family residential loans and began to make (or purchase participations in) commercial real estate loans, multi-family loans and commercial loans. At June 30, 2004, our $34.9 million loan portfolio consisted of $20.1 million of one- to four-family loans, $10.5 million of commercial real estate loans, $956,000 of multi-family loans, and $3.0 million of commercial loans.

         o SALE OF CONFORMING ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. Historically, we originated and retained in our loan portfolio one- to four-family residential loans within our market area. As part of our business strategy, we will continue to make such loans but will attempt to sell fixed rate loans to investors in the secondary market. During the year ended June 30, 2004, we originated $7.8 million of one- to four-family residential mortgage loans, of which $3.4 million were sold to a commercial investor. We will continue to sell most of these loans consistent with past practice.

         o OFFERING NEW COMMERCIAL PRODUCTS AND SERVICES. We are currently developing new products for our customers, such as internet banking and business checking accounts. We expect that these new products will increase our deposit base and our fee income. We anticipate significant growth in commercial real estate and commercial lending, and will emphasize a shift from a predominately one- to four-family residential mortgage loan portfolio to a predominately commercial real estate loan portfolio through our loan officer call program and developing new and existing relationships. The loan officer call program identifies certain individuals and companies as potential customers and assigns them to loan officers of Royal Saving Bank to solicit loan opportunities. Such officers will also be responsible for monitoring any relationship once they become a customer on an ongoing basis.

         o INCREASING OUR LENDING CAPACITY. The additional capital raised in the offering will increase our lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to originate larger loans than we have in the past.

         o MAINTAINING HIGH LEVELS OF EARNING ASSETS. Our earning assets were 90.8% of average assets at June 30, 2004.

         o GROWTH IN HISPANIC MARKET. We intend to solidify our niche as one of the last community banks in the neighborhoods we serve. Special business development efforts will be concentrated in heavily populated Hispanic communities that surround our three branch locations, including, but not limited to, southeast Chicago communities such as South Chicago and the East Side, and in strategic south suburban and northwest Indiana neighborhoods. Our primary objective will be to concentrate efforts in attracting commercial and commercial real estate loans from underserved small businesses. Additionally, we will capitalize on retail banking opportunities with a high emphasis on mortgage lending.

FORWARD-LOOKING STATEMENTS

         This prospectus may include forward-looking statements, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending transactions, future operations, market position, financial position, and prospects, plans and objectives of management. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from those predicted in forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. Factors that might cause such a difference include, but are not limited to:

         o fluctuations in market rates of interest and loan and deposit pricing;

         o        changes in the securities or financial markets;

         o a deterioration of general economic conditions in our market areas;

         o        delays in obtaining the necessary regulatory approvals;

         o our ability to consummate proposed transactions in a timely manner;

         o        legislative or regulatory changes;

         o adverse developments or changes in the composition of our loan or investment portfolios;

         o        significant increases in competition;

         o difficulties in identifying attractive acquisition opportunities or strategic partners to complement our banking approach and the products and services we offer;

         o the possible dilutive effect of potential acquisitions or expansion; and

         o our ability to raise new capital as needed and the timing, amount and type of such capital raises.

         This is not an exhaustive list, and, as a result of variations in any of these factors, actual results may differ materially from any forward-looking statements. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. We disclaim any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, change in circumstances, or otherwise.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2004 AND JUNE 30, 2003

         Total assets increased $5.7 million, or 6.6%, to $92.5 million at June 30, 2004 compared to $86.8 million at June 30, 2003. The increase in total assets resulted primarily from increases in loans receivable and an increase in premises and equipment, partially offset by a decrease in cash and cash equivalents and securities available for sale. Total deposits increased to $77.2 million, or 9.5%, for the year ended June 30, 2004 compared to $70.5 million for the same period in 2003. This increase was primarily due to the new location and increased marketing efforts. The increase in loans receivable of $10.8 million, or 45.4%, to $34.7 million at June 30, 2004 compared to $23.9 million at June 30, 2003, resulted from our increased lending in commercial real estate loans, multi-family real estate loans and consumer loans, as well as the purchase of participation interests in commercial and commercial real estate loans. The increase in premises and equipment resulted from the construction of our new building at our main office location, which was completed in June 2004. The decrease in securities available for sale of $6.3 million resulted from paydowns, calls and maturities of $27.3 million and our decision to sell select securities due to market conditions. This activity was partially offset by $25.4 million of purchases for the year ended June 30, 2004. Total member's equity decreased $775,000, or 5.7%, to $12.7 million for the year ended June 30, 2004 compared to $13.5 million for the same period in 2003. This decrease in members' equity resulted primarily from a decrease in accumulated other comprehensive income of $860,000, which was slightly offset by an increase in retained earnings. Accumulated other comprehensive income decreased as a result of changes in net unrealized gains on securities available for sale due to fluctuation in interest rates. Because of interest rate volatility, accumulated other comprehensive income could materially fluctuate for each period depending on economic and interest rate conditions.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2004 AND JUNE 30, 2003

         General. Royal Savings Bank's net income amounted to $479,000 for the year ended June 30, 2003 compared to $84,000 for the year ended June 30, 2004. The decrease in net income reflected primarily a decrease in net interest income and an increase in noninterest expense, partially offset by an increase in noninterest income.

         Interest Income. Interest income decreased by $749,000, or 17.7%, to $3.5 million for the year ended June 30, 2004 from $4.2 million for the same period in 2003. The decrease in interest income resulted primarily from a decline in the average yield on interest earning assets to 4.29% per annum from 5.28% per annum, reflecting the decline in market interest rates. The decrease was offset slightly by an increase in total interest earning assets of $566,000, or 0.7%, to $82.1 million for the year ended June 30, 2004 from $81.5 million for the same period in 2003.

         Interest income on loans decreased by $46,000, or 2.6%, for the year ended June 30, 2004 compared to the same period in 2003. The decrease was due to a decline of 102 basis points in the yield on loans, reflecting the lower market interest rate environment during 2004, notwithstanding a $3.3 million, or 13.3%, increase in the average balance of loans for the year ended June 30, 2004 compared to the same period in 2003.

         Interest income on securities available for sale tax effected decreased by $729,000, or 29.7%, due primarily to a decrease in the yield on such assets to 3.44% per annum from 4.65% per annum and, to a lesser extent, a $2.7 million, or 5.2%, decrease in the average balance of such securities for the year ended June 30, 2004 compared to the 2003 period.

         Interest Expense. Interest expense on deposits decreased $396,000, or 26.4%, to $1.1 million for the year ended June 30, 2004 from $1.5 million for the same period in 2003. The decrease was due to a 66 basis point decline in the rates paid on such deposits to 1.51% per annum for the year ended June 30, 2004, which more than offset the effects of an increase of $3.7 million, or 5.3%, in the average balance of such deposits for the year ended June 30, 2004 from the same period in 2003. The principal component of the decrease in interest expense was a decrease of $323,000, or 30.6%, in the interest paid on certificates of deposit, reflecting a 90 basis point decline in the rates paid on such deposits to 2.12% per annum for the year ended June 30, 2004.

         Net Interest Income. Net interest income is determined by Royal Savings Bank's interest rate spread (i.e., the difference between the yields earned on interest-earning assets tax effected and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income decreased $383,000, or 14.2%, to $2.3 million for the year ended June 30, 2004 compared to $2.7 million for the year ended June 30, 2003. The decrease was primarily due to a decrease in our net interest rate spread to 2.69% per annum from 3.04% per annum, as our interest-earning assets repriced more rapidly than our interest-bearing liabilities in the low interest rate environment.

         Provision for Losses on Loans. Provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered adequate by management based on a methodology implemented by Royal Savings Bank that is designed to assess, among other things, experience, the volume and type of lending conducted by Royal Savings Bank, overall portfolio mix, the amount of Royal Savings Bank's classified assets, the status of past due principal and interest payments, loan-to-value ratios of loans in Royal Savings Bank's loan portfolio, general economic conditions, particularly as they relate to Royal Savings Bank's market area, and other factors related to the collectibility of Royal Savings Bank's loan portfolio. Management of Royal Savings Bank assesses the allowance for loan losses on a quarterly basis and will make a provision for loan losses as deemed appropriate by management in order to maintain the adequacy of the allowance for loan losses. When the collection of a loan becomes doubtful, or otherwise troubled, Royal Savings Bank records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

         For the years ended June 30, 2004 and June 30, 2003, the provision for losses on loans amounted to $3,000 and $36,000, respectively. The allowance for loan losses was $236,000, or 0.68% of total loans, at June 30, 2004, as compared to $233,000, or 0.97% of total loans, at June 30, 2003. The decrease was primarily due to a reduction in the amount of nonperforming loans of $425,000, or 76.9%. While Royal Savings Bank cannot assure that future charge-offs and/or additional provisions will not be necessary, Royal Savings Bank believes that, as of June 30, 2004, its allowance for loan losses was adequate for probable incurred losses.

         Noninterest Income. Noninterest income increased $355,000, or 140.9%, to $607,00 for the year ended June 30, 2004 compared to $252,000 for the same period in 2003. This increase was primarily due to an increase in service charges on deposit accounts as the fee structure was changed, an increase in gains on the sale of securities as certain securities were sold to reposition the portfolio, and an increase in other income due to changes in various lending products being offered.

         Noninterest Expense. Noninterest expense increased $626,000, or 28.8%, to $2.8 million for the year ended June 30, 2004 compared to $2.2 million for the same period in 2003. Compensation and employee benefits increased $411,000, or 37.8%, as new personnel were hired when Royal Savings Bank expanded its product lines and opened a new branch facility. The opening of the new branch facility and the new main office caused increases in various other expense categories as well.

         Income Taxes. Income taxes amounted to $15,000 and $211,000 for the years ended June 30, 2004 and 2003, respectively, resulting in effective tax rates of 15.1% and 30.6%, respectively. The difference in the tax rate in 2004 compared to 2003 was primarily due to the decrease in taxable income during 2004.

OUR EXPOSURE TO CHANGES IN INTEREST RATES

         Our ability to maintain net interest income depends upon earning a higher yield on assets than the rates we pay on deposits and borrowings and sustaining this positive interest rate spread during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of how an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of June 30, 2004, the amount of Royal Savings Bank's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded Royal Savings Bank's interest-earning assets with the same characteristics by $55.6 million, or 60.1%, of Royal Savings Bank's total assets.

         Quantitative Analysis. The following table summarizes the anticipated maturities or repricing of the Royal Savings Bank's interest-earning assets and interest-bearing liabilities as of June 30, 2004, based on the information and assumptions set forth in the notes to the table.

                                                                               THREE
                                      WITHIN       SIX TO       ONE YEAR       YEARS         OVER
                                       SIX         TWELVE       TO THREE      TO FIVE        FIVE
                                      MONTHS       MONTHS        YEARS         YEARS         YEARS        TOTAL
                                      ------       ------        -----         -----         -----        -----
                                                                (Dollars in Thousands)
Interest-earning assets:
   Loans receivable, net(1)...       $  3,812     $  3,842      $  3,242      $  2,605      $21,426       $34,927
   Investment securities(2)(3)            160        1,042        10,273        11,853       21,198        44,526
   Deposits with financial
      institutions............          3,049           --            --            --           --         3,049
                                     --------     --------      --------      --------      -------       -------
      Total interest-earning
        assets................          7,021        4,884        13,515        14,458       42,624        82,502
Interest-bearing liabilities:
   Deposits(4)................         55,913       11,634         6,547         1,396           --        75,490
   Borrowings.................             --           --         2,000            --           --         2,000
                                     --------     --------      --------      --------      -------       -------
      Total interest-bearing
        liabilities...........         55,913       11,634         8,547         1,396           --        77,490
                                     --------     --------      --------      --------      -------       -------
Excess (deficiency) of
   interest-earning assets
   over interest-bearing
   liabilities................       $(48,892)    $ (6,750)     $  4,968      $ 13,062      $42,624       $ 5,012
                                     ========     ========      ========      ========      =======       =======
Cumulative excess of
   interest-earning assets
   over interest-bearing
   liabilities................       $(48,892)    $(55,642)     $(50,674)     $(37,612)     $ 5,012       $ 5,012
                                     ========     ========      ========      ========      =======       =======
Cumulative excess
   (deficiency) of
   interest-earning assets
   over interest-bearing
   liabilities as a
   percentage of total assets.          (52.8)%     (60.1)%       (54.8)%        (40.6)%        5.4%          5.4%

------------------------------------
(1) Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, adjusted to take into account estimated prepayments.
(2)      Reflects contractual maturity date.

(3)      All securities are classified as available for sale.
(4) All interest-bearing deposits without a stated maturity are included in "Within Six Months" category.

         Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value, which is defined as the net present value of a savings bank's existing assets, liabilities and off-balance-sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and net portfolio value. The following table presents Royal Savings Bank's net portfolio value as of June 30, 2004. Given the current low level of market interest rates, no calculation is presented for an interest rate decrease of greater than 100 basis points.


                                    NET PORTFOLIO VALUE
  ---------------------------------------------------------------------------------------
                                          ESTIMATED
     CHANGE IN                             NPV AS A                          CHANGE AS A
  INTEREST RATES        ESTIMATED         PERCENTAGE          AMOUNT          PERCENTAGE
  (BASIS POINTS)           NPV            OF ASSETS         OF CHANGE         OF ASSETS
  --------------           ---            ---------         ---------         ---------
                                  (Dollars in Thousands)
       +300              $10,400            12.24%            $(5,845)          (6.88)%
       +200               12,204            13.94              (4,041)          (4.62)
       +100               14,243            15.75              (2,002)          (2.21)
          --              16,245            17.45                  --             --
       -100               15,705            16.64                (540)          (0.57)

         Qualitative Analysis. Our ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest fluctuate. Royal Savings Bank's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Asset/Liability Committee, which presently consists of board members and senior management. This committee meets quarterly to review our current composition of assets and liabilities in light of the prevailing interest rate environment. Our strategies to reduce the exposure of our earnings to changes in interest rates and manage the mismatch between asset and liability maturities are described below.

         Royal Savings Bank will attempt to reduce its potential exposure to interest rate risk by:

         o originating commercial real estate loans and commercial loans, which generally have shorter terms to maturity and higher yields than one- to four- family residential mortgage loans;

         o selling predominantly all conforming fixed-rate mortgage loans;

         o maintaining a portion of its investment and mortgage-backed securities with maturities or estimated average lives of less than five years;

         o managing its deposits to establish stable deposit relationships; and

         o increasing the commercial and commercial real estate loan portfolios, a significant portion of which have interest rates tied to the prime rate, adjusting periodically.

YEAR END BALANCES

         The following table presents the balance and yield at period end.

                                                          AT JUNE 30, 2004
                                                        ---------------------
                                                        BALANCE    YIELD/RATE
                                                        -------    ----------
                                                       (Dollars in Thousands)

INTEREST-EARNING ASSETS:
Loans receivable, net(1)......................          $34,697       5.74%
Securities available for sale:
   Taxable....................................           43,793       2.96
   Nontaxable(2)..............................              733       7.70
Deposits with financial institutions(3).......            3,048       1.03
Federal Home Loan Bank stock..................              349       6.00
                                                        -------
      Total interest-earning assets...........           82,620       4.11

NON-INTEREST-EARNING ASSETS...................            9,919
                                                        -------
      Total assets............................          $92,539
                                                        =======
INTEREST-BEARING LIABILITIES:
Deposits:
   Demand.....................................          $10,907       0.72
   Savings....................................           32,247       0.98
   Certificates of Deposit....................           34,014       2.03
                                                        -------
      Total deposits..........................           77,168       1.41
Borrowings:
   Federal Home Loan Bank advances............            2,000       4.78
                                                        -------
Total interest-bearing liabilities............           79,168       1.49
Non-interest-bearing liabilities..............              672
                                                        -------
   Total liabilities..........................           79,840
Total equity capital(4).......................           12,699
                                                        -------
   Total liabilities and equity capital.......          $92,539
                                                        =======
Net interest-earning assets...................           $3,432
Interest rate spread(5).......................                        2.62
Net interest margin(6)........................                        2.68
Interest-earning assets to interest-bearing
   liabilities ratio..........................           104.36%
------------------------------------
(1)      Includes nonaccruing loans.
(2)      Tax effected yield assuming a 34% rate.
(3)      Includes interest-bearing demand deposits and federal funds sold.
(4)      Includes retained earnings and accumulated other comprehensive income/
         (loss).
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.
(6) Net interest margin is net interest income divided by year-end interest-earning assets.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The table reflects an adjustment to interest income for nontaxable securities to be included on a fully tax adjusted basis. All average balances are based on average monthly balances during the periods. Royal Savings Bank does not believe that the monthly averages differ significantly from what the daily averages would be.


                                                                     YEAR ENDED JUNE 30,
                                             -------------------------------------------------------------------
                                                           2004                                2003
                                                                    AVERAGE                              AVERAGE
                                             AVERAGE                  YIELD/      AVERAGE                YIELD/
                                             BALANCE     INTEREST    RATE(1)      BALANCE    INTEREST    RATE(1)
                                             -------     --------    -------      -------    --------    -------
                                                                    (Dollars in Thousands)
INTEREST-EARNING ASSETS:
Loans receivable, net(2)................      $27,787     $1,732        6.23%     $24,535     $1,778        7.25%
Securities available for sale:
   Taxable..............................       48,936      1,635        3.24       50,163      2,274        4.53
   Nontaxable(3)........................        1,140         89        7.81        2,640        179        6.78
Deposits with financial
      institutions(4)...................        3,863         39        1.01        3,842         54        1.41
Federal Home Loan Bank stock............          336         27        8.04          316         16        5.06
                                              -------     ------        ----      -------     ------        ----
      Total interest-earning assets.....       82,062      3,522        4.29       81,496      4,301        5.28
NON-INTEREST-EARNING ASSETS:                    8,321                               4,903
                                              -------     ------        ----      -------     ------        ----
      Total assets......................      $90,383                             $86,399
                                              =======                             =======
INTEREST-BEARING LIABILITIES:
   Deposits:
      Demand............................      $ 5,889         39        0.66        4,579         41        0.89
      Savings...........................       32,348        329        1.02       29,588        400        1.35
      Certificates of Deposit...........       34,579        734        2.12       34,988      1,057        3.02
                                              -------     ------        ----      -------     ------        ----
      Total deposits....................       72,816      1,102        1.51       69,155      1,498        2.17
   Borrowings:
      Federal Home Loan Bank advances...        2,000         97        4.85         2,000        97        4.85
                                              -------     ------        ----      -------     ------        ----
   Total interest-bearing liabilities...       74,816      1,199        1.60       71,155      1,595        2.24

NON-INTEREST-BEARING LIABILITIES:.......        2,191                               1,568
                                              -------     ------        ----      -------     ------        ----
      Total liabilities.................       77,007                              72,723
   Total equity capital(5)..............       13,376                              13,676
                                              -------     ------        ----      -------     ------        ----
      Total liabilities and equity
        capital.........................      $90,383                             $86,399
                                              =======                             =======
   Net average interest-earning assets..      $ 7,246                             $10,341
   Net interest income; interest rate
      spread(6).........................                  $2,323        2.69%                 $2,706        3.04%
   Net interest margin(7)...............                                2.83%                               3.32%
   Average interest-earning assets to
      average interest-bearing
      liabilities.......................       109.69%                             114.53%

------------------------------------
(1)      Yields and rates have been annualized where appropriate.
(2)      Includes nonaccruing loans.
(3)      Tax effective yield assuming a 34% rate.
(4)      Includes interest-bearing demand deposits and federal funds sold.
(5)      Includes retained earnings and accumulated other comprehensive income/
         (loss).
(6) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.
(7) Net interest margin is net interest income divided by average interest-earning assets.

         Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Royal Savings Bank's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                   YEAR ENDED JUNE 30,
                                              ------------------------------
                                                      2004 VS. 2003
                                              ------------------------------
                                                   INCREASE
                                                   (DECREASE)         TOTAL
                                                     DUE TO         INCREASE
                                              ------------------    --------
                                              YIELD/RATE  VOLUME   (DECREASE)
                                              ----------  ------   ----------
                                                     (In Thousands)
INTEREST-EARNING ASSETS:
   Loans receivable, net..............         $(266)      $220       $ (46)
   Securities available for sale......          (608)      (121)       (729)
   Deposits with financial
      institutions....................           (16)         1         (15)
   Federal Home Loan Bank stock.......            10          1          11
                                               -----       ----       -----
      Total...........................          (880)       101        (779)
INTEREST-BEARING LIABILITIES:
   Deposits:
      Demand..........................            (1)        (1)         (2)
      Savings.........................          (105)        34         (71)
      Certificates of Deposit.........          (311)       (12)       (323)
                                               -----       ----       -----
      Total deposits..................          (417)        21        (396)
   Borrowings:
      Federal Home Loan Bank Advances.             --        --          --
                                               -----       ----       -----
        Total.........................          (417)        21        (396)
                                               -----       ----       -----
   Increase (decrease) in net
      interest income.................         $(463)      $ 80       $(383)
                                               =====       ====       =====
LIQUIDITY AND CAPITAL RESOURCES

         At June 30, 2004, Royal Savings Bank had outstanding commitments to originate $12.8 million in loans. In addition, as of June 30, 2004, the total amount of certificates of deposit that were scheduled to mature in the following 12 months was $26.1 million. Royal Savings Bank believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If Royal Savings Bank requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Chicago are available as an additional source of funds.

         Royal Savings Bank is required to maintain regulatory capital sufficient to meet Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At June 30, 2004, Royal Savings Bank exceeded each of its capital requirements with ratios of 13.9%, 27.6% and 28.1%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related financial data presented herein regarding Royal Savings Bank have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Royal Savings Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Royal Savings Bank's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

OFF-BALANCE-SHEET ARRANGEMENTS

         In the ordinary course of business, Royal Savings Bank is a party to credit-related financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Royal Savings Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by Royal Savings Bank, is based on management's credit evaluation of the customer.

         At June 30, 2004 and 2003, Royal Savings Bank had $12.8 million and $1.2 million, respectively, of commitments to make loans.

RECENT ACCOUNTING STANDARDS

         During 2003 and 2004, the following accounting standards were issued relating to the financial services industry.

         FINANCIAL ACCOUNTING STANDARDS BOARD INTERPRETATION NO. 46, "CONSOLIDATION OF VARIABLE INTEREST ENTITIES." This Interpretation defines a variable interest entity as a corporation, partnership, trust or any other legal structure used for the business purpose that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. This Interpretation requires a variable interest entity to be consolidated by a bank if that bank is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual return. Royal Savings Bank does not have any variable interest entities and accordingly the implementation of this Interpretation will not result in an impact on its financial position or results of operations.

         On December 12, 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants released STATEMENT OF POSITION (SOP) 03-3, "ACCOUNTING FOR LOANS OR CERTAIN DEBT SECURITIES ACQUIRED IN A TRANSFER." This SOP amends Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans," and provides guidance on accounting for acquired loans (not loans originated by the entity) when there has been a deterioration in credit quality since the loan was originated. This guidance includes recognition of income on loans acquired as well as new disclosure requirements. The SOP is effective for loans acquired by Royal Savings Bank after June 30, 2005. For loans acquired by Royal Savings Bank prior to June 30, 2005, and that are within the scope of Practice Bulletin 6, Royal Savings Bank will continue to estimate cash flows expected to be collected over the life of the loan, and the impairment guidance of the SOP will be applied prospectively beginning June 30, 2005. Implementation of this SOP is not expected to have an impact on Royal Savings Bank's financial position or results of operations.

         In May 2003, the Financial Accounting Standards Board issued STATEMENT NO. 150, "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY." Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense on the statement of income. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized, were reported in the balance sheet as equity with changes in the value of those instruments normally not recognized in net income. Royal Savings Bank believes the adoption of Statement No. 150 will not have a material impact on its financial position or results of operations.

         In March 2004, Staff Accounting Bulletin No. 105 was issued, which provides guidance regarding loan commitments that are accounted for as derivative instruments under FASB No. 133 (as amended), "Accounting for Derivative Instruments and Hedging Activities." In this Bulletin, the SEC ruled that the amount of expected servicing rights should not be included when determining the fair value of derivative interest rate lock commitments.

This guidance must be applied to rate locks initiated after March 31, 2004. The adoption of this guidance did not have a material impact on our financial statements.

         In January 2003, the Emerging Issues Task Force ("EITF") began a project to provide additional guidance on when a market value decline on debt and marketable equity securities should be considered other-than-temporary. Currently, declines in market value that are considered to be other-than-temporary require a loss to be recognized through the income statement. The EITF issued additional guidance in March 2004 establishing criteria for recognition and measurement under this pronouncement to be effective for reporting periods beginning after June 15, 2004. On September 8, 2004, the FASB delayed application of the guidance in EITF 03-01. The FASB intends to provide additional clarification when considering other-than-temporary impairment. Management is awaiting further clarification from FASB as it determines the impact of this guidance for future financial reporting.

         The Financial Accounting Standards Board is preparing a proposed Statement that would be effective for all employee awards granted, modified, or settled in 2006 for calendar year-end companies. As of the effective date, compensation expense related to the non-vested portion of awards outstanding as of the date would be based on the grant-date fair value as calculated under the original provisions of Statement 123. Adoption of this standard could materially impact the amount of compensation expense incurred for future statements reporting if we have a stock award program in place at the time the proposed statement becomes effective.


                        BUSINESS OF ROYAL FINANCIAL, INC.

         Royal Savings Bank is converting to the stock form of organization and will become a wholly owned subsidiary of Royal Financial. Royal Financial is a newly formed corporation and initially will not be an operating company. After the Conversion, Royal Financial is not expected to engage in any significant business activity other than to hold the common stock of Royal Savings Bank and to invest the funds retained by it.

         Royal Financial is not expected to own or lease real or personal property initially, but will instead use the facilities of Royal Savings Bank. At the present time, Royal Financial does not intend to employ any persons, but will utilize the support staff of Royal Savings Bank as necessary.


                         BUSINESS OF ROYAL SAVINGS BANK

ROYAL SAVINGS BANK'S LENDING ACTIVITIES

         General. At June 30, 2004, the net loan portfolio of Royal Savings Bank totaled $34.7 million, representing approximately 37% of total assets at that date. Historically, one of the principal lending activities of Royal Savings Bank was the origination of one- to four-family residential loans. Since the hiring of new management in 2003, Royal Savings Bank has begun to diversify its loan portfolio to include commercial real estate and commercial lending. Royal Savings Bank's overall lending philosophy is to:

         o        originate commercial real estate loans in its market area,

         o originate and sell one-to four-family residential, fixed rate loans, and

         o to a lesser extent, originate multi-family and non-residential mortgage loans, commercial loans, construction loans and consumer loans in its market area.

         At June 30, 2004, one- to four-family residential loans amounted to $20.1 million, or 57.6% of the total loan portfolio. During fiscal year 2004, Royal Savings Bank sold $3.4 million of one- to four-family loans with servicing released. At June 30, 2004, commercial real estate loans and multi-family loans amounted to $10.5 million and $1.0 million, or 30.2% and 2.7% of the total loan portfolio, respectively. At June 30, 2004, commercial loans amounted to $3.0 million, or 8.7% of the total loan portfolio.

         The types of loans that Royal Savings Bank may originate or purchase are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies and governmental budgetary matters. A savings institution generally may not make loans to one borrower in an amount that exceeds 25% of its unimpaired capital and surplus. At June 30, 2004, Royal Savings Bank's regulatory limit on loans to one borrower was $3.2 million and its five largest loans or groups of loans to one borrower, including related entities, aggregated $2.1 million, $2.0 million, $2.0 million, $2.0 million and $991,000. Each of Royal Savings Bank's five largest loans or groups of loans was performing in accordance with its terms at June 30, 2004.

         Loan Portfolio Composition. The following table sets forth the composition of Royal Savings Bank's loan portfolio by type of loan at the dates indicated.


                                                                            JUNE 30,
                                                    -------------------------------------------------------------
                                                             2004                               2003
                                                    --------------------------          -------------------------
                                                    AMOUNT          PERCENTAGE          AMOUNT         PERCENTAGE
                                                    ------          ----------          ------         ----------
                                                                     (Dollars in Thousands)
Real estate loans:
   One- to four-family loans.............           $20,120            57.61%           $21,304           88.34%
   Commercial real estate loans..........            10,538            30.17              1,863            7.72
   Multi-family loans....................               956             2.74                779            3.23
                                                    -------           ------            -------          ------
      Total real estate loans............            31,614            90.52             23,946           99.29
Commercial loans.........................             3,041             8.71                 --              --
Consumer loans:
   Home Equity loans.....................                89             0.25                 14            0.06
   Share loans...........................               183             0.52                157            0.65
                                                    -------           ------            -------          ------
      Total consumer loans...............               272             0.77                171            0.71
                                                    -------           ------            -------          ------
Total Loans..............................           $34,927           100.00%            24,117          100.00%
                                                                      ======            =======          ======
Less:
   Deferred loan fees and costs, net.......              (6)                                 22
   Allowance for loan losses.............               236                                 233
                                                    -------                             -------
      Loans receivable, net..............           $34,697                             $23,862
                                                    =======                             =======

         Origination of Loans. The lending activities of Royal Savings Bank are subject to the written underwriting standards and loan origination procedures established by the Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders, existing customers and loan officers of Royal Savings Bank. Written loan applications are taken by loan officers. The loan officers also supervise the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the Board of Directors of Royal Savings Bank.

         Under the real estate lending policy of Royal Savings Bank, a title opinion or a title insurance policy must be obtained for each real estate loan. Royal Savings Bank also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Royal Savings Bank frequently requires borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums. Royal Savings Bank's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. Royal Savings Bank's loan policy authorizes senior vice presidents to approve aggregate extensions of credit up to $250,000 and the President/Chief Executive Officer to approve aggregate extensions of credit up to $500,000. The Loan Committee is authorized to approve aggregate extensions of credit up to $1 million. Any aggregate extension of credit over $1 million requires approval of the entire Board of Directors.

         Maturity of Loan Portfolio. The following table presents certain information at June 30, 2004, regarding the dollar amount of loans maturing in Royal Savings Bank's portfolio based on their contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Loan balances do not include undisbursed loan proceeds, net deferred loan origination costs and allowance for loan losses.


                                                               AT JUNE 30, 2004
                              ----------------------------------------------------------------------------------
                                ONE- TO      COMMERCIAL                                                    TOTAL
                              FOUR-FAMILY   REAL ESTATE      MULTI-FAMILY      COMMERCIAL     CONSUMER     LOANS
                              -----------   -----------      ------------      ----------     --------     -----
                                                                (In Thousands)
AMOUNTS DUE IN:
   One year or less......        $     2       $ 4,421           $ --            $2,700          $100     $ 7,223
   More than one year to
      five years.........            671         4,685            162               341           172       6,031
   More than five years..         19,447         1,432            794                --            --      21,673
                                 -------       -------           ----            ------          ----     -------
      Total amount due ..        $20,120       $10,538           $956            $3,041          $272     $34,927
                                 =======       =======           ====            ======          ====     =======

         The following table sets forth the dollar amount of all loans, before net items, due after June 30, 2005 that have fixed interest rates or that have floating or adjustable interest rates.


                                                                              FLOATING OR
                                                              FIXED-RATES   ADJUSTABLE-RATES      TOTAL
                                                              -----------   ----------------      -----
                                                                            (In Thousands)
Real estate loans:
   One- to four-family loans.............................        $20,118         $    --         $20,118
   Commercial real estate loans..........................          3,954           2,163           6,117
   Multi-family loans....................................            956              --             956
Commercial loans.........................................            341              --             341
Consumer loans:
   Home Equity loans.....................................             12              --              12
   Share loans...........................................             11             149             160
                                                                 -------          ------         -------
      Total loans........................................        $25,392          $2,312         $27,704
                                                                 =======          ======         =======

         One- to Four-Family Residential Real Estate Loans. One of the lending activities of Royal Savings Bank is the origination of loans secured by one- to four-family residences. At June 30, 2004, $20.1 million, or 57.6%, of the total loan portfolio, before net items, consisted of one- to four-family residential loans.

         The loan-to-value ratio, maturity and other provisions of the loans made by Royal Savings Bank generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Royal Savings Bank. Royal Savings Bank's present lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property. If Royal Savings Bank originates a residential mortgage loan with a loan-to-value in excess of 80%, Royal Savings Bank typically requires the borrower to obtain private mortgage insurance. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

         Royal Savings Bank offers residential mortgage loans with either fixed rates of interest or interest rates which adjust periodically during the term of the loan. Fixed rate loans generally have maturities ranging from 10 to 30 years and are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Royal Savings Bank's fixed rate loans generally are originated under terms, conditions and documentation that permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation, and other investors in the secondary market for mortgages. At June 30, 2004, $20.1 million, or 100.00%, of Royal Savings Bank's one- to four-family residential mortgage loans were fixed rate loans.

         Beginning in 2004, Royal Savings Bank began to sell substantially all newly originated one- to four-family residential loans to third-party private investors, consistent with our interest rate risk policy. All loans are sold servicing released. Royal Savings Bank collects commercially reasonable origination fees in connection with these sales.

         The following table shows total loans originated, sold, purchased and repaid during the periods indicated.

                                                          YEAR ENDED JUNE 30,
                                                        ----------------------
                                                         2004          2003
                                                         ----          ----
                                                            (In Thousands)
LOAN ORIGINATIONS:
   Real estate loans:
      One- to four-family loans......................      $7,840      $ 4,289
      Commercial real estate loans...................       3,606          469
      Multi-family loans.............................         232           --
   Commercial loans .................................       3,147           --
   Consumer loans:
      Home Equity loans..............................          80           --
      Share loans....................................          98           67
                                                         --------      -------
      Total Loan Originations........................      15,003        4,825
PARTICIPATIONS PURCHASED(1)..........................       9,234           --
SALES AND LOAN PRINCIPAL REDUCTIONS:
   Loans sold(2).....................................      (3,380)          --
   Loan principal reductions.........................     (10,047)      (6,567)
                                                         --------      -------
      Total loans sold and principal reductions......    $(13,427)     $(6,567)
Increase (decrease) due to other items, net(3).......          25          (48)
                                                         --------      -------
Net increase (decrease) in loan portfolio............    $ 10,835      $(1,790)
                                                         ========      =======

------------------------------------
(1)      Participations purchased consist of commercial real estate loans.
(2       Loans sold consist of one- to four-family real estate loans.
(3) Other items consist of loans in process, deferred fees, unearned interest and allowance for loan losses. Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Royal Savings Bank concentrates its lending activity to its primary market area in Cook County, Illinois. Royal Savings Bank may invest up to 15% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes.

         Royal Savings Bank offers, but historically has not originated, adjustable-rate one- to four-family residential mortgage loans due to lack of demand.

         At June 30, 2004, Royal Savings Bank's home equity loans amounted to $89,000, or 0.25% of the total loan portfolio. These loans are secured by the underlying equity in the borrower's residence. As a result, Royal Savings Bank generally requires loan-to-value ratios of 90% or less after taking into consideration the first mortgage loan held by Royal Savings Bank. If Royal Savings Bank does not own or service the first mortgage, it will limit the total loan-to-value ratio to 80%. These loans typically have ten-year terms and may have either floating rates of interest tied to Royal Savings Bank's internal prime rate or fixed rates of interest.

         Multi-Family Residential Loans. Royal Savings Bank also offers multi-family (over four units) residential loans. The multi-family residential mortgage loans are underwritten on substantially the same basis as its commercial real estate loans, with loan-to-value ratios of up to 80%. At June 30, 2004, Royal Savings Bank had $956,000 in multi-family residential mortgage loans which amounted to 2.7% of the total portfolio.

         Commercial Real Estate Loans. Royal Savings Bank's commercial real estate loan portfolio primarily consists of loans secured by office buildings, warehouses, production facilities, retail stores and restaurants generally located within the Chicago MSA and Northwest Indiana. In addition, Royal Savings Bank has purchased participation interests in commercial real estate loans from various financial institutions in the Midwest. Some of the collateral securing such loans is outside the Chicago MSA, but is still in the Midwest. Commercial real estate loans amounted to $10.5 million or 30.2% of the total loan portfolio at June 30, 2004. Participation interest in commercial real estate loans purchased amounted to $5.5 million, or 52.0% of the commercial real estate portfolio at June 30, 2004. Before purchasing such loans, Royal Savings Bank utilizes the same underwriting standard and criteria as it would if it originated the loans.

         Royal Savings Bank's commercial real estate loans typically have a loan-to-value ratio of 75% or less and generally have shorter maturities than one- to four- family residential mortgage loans. The maximum term of Royal Savings Bank's commercial real estate loans is from 5 to 10 years based on up to a 20-year amortization schedule. Most have a floating rate tied to Royal Savings Bank's internal prime rate, but some have fixed rates. Otherwise, Royal Savings Bank's commercial real estate loans have terms that are substantially similar to its one- to four- family residential mortgage loans.

         Commercial real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Royal Savings Bank generally attempts to mitigate the risks associated with its commercial real estate lending by, among other things, lending primarily in its market area and using lower loan-to-value ratios in the underwriting process.

         Commercial Loans. At June 30, 2004, Royal Savings Bank's commercial loans amounted to $3.0 million, or 8.7% of Royal Savings Bank's loan portfolio. Royal Savings Bank's commercial loans generally have a term of up to five years and may have either floating rates tied to Royal Savings Bank's internal prime rate or fixed rates of interest. Royal Savings Bank's commercial loans are made to small to medium-size businesses within Royal Savings Bank's market area. A substantial portion of Royal Savings Bank's small business loans are secured by real estate, equipment and other corporate assets. Royal Savings Bank also generally obtains personal guarantees from the principals of the borrower with respect to all commercial loans. In addition, Royal Savings Bank may extend loans for a commercial business purpose which are secured by a mortgage on the proprietor's home or the business property. Any issuances of commercial letters of credit on behalf of Royal Savings Bank's customers are secured 100% by certificates of deposit and/or savings accounts held at Royal Savings Bank. At June 30, 2004, outstanding letters of credit amounted to $144,000. Commercial loans generally are deemed to involve a greater degree of risk than one- to four- family residential mortgage loans.

         Consumer Loans. Royal Savings Bank originates consumer loans in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. At June 30, 2004, $272,000, or 0.77% of Royal Savings Bank's total loan portfolio, consisted of consumer loans. The consumer loans offered by Royal Savings Bank include home equity loans and loans secured by deposit accounts in Royal Savings Bank, which are sometimes referred to as share loans. Loans secured by deposit accounts in Royal Savings Bank amounted to $183,000, or 0.52% of Royal Savings Bank's total loan portfolio at June 30, 2004. Such deposit account loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is equal to the interest rate paid on the account plus 2%. These loans mature on or before the maturity date of the underlying savings account and have three year maximum terms.

         Loan Origination and Other Fees. In addition to interest earned on loans, Royal Savings Bank receives loan origination fees or "points" for originating loans in most cases. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

         Asset Quality General. Royal Savings Bank mails delinquency notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. Additional notices are sent out when a loan becomes 30 days or 60 days past due. If a loan becomes 90 days past due, Royal Savings Bank mails a notice indicating that Royal Savings Bank will refer it to an attorney within 30 days to commence foreclosure. In most cases, deficiencies are cured promptly. While Royal Savings Bank generally prefers to work with borrowers to resolve such problems,

Royal Savings Bank will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

         Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, Royal Savings Bank generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest.

         Real estate and other assets acquired by Royal Savings Bank as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Royal Savings Bank did not have any real estate owned at June 30, 2004.

         Delinquent Loans. The following table sets forth information concerning delinquent loans at June 30, 2004, in dollar amounts and as a percentage of Royal Savings Bank's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts that are past due.

                                                                       AT JUNE 30, 2004
                                            -----------------------------------------------------------------------
                                                                                                 90 OR MORE DAYS
                                            30-59 DAYS OVERDUE        60-89 DAYS OVERDUE             OVERDUE
                                            -------------------      ---------------------     --------------------
                                                        PERCENT                                            PERCENT
                                                          OF                      PERCENT                   OF
                                                         TOTAL                    OF TOTAL                  TOTAL
                                            AMOUNT       LOANS       AMOUNT        LOANS       AMOUNT       LOANS
                                            ------      -------      ------       --------     ------      --------
                                                                    (Dollars in Thousands)
Real estate loans:
   One- to four-family loans..........        $  --       --%      $  --           --%          $ 17        0.05%
   Commercial real estate loans.......           --       --          --           --             --          --
   Multi-family loans.................           --       --          --           --            111        0.32
Commercial loans......................           --       --          --           --             --          --
Consumer loans:
   Home equity loans..................           --       --          --           --             --          --
   Share loans........................           --       --          --           --             --          --
                                              -----       --       -----           --           ----        ----
      Total loans.....................        $  --       --%      $  --           --%          $128        0.37%
                                              =====       ==       =====           ==           ====        ====

         Non-Performing Assets. The following table presents information with respect to Royal Savings Bank's nonperforming assets at the dates indicated.

                                                                                        AT JUNE 30,
                                                                                 ------------------------
                                                                                 2004                2003
                                                                                 ----                ----
                                                                                  (Dollars in Thousands)
NONACCRUING LOANS:
Real estate loans:
   One- to four-family loans..........................................           $ --                $551
   Commercial real estate loans.......................................             --                  --
   Multi-family loans.................................................            111
Commercial loans......................................................             --                  --
Consumer loans:
   Home Equity loans..................................................             --                  --
   Share loans........................................................             --                  --
                                                                                 ----                ----
        Total nonaccruing loans.......................................            111                 551
Loans past due over 90 days still on accrual..........................             17                   1
                                                                                 ----                ----
Real estate owned(1)..................................................             --                  --
                                                                                 ----                ----
        Total nonperforming assets(2).................................            128                 552
Troubled debt restructurings..........................................             --                  --
                                                                                 ====                ====
Troubled debt restructurings and total nonperforming assets...........           $128                $552
Total nonperforming loans and troubled debt restructurings as a
   percentage of total loans..........................................           0.37%               2.29%
                                                                                 ====                ====
Total nonperforming assets and troubled debt restructurings as a
   percentage of total assets.........................................           0.14%               0.64%
                                                                                 ====                ====

------------------------------------
(1) Real estate owned typically includes other repossessed assets and the balances are shown net of related loss allowances.
(2) Nonperforming assets consist of nonperforming loans, impaired loans, other repossessed assets and real estate owned.

         For the years ended June 30, 2004 and 2003, the amount of interest income that would have been recorded on non-accrual loans was $9,000 and $36,000, respectively.

         Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets that do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

         Royal Savings Bank's total classified assets at June 30, 2004 amounted to $128,000, all of which were classified as substandard, none of which was classified doubtful and none of which was classified loss. Classified assets at June 30, 2004 consisted of one one- to four-family residential loans and one multi-family loan.

         Other than those loans reflected in the table above, we had no significant loans for which the terms had been renegotiated or restructured, or for which there were serious doubts as to the ability of the borrower to comply with repayment terms.

         Allowance for Loan Losses. At June 30, 2004, Royal Savings Bank's allowance for loan losses amounted to $236,000, or 0.68% of the total loan portfolio. The loan loss allowance is maintained by management at a level considered adequate to cover estimated losses inherent in the existing portfolio based on prior loan loss experience, known and probable risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates that are subject to change over time. While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

         The following table sets forth information concerning the allocation of Royal Savings Bank's allowance for loan losses by loan categories at the dates indicated.


                                                                         AT JUNE 30,
                                                  --------------------------------------------------------------
                                                           2004                               2003
                                                  ---------------------------        ---------------------------
                                                                 PERCENT OF                         PERCENT OF
                                                                  LOANS IN                           LOANS IN
                                                                    EACH                               EACH
                                                                 CATEGORY TO                        CATEGORY TO
                                                  AMOUNT         TOTAL LOANS         AMOUNT         TOTAL LOANS
                                                  ------         -----------         ------         -----------
                                                                    (Dollars in Thousands)
Real estate loans:
   One- to four-family loans.............          $102              57.61%           $202             88.34%
   Commercial real estate loans..........            78              30.17              18              7.72
   Multi-family loans....................             5               2.74               8              3.23
Commercial loans.........................            44               8.71              --                --
Consumer loans:
   Home equity loans.....................             2               0.25               1              0.06
   Share loans...........................             5               0.52               4              0.65
                                                   ----             ------            ----            ------
      Total..............................          $236             100.00%           $233            100.00%
                                                   ====             ======            ====            ======

         The following table sets forth an analysis of Royal Savings Bank's allowance for loan losses during the periods indicated.

                                                     YEAR ENDED JUNE 30,
                                                  ------------------------
                                                   2004              2003
                                                  ------            ------
                                                   (Dollars in Thousands)
Total loans outstanding......................     $34,927          $24,117
Average loans outstanding, net...............      27,787           24,535
Balance at beginning of period...............         233              198
Charge-Offs:
Real estate loans:
   One- to-four-family loans.................          --               --
   Commercial real estate loans..............          --               --
   Multi-family loans........................          --
Commercial loans.............................          --               --
Consumer loans:
   Home Equity loans.........................          --               --
   Share loans...............................          --               --
                                                  -------          -------
      Total charge-offs......................          --               --
Recoveries:
Real estate loans:
   One- to four-family loans.................          --               --
   Commercial real estate loans..............          --               --
   Multi-family loans........................          --
Commercial loans.............................          --               --
Consumer loans:
   Home Equity loans.........................          --               --
   Share loans...............................          --               --
                                                  -------          -------
      Total recoveries.......................          --               --
                                                  -------          -------
Net charge-offs..............................          --               --
Provision for loan losses....................           3               36
                                                  -------          -------
Balance at end of period.....................     $   236          $   233
                                                  =======          =======
Allowance for loan losses as a percent
   of total loans outstanding................         0.68%            0.97%
Allowance for loan losses as a percent of
   total non-performing loans................       184.38%           42.21%
Ratio of net charge-offs to
   average loans outstanding.................        0.00%            0.00%

INVESTMENT SECURITIES

         Royal Savings Bank has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Royal Savings Bank's investment strategy is established by the Investment Committee which presently consists of Messrs. Alan Bird, Donald Moll and John Dempsey. The Investment Committee meets on a monthly basis and the strategy established by the committee is implemented by Royal Savings Bank's President and its Chief Financial Officer. Any material deviations from the investment strategy requires approval by the Investment Committee.

         The following table sets forth information relating to the amortized cost and fair value of the Royal Savings Bank's securities, all of which are classified available for sale.

                                                                        AT JUNE 30,
                                           --------------------------------------------------------------------
                                                          2004                                2003
                                           -------------------------------       ------------------------------
                                           AMORTIZED COST       FAIR VALUE       AMORTIZED COST      FAIR VALUE
                                           --------------       ----------       --------------      ----------
                                                                       (In Thousands)
U.S. Government and Federal agency....       $17,732            $17,446               $10,811          $10,952
State and municipal...................           715                734                 1,912            1,971
Mortgage-backed.......................         2,655              2,691                 4,315            4,417
Collateralized mortgage obligations...        16,113             15,884                22,071           22,033
Corporate.............................         7,634              7,771                10,754           11,469
                                             -------            -------               -------          -------
   Total..............................       $44,849            $44,526               $49,863          $50,842
                                             =======            =======               =======          =======

         The following table sets forth the amount of Royal Savings Bank's securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 2004. The amounts reflect fair value of Royal Savings Bank's securities at June 30, 2004.

                                                          CONTRACTUALLY MATURING
                       ------------------------------------------------------------------------------------------------
                       UNDER    WEIGHTED            WEIGHTED                WEIGHTED   OVER       WEIGHTED
                         1      AVERAGE     1-5     AVERAGE       6-10      AVERAGE     10        AVERAGE
                       YEAR      YIELD     YEARS     YIELD        YEARS      YIELD     YEARS       YIELD     TOTAL
                       -----    -------    -----    --------      -----     --------   -----      --------   -----
                                                          (Dollars in Thousands)
U.S. Government                                                                            --
   and Federal
   agency(1)......    $   --       --%   $13,133      2.99%      $4,313       4.47% $                  --%   $17,446
State and
   municipal(1)...       160     7.11        574      7.86           --         --         --          --        734
Mortgage-backed ..        --       --         61     10.37        1,362       4.35      1,268        5.13      2,691
Collateralized
   mortgage
   obligations....        --       --      2,095      3.46        4,492       2.63      9,297        2.56     15,884
Corporate.........     1,042     5.21      6,263      4.51           --        --         466        3.62      7,771
                      ------     ----    -------      ----      -------       ----    -------        ----    -------
   Total..........    $1,202     5.46%   $22,126      3.61%     $10,167       3.64%   $11,031        2.90%   $44,526
                      ======     ====    =======      ====      =======       ====    =======        ====    =======

-----------------------------
(1) The weighted average yield reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 34%.

         Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

         The mortgage-backed securities of Royal Savings Bank consist of Government National Mortgage Association securities, Federal Home Loan Mortgage Corporation securities and Federal National Mortgage Association securities. The Government National Mortgage Association is a government agency within the Department of Housing and Urban Development that is intended to help finance government-assisted housing programs. Government National Mortgage Association securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Government National Mortgage Association securities is guaranteed by the Government National Mortgage Association and backed by the full faith and credit of the U.S. Government. The Federal Home Loan Mortgage Corporation is a corporation chartered by the U.S. Government that issues participation certificates backed principally by conventional mortgage loans. The Federal Home Loan Mortgage Corporation guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The Federal National

Mortgage Association is a corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The Federal National Mortgage Association guarantees the timely payment of principal and interest on Federal National Mortgage Association securities. Federal Home Loan Mortgage Corporation and Federal National Mortgage Association securities are not backed by the full faith and credit of the United States, but because the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

         Mortgage-backed securities generally yield less than the loans underlying those securities because of their payment guarantees or credit enhancements that offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Royal Savings Bank.

SOURCES OF FUNDS

         General. Deposits are the primary source of Royal Savings Bank's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

         Deposits. Deposits are attracted by Royal Savings Bank principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         Royal Savings Bank obtains deposits primarily from residents of Illinois. Royal Savings Bank has not solicited deposits from outside Illinois or paid fees to brokers to solicit funds for deposit.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations. Royal Savings Bank attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

         The following table shows the distribution of and certain other information relating to Royal Savings Bank's deposits by type as of the dates indicated.


                                                                           AT JUNE 30,
                                                     ----------------------------------------------------------
                                                              2004                             2003
                                                     ------------------------         -------------------------
                                                                   PERCENT OF                        PERCENT OF
                                                     AMOUNT         DEPOSITS          AMOUNT          DEPOSITS
                                                     ------        ----------         ------         ----------
                                                                      (Dollars in Thousands)
Transaction accounts:
   Demand deposits
      Interest bearing......................          $ 9,411          12.20%        $   5,626           7.98%
      Non-interest bearing..................            1,496           1.93               632            .90
   Savings deposits..........................          32,247          41.79            30,105          42.73
                                                      -------         ------           -------         ------
      Total transaction accounts.............          43,154          55.92            36,363          51.61
Certificate accounts:
   0.00% - 0.99%.............................             114           0.15                --             --
   1.00% - 1.99%.............................          21,248          27.53            14,637          20.77
   2.00% - 2.99%.............................           5,606           7.26            13,151          18.67
   3.00% - 3.99%.............................           5,582           7.24             3,414           4.85
   4.00% - 4.99%.............................           1,273           1.65             1,845           2.62
   5.00% - 5.99%.............................             191           0.25             1,045           1.48
                                                      -------         ------           -------         ------
      Total certificate accounts.............          34,014          44.08            34,092          48.39
                                                      -------         ------           -------         ------
        Total deposits.......................         $77,168         100.00%          $70,455         100.00%
                                                      =======         ======           =======         ======

         The following table sets forth the savings activities of Royal Savings Bank during the periods indicated.

                                                       YEAR ENDED JUNE 30,
                                                  ----------------------------
                                                    2004                 2003
                                                  -------               ------
                                                           (In Thousands)
Total deposits at beginning of period.......      $70,455              $70,388
Net deposits (withdrawals)..................        5,605               (1,537)
Interest credited...........................        1,108                1,604
                                                  -------              -------
   Total deposits at end of period..........      $77,168              $70,455
                                                  =======              =======

         The following table shows the interest rate and maturity information for Royal Savings Bank's certificates of deposit at June 30, 2004.


                                                           MATURITY DATE
                      -------------------------------------------------------------------------------------------
   INTEREST RATE      ONE YEAR OR LESS        1-2 YEARS          2-3 YEARS        OVER 3 YEARS           TOTAL
   -------------      ----------------        ---------          ---------        ------------         ----------
                                                             (In Thousands)
0.00% - 0.99%....          $   114              $     --          $   --             $   --             $   114
1.00% - 1.99%....           19,749                1,260              239                 --              21,248
2.00% - 2.99%....            4,633                  741              232                 --               5,606
3.00% - 3.99%....              918                1,326            1,942              1,396               5,582
4.00% - 4.99%....              466                  807               --                 --               1,273
5.00% - 5.99%....              191                   --               --                 --                 191
                           -------               ------           ------             ------             -------
   Total.........          $26,071               $4,134           $2,413             $1,396             $34,014
                           =======               ======           ======             ======             =======

         As of June 30, 2004, the aggregate amount of outstanding time certificates of deposit at Royal Savings Bank in amounts greater than or equal to $100,000, was approximately $6.3 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                            JUNE 30, 2004
                                                           --------------
                                                           (In Thousands)
3 months or less...................................            $2,042
Over 3 months through 6 months.....................             1,188
Over 6 months through 12 months....................             1,521
Over 12 months.....................................             1,510
                                                               ------
                                                               $6,261
                                                               ======

         Borrowings. Royal Savings Bank may obtain advances from the Federal Home Loan Bank of Chicago upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

         The following table shows certain information regarding the short-term borrowings of Royal Savings Bank at or for the dates indicated:

                                                                                  AT OR FOR THE YEAR ENDED
                                                                                          JUNE 30,
                                                                                  ------------------------
                                                                                  2004                2003
                                                                                  ----                ----
                           `                                                       (Dollars in Thousands)
Federal Home Loan Bank open line of credit:
   Average balance outstanding..........................................          $2,000            $2,000
   Maximum amount outstanding at any month-end during the period........           2,000             2,000
   Balance outstanding at end of period.................................           2,000             2,000
   Average interest rate during the period..............................            4.78%             4.78%
   Weighted average interest rate at end of period......................            4.78%             4.78%

         At June 30, 2004, Royal Savings Bank had $2.0 million of long-term Federal Home Loan Bank advances secured by first mortgage loans and qualified second mortgages. At June 30, 2004, $2.0 million contractually matures in September 27, 2006. In addition, Royal Savings Bank's advances can be callable quarterly. If these advances mature or are called in a prevailing interest rate environment at a higher level than they were initially booked, Royal Savings Bank may be required to replace these advances with higher rate advances.

SUBSIDIARIES

         Initially, Royal Financial's only subsidiary will be Royal Savings Bank. Royal Savings Bank currently does not have any subsidiaries.

TOTAL EMPLOYEES

         Royal Savings Bank had 36 equivalent full-time employees at June 30, 2004. None of these employees are represented by a collective bargaining agent, and Royal Savings Bank believes that it enjoys good relations with its personnel.

COMPETITION

         Royal Savings Bank faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Royal Savings Bank faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Royal Savings Bank does not rely upon any individual group or entity for a material portion of its deposits. The ability of Royal Savings Bank to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         Royal Savings Bank's competition for loans comes principally from financial institutions and mortgage companies in its primary market area. Royal Savings Bank competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors that affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

PROPERTIES

         The following table sets forth certain information relating to Royal Savings Bank's offices at June 30, 2004.

                                                                       NET BOOK VALUE OF
                                                                         PROPERTY AND
                                                          LEASE           LEASEHOLD
                                         OWNED OR       EXPIRATION      IMPROVEMENTS AT          DEPOSITS AT
              LOCATION                    LEASED          DATE           JUNE 30, 2004          JUNE 30, 2004
---------------------------------      ------------    -----------     -----------------        -------------
                                                                         (In Thousands)
9226 Commercial Avenue
Chicago, Illinois  60617                 Owned(1)          --                $3,459                  $41,383
10555 South Ewing Avenue
Chicago, Illinois  60617                 Owned             --                   186                   34,331
17130 S. Torrence Avenue
Lansing, Illinois 60438                   Leased        9/22/08                  --                    1,454

------------------------------------
(1) This property represents Royal Savings Bank's main office and Royal Financial's headquarters.

LEGAL PROCEEDINGS

         Royal Savings Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business that, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Royal Savings Bank.


                           SUPERVISION AND REGULATION

         Banking is a highly regulated industry. The following is a summary of material provisions of the statutes and regulations applicable to Royal Savings Bank and Royal Financial. However, these summaries are not complete, and you should refer to the statutes and regulations for more information. Also, these statutes and regulations are likely to change in the future, and we cannot predict what effect these changes, if made, will have on our operations. Finally, please remember that the supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than stockholders of banks and bank holding companies.

BANK HOLDING COMPANY REGULATION

         General. Upon completion of the Conversion, Royal Financial will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHC Act"). A bank holding company registered in accordance with the BHC Act is regulated by and subject to the supervision of the Federal Reserve Board and is required to file with the Federal Reserve Board an annual report and such other information as may be required. The Federal Reserve Board has the authority to conduct examinations of bank holding companies as well. The Federal Reserve Board has the authority to issue orders to bank holding companies to cease and desist from unsound banking practices and violations of conditions imposed by, or violations of agreements with, the Federal Reserve Board. The Federal Reserve Board is also empowered to:

         o assess civil money penalties against companies or individuals who violate the BHC Act or orders or regulations thereunder;

         o order termination of non-banking activities of non-banking subsidiaries of bank holding companies; and

         o order termination of ownership and control of a non-banking subsidiary by a bank holding company.

         The BHC Act--Acquisitions and Permissible Activities. The BHC Act requires the prior approval of the Federal Reserve Board for a bank holding company to:

         o        acquire substantially all the assets of a bank;

         o acquire direct or indirect ownership or control of more than 5% of any class of the voting shares of any bank, bank holding company or savings association;

         o increase any such non-majority ownership or control of any bank, bank holding company or savings association; or

         o        merge or consolidate with any bank holding company.

         Federal law generally authorizes bank holding companies to acquire banks located in any state, subject to certain state-imposed age and deposit concentration limits, and also generally authorizes interstate bank holding company and bank mergers and, to a lesser extent, interstate branching.

         Unless a bank holding company becomes a financial holding company under the Gramm-Leach-Bliley Act of 1999 ("GLBA") (as discussed below), the BHC Act prohibits a bank holding company from acquiring a direct or indirect interest in or control of more than 5% of any class of the voting shares of a company that is not a bank or a bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks. However, a bank holding company may engage in and may own shares of companies engaged in certain activities the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         The GLBA, which was enacted on November 12, 1999, permits a qualifying bank holding company to become a "financial holding company" and thereby engage in a broader range of activities than is permissible for a traditional bank holding company. In order to qualify for this election, all of the depository institution subsidiaries of the bank holding company must be well capitalized and well managed, as defined under Federal Reserve Board regulations, and all such subsidiaries must have achieved a rating of "satisfactory" or better with respect to meeting community credit needs. Pursuant to the GLBA, financial holding companies are permitted to engage in activities that are "financial in nature" or incidental or complementary thereto, as determined by the Federal Reserve Board. The GLBA identifies several activities as "financial in nature," including, among others, insurance underwriting and agency activities, investment advisory services, merchant banking and underwriting, and dealing in or making a market in securities. At this time, Royal Financial has not elected to become a financial holding company and has no immediate plans to do so.

         Interstate Banking and Branching Legislation. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), bank holding companies are allowed to acquire banks across state lines subject to various requirements of the Federal Reserve. In addition, under the Interstate Banking Act, banks are permitted, under some circumstances, to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

         Capital Requirements. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications submitted to it under the BHC Act. These capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets and off-balance-sheet items (the "Total Risk-Based Capital Ratio"), with at least one-half of that amount consisting of Tier 1 or core capital and the remaining amount consisting of Tier 2 or supplementary capital. Tier 1 capital for bank holding companies generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stocks which may be included as Tier 1 capital), less goodwill and other non-qualifying intangible assets. Tier 2 capital generally consists of:

         o        hybrid capital instruments;

         o perpetual preferred stock, which is not eligible to be included as Tier 1 capital;

         o        term subordinated debt and intermediate-term preferred stock;
                  and

         o        subject to limitations, general allowances for loan losses.

         Assets are adjusted under the risk-based guidelines to take into account different risk characteristics.

         In addition to the risk-based capital requirements, the Federal Reserve Board requires bank holding companies to maintain a minimum leverage capital ratio of Tier 1 capital (defined by reference to the risk-based capital guidelines) to total average assets (the "Leverage Ratio") of 3.0%. Total average assets for this purpose do not include goodwill and any other intangible assets and investments that the Federal Reserve Board determines should be deducted from Tier 1 capital. The Federal Reserve Board has announced that the 3.0% Leverage Ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those that are not experiencing or anticipating significant growth. For all other bank holding companies, the minimum leverage ratio is 4%, and bank holding companies with supervisory, financial, managerial or operational weaknesses or organizations expecting significant growth are expected to maintain capital ratios well above minimum levels.

         U.S. bank regulatory authorities and international bank supervisory organizations, principally the Basel Committee on Banking Supervision, currently are considering changes to the risk-based capital adequacy framework, including emphasis on credit, market and operational risk components, which ultimately could affect the appropriate capital guidelines. On a pro forma basis assuming consummation of the Conversion, Royal Financial's pro forma Total Risk-Based Capital Ratio, Tier 1 Capital and Leverage Ratio would significantly exceed the Federal Reserve Board's capital adequacy requirements.

         Ownership Limitations. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a depository institution or a depository institution holding company unless the appropriate federal banking agency has been given at least 60 days to review the proposal and public notice has been provided. "Control" is generally defined under this act as ownership of 25% or more of any class of voting stock. In addition, under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a depository institution or a depository institution holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would, under the circumstances set forth in the presumption, constitute the acquisition of control. Furthermore, any company, as that term is broadly defined in the BHC Act, would be required to obtain the approval of the Federal Reserve Board before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of voting securities of a depository institution or a depository institution holding company, or such lesser percentage as the Federal Reserve Board deems to constitute a "controlling influence."

         In addition, under the Illinois Banking Act, any person who acquires more than 10% of Royal Financial stock may be required to obtain the prior approval of the commissioner of the DBRE.

         Bank Holding Company Dividends. The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment is deemed to be an unsafe or unsound practice. The Federal Reserve Board has indicated generally that it may be an unsafe or unsound practice for bank holding companies to pay dividends unless the bank holding company's net income for the preceding year is sufficient to fund the dividends and the expected rate or earnings retention is consistent with the organization's capital needs, asset quality and overall financial condition.

         Bank Holding Company Support of Subsidiary Banks. Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to their support. This support may be required at times when the bank holding company may not have the resources to provide it. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act ("FDIA"), the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with:

         o the "default" of a commonly controlled FDIC-insured depository institution; or

         o any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution "in danger of default."

         Federal Securities Laws. Royal Financial has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the common stock to be issued pursuant to the Conversion. Upon consummation of the Conversion, Royal Financial intends to register its common stock with the SEC under Section 12(g) of the Exchange Act. Royal Financial will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to FDIC regulations and the Plan of Conversion, Royal Financial has agreed to maintain such registration for a minimum of three years following the Conversion.

         The registration under the Securities Act of the shares of common stock to be issued in the Conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not affiliates of Royal Financial may be sold without registration. Shares purchased by an affiliate of Royal Financial will be subject to the resale restrictions of Rule 144 under the Securities Act. If Royal Financial meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Royal Financial who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of Royal Financial or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

         The Sarbanes-Oxley Act. The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") implements a broad range of corporate governance and accounting measures for public companies (including publicly-held bank holding companies such as Royal Financial) designed to promote honesty and transparency in corporate America. Sarbanes-Oxley's principal provisions, many of which have been interpreted through recently adopted rules, provide for and include, among other things: (i) the creation of an independent accounting oversight board;
(ii) auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients; (iii) additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify financial statements; (iv) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve-month period following initial publication of any financial statements that later require restatement; (v) an increase in the oversight of, and enhancement of certain requirements relating to, audit committees of public companies and how they interact with the company's independent auditors; (vi) requirements that audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer; (vii) requirements that companies disclose whether at least one member of the audit committee is a "financial expert" (as such term is defined by the SEC); (viii) expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;
(ix) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions on nonpreferential terms and in compliance with other bank regulatory requirements; (x) disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; and (xi) a range of enhanced penalties for fraud and other violations.

BANK REGULATION

         General. The Royal Savings Bank is an Illinois-chartered savings bank. Its operations are subject to federal and state laws applicable to commercial banks and to extensive regulation, supervision and examination by the DBRE, as well as by the FDIC, as its primary federal regulator and insurer of deposits. Royal Savings Bank is a member of the Federal Home Loan Bank of Chicago ("FHLB"). The Federal Deposit Insurance Act ("FDIA") requires prior FDIC approval for any merger or consolidation by or with another depository institution, as well as for the establishment or relocation of any bank or branch office. The FDIA also gives the FDIC the power to issue cease-and-desist orders. A cease-and-desist order could either prohibit a bank from engaging in certain unsafe and unsound bank activities or could require a bank to take certain affirmative action. The FDIC also supervises compliance with the federal laws and regulations that, in addition to several other mandates, place restrictions on loans by FDIC-insured banks to an executive officer, director or principal stockholder of the bank, the bank holding company which owns the bank, and any subsidiary of such bank holding company. The FDIC also examines Royal Savings Bank for its compliance with statutes that restrict and, in some cases, prohibit certain transactions between a bank and its affiliates. Among other provisions, these laws place restrictions upon:

         o extensions of credit to the bank holding company and any non-banking affiliates;

         o        the purchase of assets from affiliates;

         o the issuance of guarantees, acceptances or letters of credit on behalf of affiliates; and

         o investments in stock or other securities issued by affiliates or acceptance thereof as collateral for an extension of credit.

         In addition, Royal Savings Bank is subject to restrictions with respect to engaging in the issuance, underwriting, public sale or distribution of certain types of securities:

         o the nature and amount of loans which it may make to a single borrower (and, in some instances, a group of affiliated borrowers);

         o        the nature and amount of securities in which it may invest;

         o        the amount of investment in the bank's premises; and

         o        the manner in and extent to which it may borrow money.

         Furthermore, all banks are affected by the credit policies of the Federal Reserve Board, which regulates the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The Federal Reserve Board's monetary policies have had a significant effect on the operating results of commercial banks in the past, and we expect this influence to continue in the future.

         Transactions with Affiliates. Sections 23A and 23B of the Federal Reserve Act restrict transactions between a bank and an affiliated company, including a parent bank holding company. Royal Savings Bank is subject to certain restrictions on loans to affiliated companies, on investments in the stock or securities thereof, on the taking of such stock or securities as collateral for loans to any borrower, and on the issuance of a guarantee or letter of credit on their behalf. Among other things, these restrictions limit the amount of such transactions, require collateral in prescribed amounts for extensions of credit, prohibit the purchase of low quality assets and require that the terms of such transactions be substantially equivalent to terms of similar transactions with nonaffiliates. Generally, Royal Savings Bank is limited in its extensions of credit to any affiliate to 10% of its capital and in its extensions of credit to all affiliates to 20% of its capital.

         Dividends. The Illinois Banking Act provides that an Illinois bank may not pay dividends of an amount greater than its current net profits after deducting losses and bad debts while such bank continues to operate a banking business. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts upon which interest is past due and unpaid for a period of six months or more, unless such debts are well secured and in the process of collection.

         In addition, the ability of Royal Financial and Royal Savings Bank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), as described below.

         Federal Reserve System. Royal Savings Bank is subject to Federal Reserve Board regulations requiring depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require 3% reserves on the first $45.4 million of transaction accounts plus 10% on the remainder. The first $6.6 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. Royal Savings Bank is in compliance with this requirement.

         Federal Home Loan Bank System. Royal Savings Bank is a member of the FHLB. Each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. Each FHLB makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank.

         As a member, Royal Savings Bank is required to purchase and maintain stock in the FHLB in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At June 30, 2004, Royal Savings Bank had $349,300 in FHLB stock, which was in compliance with this requirement. At June 30, 2004, Royal Savings Bank had $2.0 million of FHLB advances. See Notes to Financial Statements.

         Illinois Banking System. The DBRE and the FDIC have extensive enforcement authority over Illinois-chartered savings banks, such as Royal Savings Bank. This enforcement authority includes, among other things, the ability to issue cease-and-desist or removal orders, to assess civil money penalties and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe and unsound practices. The DBRE has established a schedule for the assessment of "supervisory fees" upon all Illinois savings banks to fund the operations of the DBRE. These supervisory fees are computed on the basis of each savings bank's total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Illinois savings banks with the DBRE. The DBRE also assesses fees for examinations conducted by the DBRE's staff, based upon the number of hours spent by the staff performing the examination. During the year ended June 30, 2004, Royal Savings Bank paid approximately $24,000 in supervisory fees and expenses.

         Under the Illinois Savings Bank Act, a savings bank, such as Royal Savings Bank, must maintain minimum capital of 3% of total assets. The DBRE may establish higher minimums based upon a savings bank's history, management or earnings prospects.

         Standards for Safety and Soundness. The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the FDIC, together with the other federal bank regulatory agencies, to prescribe standards of safety and soundness, by regulations or guidelines, relating generally to operations and management, asset growth, asset quality, earnings, stock valuation, and compensation. The FDIC and the other federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the FDIC adopted regulations that authorize, but do not require, the FDIC to order an institution that has been given notice by the FDIC that it is not satisfying the safety and soundness guidelines to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA discussed below. If an institution fails to comply with such an order, the FDIC may seek to enforce its order in judicial proceedings and to impose civil money penalties. The FDIC and the other federal bank regulatory agencies have also proposed guidelines for asset quality and earning standards.

         Prompt Corrective Action. FDICIA requires the federal banking regulators, including the Federal Reserve Board and the FDIC, to take prompt corrective action with respect to depository institutions that fall below minimum capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions, including restrictions on growth, investment activities, capital distributions and affiliate transactions, and will be required to submit a capital restoration plan that, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (for example, the company or a stockholder controlling the company). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for critically under-capitalized institutions. The capital-based prompt corrective action provisions of FDICIA and its implementing regulations apply to FDIC-insured depository institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA. Also, under FDICIA, insured depository institutions with assets of $500 million or more at the beginning of a fiscal year, must submit an annual report for that year, including financial statements and a management report, to each of the FDIC, any appropriate federal banking agency, and any appropriate bank supervisor. Royal Savings Bank does not have assets of $500 million or more at the beginning of fiscal year 2003, and therefore need not provide an annual report as required by FDICIA.

         As of June 30, 2004, Royal Financial and Royal Savings Bank had capital in excess of the requirements for a "well-capitalized" institution under the prompt corrective action provisions of FDICIA.

         Insurance of Deposit Accounts. Under FDICIA, as an FDIC-insured institution, Royal Savings Bank is required to pay deposit insurance premiums based on the risk it poses to the Bank Insurance Fund ("BIF"). The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve statutorily required reserve ratios in the insurance funds and to impose special additional assessments. Each depository institution is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "undercapitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "A" (institutions with few minor weaknesses), "B" (institutions that demonstrate weaknesses that, if not corrected, could result in significant deterioration of the institution and increased risk of loss to BIF), and "C" (institutions that pose a substantial probability of loss to BIF unless effective corrective action is taken). Accordingly, there are nine combinations of capital groups and supervisory subgroups to which varying assessment rates would be applicable. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. During fiscal year 2004, Royal Savings Bank paid deposit insurance premiums in the aggregate amount of $8,000.

         Deposit insurance may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Such terminations can only occur, if contested, following judicial review through the federal courts. Management does not know of any practice, condition or violation that might lead to termination of Royal Savings Bank's deposit insurance.

         Community Reinvestment. Under the Community Reinvestment Act ("CRA"), a financial institution has a continuing and affirmative obligation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, or limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. However, institutions are rated on their performance in meeting the needs of their communities. Performance is tested in three areas:

         o lending, to evaluate the institution's record of making loans in its assessment areas;

         o investment, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low- or moderate-income individuals and business; and

         o service, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

         The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings.

         Royal Savings Bank was assigned a "satisfactory" rating in July 2003 as a result of its last CRA examination.

         Bank Secrecy Act. Under the Bank Secrecy Act ("BSA"), a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report cash transactions involving more than $10,000 to the United States Treasury. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and that the financial institution knows, suspects or has reason to suspect involves illegal funds, is designed to evade the requirements of the BSA or has no lawful purpose.

         USA PATRIOT Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "Patriot Act") is designed to deny terrorists and others the ability to obtain access to the United States financial system. The Patriot Act has significant implications for depository institutions, broker-dealers and other businesses involved in the transfer of money. The Patriot Act, as implemented by various federal regulatory agencies, requires financial institutions, including Royal Financial and Royal Savings Bank, to implement new policies and procedures or amend existing policies and procedures with respect to, among other matters, anti-money laundering, compliance, suspicious activity and currency transaction reporting, and due diligence on customers. The Patriot Act and its implementing regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the Federal Reserve Board (and other federal banking agencies) to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under the BHC Act or the Bank Merger Act.

         Compliance with Consumer Protection Laws. Royal Savings Bank is subject to many federal consumer protection statutes and regulations including the CRA, the Truth in Lending Act, the Truth in Savings Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act. Among other things, these acts:

         o        require banks to meet the credit needs of their communities;

         o require banks to disclose credit terms in meaningful and consistent ways;

         o prohibit discrimination against an applicant in any consumer or business credit transaction;

         o        prohibit discrimination in housing-related lending activities;

         o require banks to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

         o require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

         o prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

         o prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

         Enforcement Actions. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake an enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to civil money penalties, cease-and-desist orders, receivership, conservatorship or the termination of deposit insurance.


                                    TAXATION

         The following discussion of federal and state taxation is intended only to summarize pertinent federal and state income tax matters and is not a comprehensive description of the tax rules applicable to Royal Financial or Royal Savings Bank. For a discussion of the tax consequences of the Conversion, see "The Conversion - Tax Aspects of the Conversion" on page 81.

FEDERAL TAXATION OF ROYAL FINANCIAL AND ROYAL SAVINGS BANK

         General. Royal Financial and Royal Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions as discussed below. Following the Conversion, Royal Financial anticipates that it will file a consolidated federal income tax return with Royal Savings Bank commencing with the first taxable year after completion of the Conversion. Accordingly, it is anticipated that any cash distributions made by Royal Financial to its stockholders will be considered to be taxable dividends and not as non-taxable return of capital to stockholders for federal income tax purposes.

         Fiscal Year. For federal income tax purposes, Royal Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending June 30 for filing its federal income tax return.

         Bad Debt Reserves. Savings institutions such as Royal Savings Bank are permitted to establish a reserve for bad debts and to make annual additions to the reserve. As an institution with less than $500 million in assets, Royal Savings Bank has elected to use the experience method for computing additions to its bad debt reserve.

         Under the experience method, the deductible annual addition to Royal Savings Bank's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount that bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of those six years or (b) the lower of (i) the balance in the reserve account at the close of the last taxable year prior to the most recent adoption of the experience method (the "base year"), except that, for taxable years beginning after 1987, the base year is the last taxable year beginning before 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount that bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

         Federal Income Tax Reserves. At June 30, 2004, the federal income tax reserves of Royal Savings Bank included $1.3 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of Royal Savings Bank in connection with the Conversion, the retained earnings of Royal Savings Bank are substantially restricted.

         Distributions. If Royal Savings Bank distributes cash or property to its stockholders (currently anticipated to only be Royal Financial), and the distribution is treated as being made from its accumulated pre-1988 tax bad debt reserves, the distribution will cause Royal Savings Bank to have additional taxable income. A distribution to stockholders is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-dividend distribution." A distribution in respect of stock is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds Royal Savings Bank's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-dividend distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code"), imposes a corporate alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The alternative minimum tax is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that items of tax preference that constitute AMTI include, without limitation, (a) tax exempt interest on private activity bonds issued on or after August 8, 1986 other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may generally be used as credits against regular tax liabilities in future years.

         Net Operating Loss Carryovers. A financial institution may generally carry back net operating losses to the preceding two taxable years and forward to the succeeding twenty taxable years. This provision applies to losses incurred in taxable years ending after December 31, 2000. At June 30, 2004, Royal Savings Bank had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. Royal Financial may deduct from its income 100% of the dividends received from Royal Savings Bank as a member of the same affiliated group of corporations. In the case of dividends received by corporations that own 20% or more of the stock of the corporation distributing the dividend and which are not members of such corporation's affiliated group, the deduction is 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received.

STATE TAXATION OF ROYAL FINANCIAL AND ROYAL SAVINGS BANK

         Illinois Taxation. Royal Financial and Royal Savings Bank will file Illinois income tax returns. For Illinois income tax purposes, they are taxed at a maximum combined rate of 7.3% of their Illinois Taxable Income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including, without limitation, the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has the effect of reducing Illinois Taxable Income. Royal Financial is also required to file an annual report with the State of Illinois.

         Delaware Taxation. As a Delaware holding company not earning income in Delaware, Royal Financial will be exempt from Delaware corporate income tax, but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                   MANAGEMENT

MANAGEMENT OF ROYAL FINANCIAL

         Our Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. No director is related to any other director or executive officer of Royal Financial or Royal Savings Bank by first cousin or closer. The following table sets forth certain information regarding our directors, all of whom are also directors of Royal Savings Bank.

                                                                                     DIRECTOR
                                                                                        OF
                                                 POSITION WITH ROYAL SAVINGS           ROYAL
                                                           BANK AND                   SAVINGS         YEAR
                                               PRINCIPAL OCCUPATION DURING THE         BANK           TERM
              NAME                  AGE(1)             PAST FIVE YEARS                 SINCE         EXPIRES
--------------------------------   -------   ----------------------------------      --------       ---------
Alan W. Bird...................      64      Chairman of the Board and Senior
                                             Vice President - Investments.
                                             President of McDevitt & Bird
                                             Investments Management Co.,
                                             Elizabeth, Illinois.                       1972

Donald A. Moll.................      63      Director, President and Chief
                                             Executive Officer. Former Senior           2004
                                             Officer of Advance Bank and
                                             Pullman Bank and Trust.

John T. Dempsey................      66      Director.  Investment Portfolio
                                             Manager, Barrington Asset
                                             Management, Inc., Barrington,
                                             Illinois.                                  1999

Barbara K. Minster.............      75      Director.  Former President of
                                             Royal Savings Bank.                        1995

Peter C. Rolewicz..............      66      Director.  Attorney and Former
                                             Chief Executive Officer of Royal
                                             Savings Bank.                              1992

Rodolfo Serna..................      62      Director.  Retired High School
                                             Principal, Chicago, Illinois.              2000

------------------------------------
(1) Age as of June 30, 2004.

         Directors of Royal Financial initially will not be compensated by us but will serve with and be compensated by Royal Savings Bank. It is not anticipated that separate compensation will be paid to our directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Royal Savings Bank. We may determine that such compensation is appropriate in the future.

         Our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. At present, our only executive officers are Alan W. Bird, Donald A. Moll, Neil Brodzinski, Andrew Morua, Robert Necastro, and Kelly A. Wilson.

MANAGEMENT OF ROYAL SAVINGS BANK

         The directors of Royal Savings Bank are the same as our directors. Donald A. Moll serves as President and Chief Executive Officer and as a director of both Royal Financial and Royal Savings Bank. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors and of the

President of Royal Savings Bank is set forth under "--Management of Royal Financial." Royal Savings Bank's mutual charter requires the Board of Directors to be elected each year. After the Conversion, Royal Savings Bank's stock charter will require the Board of Directors to be divided into three classes as nearly equal in number as possible. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually.

         Each of the executive officers of Royal Savings Bank will retain his or her office following the Conversion. Officers are elected annually by the Board of Directors of Royal Savings Bank. The business experience for at least the past five years for each of the four executive officers of Royal Savings Bank, who do not serve as directors, is set forth below.

         Neil Brodzinski (61) has been employed with Royal Saving Bank since May 2003 and serves as Senior Vice President/Chief Financial Officer and Treasurer. From July 2001 to May 2003, Mr. Brodzinski served as Senior Vice President, Cashier and Chief Financial Officer of New Covenant Community Bank in Forest Park, Illinois during its organization as a de novo bank. From 1998 to 1999, Mr. Brodzinski assisted in obtaining regulatory approval for another de novo bank, Village Bank and Trust, in Munster, Indiana and served as Vice President.

         Andrew Morua (43) has been employed as Senior Vice President--Loans of Royal Savings Bank since July 2003 and was appointed Secretary of Royal Savings Bank in August 2004. From 1999 to 2003, Mr. Morua served as Regional Vice President of Advance Bank in Chicago, Illinois.

         Robert Necastro (58) has been employed by Royal Savings Bank as Senior Vice President--Loans since January 2004. Prior to joining Royal Savings Bank, Mr. Necastro served as Vice President of Centier Bank in Whiting, Indiana from June 2003 to January 2004 and as Vice President of Advance Bank in Chicago, Illinois from October 1999 to May 2003.

         Kelly A. Wilson (32) has been employed by Royal Savings Bank as Vice President - Operations/IT since August 2003. Prior to joining Royal Savings Bank, Ms. Wilson was employed by Advance Bank in Chicago, Illinois. While at Advance Bank, Ms. Wilson served as a Systems Specialist from 1997-1999, as Assistant Branch Administrator from 1999-2000 and as Assistant Vice President/Data Resource Manager from 2000 until August 2003.

BOARD MEETINGS AND COMMITTEES

         Royal Financial was incorporated on September 15, 2004 and, therefore, no board or committee meetings were held during fiscal year 2004. Following the offering, the Board of Directors of Royal Financial is expected to meet monthly, or more often as may be necessary.

         Royal Financial does not currently maintain any board committees, although we intend to establish standing audit, nominating and compensation committees following the offering.

         The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the appointment of an accounting firm to perform our annual audit, and will act as a liaison between the auditors and our Board of Directors. The Audit Committee will be comprised of directors who are "independent" under the current Nasdaq listing standards.

         The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is expected to be comprised of directors who are "independent" under the current Nasdaq listing standards.

         The Compensation Committee will establish our compensation policies and will review compensation matters. It is expected that the Compensation Committee will consist of directors who are "independent" under the current Nasdaq listing standards.

BOARD MEETINGS AND COMMITTEES OF ROYAL SAVINGS BANK

         Regular meetings of the Board of Directors of Royal Savings Bank are held once a month and special meetings of the Board of Directors of Royal Savings Bank are held from time-to-time as needed. There were 12 meetings of the Board of Directors of Royal Savings Bank held during the year ended June 30, 2004. No director attended fewer than 75% of the total number of meetings of the Board of Directors of Royal Savings Bank held during the year ended June 30, 2004, and the total number of meetings held by all committees of the Board on which the director served during such year. The Board of Directors has a separate Audit Committee, Appraisal/Loan Committee, Investment Committee and Asset/Liability Committee.

         The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also acts on the appointment of an accounting firm to perform the annual audit of Royal Financial and Royal Savings Bank, and it acts as a liaison between the auditors and the Board of Directors. The Audit Committee is composed of Mr. Dempsey (Chairman), Mrs. Minster, Mr. Rolewicz, and Mr. Serna.

         The Appraisal/Loan Committee meets as needed to monitor all loan activities and to establish, review and revise loan policies and practices. This committee also approves all loans that exceed management's loan authority. The Appraisal/Loan Committee is composed of Mr. Moll, Mr. Brodzinski (Ex-Officio), Mr. Morua (Ex-Officio), and Mr. Bird, who is an alternate.

         The Investment Committee reviews Royal Savings Bank's investments and the implementation of Royal Savings Bank's strategy as it relates to interest rate risk and reinvestment options. The Investment Committee is composed of Mr. Bird, Mr. Dempsey, Mr. Moll, Mr. Brodzinski (Ex-Officio), and Mrs. Minster, who is an alternate.

         The Asset/Liability Committee reviews and gives general direction to management relating to the asset and liability mix, liquidity and interest rate risk exposure. The Asset/Liability Committee is composed of Mr. Bird, Mr. Dempsey, Mrs. Minster, Mr. Moll, Mr. Rolewicz, and Mr. Serna.

DIRECTOR COMPENSATION

         Royal Savings Bank pays each director $1,700 for each board meeting attended. The aggregate amount of fees paid to such directors for the year ended June 30, 2004 was approximately $108,800.

EXECUTIVE COMPENSATION

         The following table shows the compensation paid by Royal Savings Bank to its President and Chief Executive Officer and the other executive officers of Royal Savings Bank who received a salary and bonus of $100,000 or more. No other executive officer of Royal Savings Bank received salary and bonus for fiscal 2004 of at least $100,000.

                                               ANNUAL COMPENSATION(1)
                                            YEAR ENDED JUNE 30, 2004
                                   --------------------------------------------
         NAME AND PRINCIPAL
              POSITION             YEAR        SALARY        BONUS     OTHER(2)
         ------------------        ----        ------        -----     --------
Donald A. Moll, President
   and Chief Executive Officer     2004       $105,000         --       $6,800

------------------------------------
(1) Summary compensation information is excluded for the fiscal years ended June 30, 2003 and 2002, as Royal Savings Bank was not a public company during those periods.
(2)      Represents directors' fees.

PRESENT BENEFIT PLANS

         Royal Savings Bank has a Profit Sharing Plan in which substantially all employees may participate. Royal Savings Bank may contribute to the Plan at the discretion of the Board of Directors. Contributions to the Plan were approximately $50,000 for the years ended June 30, 2004 and 2003. Royal Savings Bank also maintains health and welfare benefits for the benefit of substantially all of its full-time employees.

         Benefits available under the health and welfare benefits include major medical, life, accidental death and dismemberment, and disability insurance. These benefits are available to all employees who have attained a minimum age and length of service.

         The Bank had deferred compensation plans where two former directors would each be paid $1,000 per month for life. The present value of these agreements was recorded based on life expectancy and a discount rate of 7%. During August of 2003, because of the death of one of the former directors, approximately $19,000 of this liability was reversed through other income. At June 30, 2004 and 2003, a liability of approximately $79,000 and $104,000, respectively, remained and was included in accrued interest payable and other liabilities in the statement of financial condition.

NEW BENEFIT PLANS

         Employment Agreements. Royal Savings Bank plans to enter into employment agreements with Donald A. Moll, Allen W. Bird, Neil Brodzinski, Andrew Morua, Robert Necastro, and Kelly Wilson. Royal Financial will be a signatory to the agreement for the sole purpose of guaranteeing payments thereunder.

         Donald A. Moll. Royal Financial and Royal Savings Bank will enter into an employment agreement with Donald A. Moll, its President and Chief Executive Officer, to be effective _______, 2004, which has a term of three years expiring on _______, 2007. The term of the agreement is automatically renewed for successive one-year term, unless either party gives 90-days' advance notice of an intention to terminate the agreement. The agreement provides for an annual base salary of $105,000, which is subject to review from time to time, and may be increased when and to the extent the Board of Directors, in its discretion, determines. Mr. Moll may receive a discretionary bonus to the extent determined by the Board of Directors and is entitled to participate in benefit plans and other fringe benefits available to Royal Financial and Royal Savings Bank's executive officers.

         Under the agreement, Mr. Moll's employment may be terminated by Royal Financial and Royal Savings Bank at any time for "cause," as defined in the agreement, or if he resigns from Royal Financial and Royal Savings Bank without "good reason," the agreement immediately terminates, and he would be entitled only to unpaid benefits accrued during the term of his employment. If Mr. Moll chooses to resign with good reason, or Royal Financial and Royal Savings Bank choose to terminate his employment without cause, he is also entitled to receive severance in the amount equal to 100% of his then-current base annual salary, plus the average of the sum of the bonuses he earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year's bonus amount, if any. The agreement also provides for death benefits equal to six months of his then-current annual base salary.

         In the event that Mr. Moll is terminated after a change in control (as defined in the agreement) of Royal Financial and Royal Savings Bank, he will be entitled to a lump sum payment equal to three times the sum of (1) his annual base salary; (2) the greater of (a) his bonus amount, if any, for the prior year or (b) his average bonus, if any, for the three preceding years; and (3) the sum of the contributions that would have been made by Royal Financial and Royal Savings Bank to him during the year under benefit plans and the annual value of any other executive perquisites. The agreement also entitles Mr. Moll to receive gross-up payments to cover any federal excise taxes payable by him in the event the change in control benefits are deemed to constitute "excess parachute payments" under Section 280G of the Code.

         The agreement also contains nonsolicitation provisions, which prohibit Mr. Moll from soliciting, either for his own account or for the benefit of any entity located within a 20-mile radius of any location of Royal Financial, Royal Savings Bank or any of its subsidiaries, any of Royal Savings Bank's clients or its employees. These nonsolicitation provisions remain in effect for a period of one year after the termination of his employment.

         Other Executives. Royal Financial and Royal Savings Bank will also enter into employment agreements with (1) Allen W. Bird, Senior Vice President - Investments, (2) Neil Brodzinski, Senior Vice President and Chief Financial Officer, (3) Andrew Morua, Senior Vice President - Loans, (4) Robert Necastro, Senior Vice President - Loans, and (5) Kelly A. Wilson, Vice President - Operations/IT (collectively referred to as the "Executives").

         Each of these agreements shall become effective on _________, 2004. The term of the agreement with Mr. Morua is two years expiring on __________, 2006. The term of the agreements with each of Mr. Bird,

Mr. Brodzinski, Mr. Necastro and Ms. Wilson is one year expiring on __________, 2005. The agreements are automatically renewed for an additional year, unless either party gives 90-days' advance notice of an intention to terminate the agreement. Except as discussed below, the terms and provisions of the Executives' agreements are substantially similar to those of the employment agreement with Mr. Moll.

         The initial base salary for each of Mr. Bird, Mr. Brodzinski, Mr. Morua, Mr. Necastro, and Ms. Wilson provided in the agreements is expected to be their current salaries of $28,251, $65,920, $98,880, $85,000, and $58,710, respectively. Each Executive's base salary is subject to periodic review from time to time, and may be increased when and to the extent the Board of Directors, in its discretion, determines.

         If the Executive chooses to resign with good reason, or Royal Financial and Royal Savings Bank choose to terminate his/her employment without cause, he/she is entitled to receive severance in the amount equal to 100% of his/her then-current annual base salary, plus the average of the sum of any bonuses he/she earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year's bonus amount, if any.

         In the event the Executive is terminated after a change of control (as defined in the agreement) of Royal Financial and Royal Savings Bank, he/she will be entitled to unpaid benefits accrued during the term of his/her employment, a pro rata bonus for the year of termination based on the prior year's bonus amount, if any, and a lump-sum payment equal to, in the case of Mr. Morua two times the sum of, and in the case of all other Executives one times the sum of:
(a) his/her annual base salary; plus (b) the greater of (i) his/her bonus amount, if any, for the prior year or (ii) his/her average bonus, if any, for the three preceding years; and (c) the sum of contributions that would have been made by Royal Financial and Royal Savings Bank to him/her during the year under benefit plans and the annual value of any other executive perquisites. The Executive will also be entitled to outplacement counseling services for a reasonable period of time following such termination as agreed between the Executive, Royal Financial and Royal Savings Bank.

         Each agreement also contains certain nonsolicitation provisions, which prohibit the Executive from soliciting, either for his/her own account or for the benefit of any entity located within a 20-mile radius of any location of Royal Financial, Royal Savings Bank or any of its subsidiaries, any of Royal Savings Bank's or its subsidiaries' clients or employees. These nonsolicitation provisions remain in effect for a period of one year after the termination of his/her employment.

         Employee Stock Ownership Plan. Royal Financial Bank has established the ESOP for its eligible employees to become effective upon the first day of the plan year during which the Conversion occurs. Employees who have been credited with at least 1,000 hours of service during a 12-month period (as specified in the ESOP) and who have attained age 21 are eligible to participate in the ESOP, subject to the terms and conditions of the ESOP.

         As part of the Conversion, in order to fund the purchase of up to 8% of the common stock issued in the offering (including the shares contributed to the Foundation), we anticipate that the ESOP will borrow funds from Royal Financial. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the ESOP. The ESOP may purchase the shares in the subscription offering to the extent that sufficient shares remain available after purchase of shares by Eligible Account Holders. If insufficient shares are available for the purchase of 8% of the shares to be sold in the Conversion, the ESOP may purchase shares following the Conversion in the open market or in private transactions to the extent that shares are available for purchase on terms acceptable to the ESOP trustee. The purchase price of shares purchased in the open market or private transactions may exceed the $10 per share price to be paid in the Conversion. Any purchase of shares in the open market or private transactions for more than $10.00 per share would increase the amount of the loan that we would need to make to the ESOP. The loan to the ESOP will be repaid principally from employer contributions to the ESOP over a period currently anticipated to be 10 years, and the collateral for the loan will be the common stock purchased by the ESOP (provided that shares of our common stock that are allocated for a year immediately cease to be part of the loan collateral). The interest rate for the ESOP loan is expected to be a fixed rate of ____% per annum. Contributions to the ESOP may be fixed under the terms of the ESOP loan until the loan is repaid in full, subject to any refinancing of the loan agreed to by the ESOP trustee. Additional discretionary contributions may be made to the ESOP for any plan year in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or upon the original issuance of additional shares or upon the sale of treasury shares by us. Such purchases, if made, would be funded through

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additional borrowings by the ESOP or additional employer contributions.
The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares of common stock purchased by the ESOP with the loan proceeds will be held in a suspense account (referred to in the ESOP as the Unallocated Reserve) and released for allocations to the accounts of eligible participants based on a formula in federal regulations governing ESOP loans as debt service payments are made. Shares released from the Unallocated Reserve will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation (as defined in the ESOP) to the total compensation of all eligible ESOP participants. Forfeitures will be reallocated among eligible participants in a similar manner. Upon the completion of one year of service, the ESOP account balances of each participant will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of five years of service. Credit is given for years of service with Royal Savings Bank prior to adoption of the ESOP. In the case of death, retirement (under the ESOP), disability (under the ESOP) or a change in control (under the ESOP), however, participants immediately will become fully vested in their ESOP account balances. Benefits may be payable from the ESOP upon death, retirement or disability or in the plan year following separation from service if the participant's accounts do not exceed $5,000. Otherwise, distributions will not be made until the last quarter of the sixth full plan year following separation from service or, if later, when the ESOP loan is repaid in full. Distributions may also be made to a partial degree after a participant attains age 55 and completes 10 years of active participation in the ESOP, even if a participant has not separated from service.

         _______ will serve as trustee of the ESOP. Under the ESOP, the trustee must generally vote all allocated shares of common stock held in the ESOP in accordance with the instructions of the corresponding participants. Allocated shares for which no directions are received and unallocated shares will generally be voted, on any matter, in the same ratio as those allocated shares for which participant instructions are received, in each case subject to the requirements of applicable law and the fiduciary duties of the trustee. Similar procedures will apply in the event of a tender or exchange offer involving the common stock held in the ESOP.

         Royal Savings Bank has reserved the right to amend or terminate the ESOP at anytime, subject to the requirements of applicable law.

         Generally accepted accounting principles require that any third-party borrowing by the ESOP be reflected as a liability on our statement of financial condition. Since the ESOP is borrowing from Royal Savings Bank, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from us, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

         The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, the Code and the regulations of the Department of Treasury and the Department of Labor thereunder.

         Stock Option Plan. Following consummation of the Conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan is expected to provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), nonqualified or compensatory stock options and stock appreciation rights (collectively, "Awards"). Awards may be granted to our directors, officers and key employees. The stock option plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Unless sooner terminated, the stock option plan is expected to continue in effect for a period of 10 years from the date the stock option plan is adopted by the Board of Directors.

         Under the stock option plan, the Committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option

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must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).

         At a meeting of our stockholders after the Conversion, which under applicable FDIC policies may be held no earlier than six months after the completion of the Conversion, we intend to present the stock option plan to stockholders for approval and to reserve an amount equal to 10% of the shares of common stock issued in the Conversion (between 170,000 shares based on the minimum of the offering range and 264,500 shares based on 15% above the maximum of the offering range), for issuance under the stock option plan. FDIC policies provide that, in the event such plan is implemented within one year after the Conversion, no individual officer or employee of Royal Savings Bank may receive more than 25% of the options granted under the stock option plan and nonemployee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. FDIC policies also provide that the exercise price of any options granted under any such plan within one year after the Conversion must be at least equal to the fair market value of the common stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment under the Code.

         At the time an Award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

         Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period and other requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will generally realize income for federal income tax purposes equal to the amount received, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.

         Recognition Plan. After the Conversion, we intend to adopt a recognition plan for our directors, officers and employees. The objective of the recognition plan will be to enable us to provide directors, officers and employees with a proprietary interest in us as an incentive to contribute to our success. We intend to present the recognition plan to our stockholders for their approval at a meeting of stockholders which, pursuant to applicable FDIC policies, may be held no earlier than six months after the Conversion.

         The recognition plan will be administered by a committee of our Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition plan (the "Trust"). We will contribute sufficient funds to the Trust so that the Trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock issued in the Conversion (between 68,000 shares based on the minimum of the offering range and 105,800 shares based on 15% above the maximum of the offering range). Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by our Board of Directors or a committee thereof. For accounting

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purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the recognition plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

         Indebtedness of Management. In the ordinary course of business, Royal Savings Bank makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At June 30, 2004, Royal Savings Bank had one loan outstanding to a director of Royal Savings Bank. This loan totaled approximately $81,370.

                                 THE CONVERSION

         THE BOARD OF DIRECTORS OF ROYAL FINANCIAL AND ROYAL SAVINGS BANK HAVE APPROVED THE PLAN OF CONVERSION, AS HAVE THE FDIC AND DBRE, SUBJECT TO APPROVAL BY THE MEMBERS OF ROYAL SAVINGS BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE FDIC AND THE DBRE, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCIES.

GENERAL

         On August 18, 2004, the Board of Directors of Royal Savings Bank unanimously adopted the Plan, pursuant to which Royal Savings Bank will be converted from an Illinois chartered mutual savings bank to an Illinois chartered stock savings bank to be known as "Royal Savings Bank," and we will offer and sell our common stock. All of the common stock of Royal Savings Bank following the Conversion will be held by Royal Financial, which is incorporated under Delaware law. The Plan is subject to approval from the DBRE, non-objection of the FDIC, and approval by the members of Royal Savings Bank. A special meeting has been called for this purpose to be held on ____________, 2004.

         In adopting the Plan, the Board of Directors of Royal Savings Bank determined that the Conversion was advisable and in the best interests of its members and Royal Savings Bank. The Board further determined that the interests of certain depositors in the net worth of Royal Savings Bank would be equitably provided for and that the Conversion would not have any adverse impact on the reserves and net worth of Royal Savings Bank.

         We must receive approval from the Federal Reserve to become a bank holding company and to acquire all of the common stock of Royal Savings Bank to be issued in connection with the Conversion. We plan to retain 42% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then-to-be-issued and outstanding capital stock of Royal Savings Bank. Based on the minimum and maximum, plus 15%, of the offering range, we intend to use approximately $1,360,000 and $1,840,000, respectively, of the net proceeds retained by us to loan funds to the ESOP to enable the ESOP to purchase up to 8% of the common stock. The Conversion will not be completed unless we sell shares of common stock equal to our appraised value.

         The Plan provides generally that we will offer shares of common stock for sale in the Subscription Offering to Royal Savings Bank's Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members of Royal Savings Bank. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering commencing prior to or upon completion of the Subscription Offering. See "--Subscription Offering and Subscription Rights" and "--Community Offering." We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community Offering.

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         The aggregate price of the shares of common stock to be issued in the
Conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $17,000,000 to $26,450,000. All shares of common stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the Conversion. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "--How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined. The following discussion of the Conversion summarizes the material aspects of the Plan of Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the offices of Royal Savings Bank and at the offices of the FDIC. The Plan is also filed as an exhibit to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF CONVERSION

         As a mutual savings bank, Royal Savings Bank does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Royal Savings Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will result in an increase in the capital base of Royal Savings Bank and Royal Financial, which will support the operations of Royal Savings Bank and Royal Financial. The Conversion will permit Royal Savings Bank's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The Conversion will also provide additional funds for lending and investment activities, provide funds to facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets, and enable Royal Savings Bank to compete more effectively with other financial institutions.

         The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the Conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

         After the Conversion, the unissued common and preferred stock authorized by our Certificate of Incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the recognition plan or upon exercise of stock options. After the Conversion, we will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management--New Stock Benefit Plans."

EFFECTS OF CONVERSION

         General. Before the Conversion, each depositor in Royal Savings Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Royal Savings Bank, which interest may only be realized in the event of a liquidation of Royal Savings Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes their account receives nothing for their ownership interest in the net worth of Royal Savings Bank, which is lost to the extent that the balance in the account is reduced.

         Consequently, the depositors of Royal Savings Bank normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that Royal Savings Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Royal Savings Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

         When Royal Savings Bank converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Royal Savings Bank, and Royal Savings Bank will become a wholly owned subsidiary of Royal Financial. The common stock of Royal Savings Bank and Royal Financial is separate and apart from deposit accounts of Royal Savings Bank and cannot be and is not insured by the FDIC or

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any other governmental agency. Certificates will be issued to evidence ownership of the permanent stock of Royal Savings Bank and Royal Financial. The stock certificates of Royal Financial will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Royal Savings Bank.

         Continuity. While the Conversion is being accomplished, the normal business of Royal Savings Bank of accepting deposits and making loans will continue without interruption. Royal Savings Bank will continue to be subject to regulation by the FDIC and the DBRE. After the Conversion, Royal Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The directors and officers of Royal Savings Bank at the time of the Conversion will continue to serve as directors and officers of Royal Savings Bank after the Conversion. The directors and officers of Royal Financial consist of individuals currently serving as directors and officers of Royal Savings Bank, and they will retain their positions in Royal Savings Bank after the Conversion.

         Effect on Deposit Accounts. Under the Plan, each depositor in Royal Savings Bank at the time of the Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effect on Loans. No loan outstanding from Royal Savings Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

         Effect on Voting Rights of Members. At present, all depositors of Royal Savings Bank are members of, and have voting rights in, Royal Savings Bank as to all matters requiring membership action. When we complete the Conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of Royal Savings Bank. After the Conversion, all voting rights in Royal Savings Bank will be vested in Royal Financial as the sole stockholder of Royal Savings Bank. Exclusive voting rights with respect to Royal Financial will be vested in the holders of common stock. Depositors of Royal Savings Bank will not have voting rights in us after the Conversion, except to the extent that they become stockholders of us.

         Tax Effects. To complete the Conversion, we must receive rulings or opinions with regard to federal and Illinois income taxation that indicate that the Conversion will not be taxable for federal or Illinois income tax purposes to us or Royal Savings Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. We will receive favorable opinions regarding the federal and Illinois income tax consequences of the Conversion. See "--Tax Aspects of the Conversion."

         Effect on Liquidation Rights. If Royal Savings Bank were to liquidate, all claims of Royal Savings Bank's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of Royal Savings Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Royal Savings Bank immediately prior to liquidation. In the unlikely event that Royal Savings Bank were to liquidate after the Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights of Certain Depositors"), with any assets remaining thereafter distributed to us as the holder of Royal Savings Bank's capital stock. Pursuant to the rules and regulations of the FDIC, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

WE PLAN TO ESTABLISH THE ROYAL CHARITABLE FOUNDATION

         General. To continue Royal Savings Bank's commitment to the communities that we serve, the Plan provides that Royal Savings Bank will establish the Royal Charitable Foundation, as a [non-stock Delaware corporation]. The Foundation will be funded with $100,000 in cash and shares of Royal Financial's common stock,

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with an initial value of $500,000. By increasing Royal Savings Bank's visibility and reputation in the communities that it serves, Royal Savings Bank believes that the Foundation will enhance the long-term value of our community banking franchise. The Foundation will be dedicated to charitable purposes within the communities served by Royal Savings Bank, including community development activities.

         Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. Traditionally, Royal Savings Bank has emphasized community lending and community development activities within the communities that we serve. The Foundation is being formed as a complement to Royal Savings Bank's existing community activities. While Royal Savings Bank intends to continue to emphasize community lending and community development activities following the Conversion, such activities are not Royal Savings Bank's sole corporate purpose. Royal Charitable Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to Royal Savings Bank. We believe that the Foundation will enable Royal Savings Bank to assist the local community in areas beyond community development and lending.

         The board of directors believes the establishment of a charitable foundation is consistent with Royal Savings Bank's commitment to community reinvestment activities. The board further believes that the funding of the Foundation with $100,000 in cash and shares of Royal Financial's common stock, with an initial value of $500,000, is a means of enabling the communities served by Royal Savings Bank to share in Royal Financial's growth and success long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and Royal Savings Bank, forming a partnership with Royal Savings Bank's community. The establishment of the Foundation also will enable Royal Savings Bank to develop a unified charitable donation strategy. Royal Savings Bank, however, does not expect the contribution to the Foundation to take the place of our traditional community lending activities. In this respect, Royal Savings Bank may continue to make contributions to other charitable organizations and/or we may make additional contributions to the Foundation.

         Structure of the Foundation. Two members of both Royal Financial and Royal Savings Bank's board of directors (________ and ________) and one other individual chosen based on his or her commitment and service to charitable and community purposes will comprise the Foundation's initial board of directors. The other individual will not be affiliated with Royal Financial or Royal Savings Bank. There are no plans to change the size or composition of the Foundation's board of directors during the one-year period after the completion of the Conversion. Royal Savings Bank currently intends that less than a majority of Royal Savings Bank's or Royal Financial's directors also will serve as directors of the Foundation. Following the first anniversary of the offering, the Foundation may alter the size and composition of its board of directors.

         A nominating committee of the Foundation's board will nominate individuals eligible for election to the board of directors. The members of the Foundation, who are comprised of its board members, will elect the directors from those nominated by the nominating committee. Directors will be divided into three classes with each class appointed for three-year terms. It is not anticipated that the members of Royal Financial's and Royal Savings Bank's board of directors who also serve as a director of the Foundation will receive any additional compensation for serving as a director of the Foundation. We have not determined whether the other Foundation directors will receive any compensation. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation also provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members. The Foundation will make no award, grant or distribution to any director, officer or employee of Royal Financial or Royal Savings Bank or to any of their affiliates.

         The board of directors of the Foundation will have the authority for the affairs of the Foundation. Among the responsibilities of the Foundation directors is the establishment of the policies of the Foundation with respect to its grants or donations, consistent with the purposes of the Foundation. Although no formal policy governing Foundation grants exists at this time, the Foundation's board of directors will adopt a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with its charitable purpose. The directors of the Foundation will also be responsible for

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directing the activities of the Foundation, including the management of Royal
Financial's common stock held by the Foundation.

         The Foundation's place of business is expected to be located at Royal Savings Bank's main office. Initially, the Foundation is expected to have no separate employees but will utilize the staff of Royal Savings Bank and may pay Royal Savings Bank for the value of these services. The board of directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation.

         We intend to capitalize the Foundation with $100,000 in cash and shares of Royal Financial's common stock which will have an initial value of $500,000. _________ and _________, who will serve as initial directors of the Foundation, and their affiliates, intend to purchase, subject to availability, an aggregate of _________ shares of common stock. The shares of common stock to be acquired by the Foundation, when combined with the proposed purchases of shares of common stock by _________ and _________ and their affiliates will total _________ shares or ____% of the total number of shares of common stock to be issued and outstanding, assuming the sale of _________ shares of Royal Financial's common stock.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The Plan of Conversion requires that the purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial to make the independent valuation. For its services in making such appraisal and assistance in preparing a business plan, RP Financial's fees and out-of-pocket expenses are estimated to be $40,000. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

         -- the present and projected operating results and financial condition of Royal Savings Bank and the economic and demographic conditions in our existing marketing area;

         -- historical, financial and other information relating to Royal Savings Bank;

         -- a comparative evaluation of the operating and financial statistics of Royal Savings Bank with those of other similarly situated publicly traded savings institutions;

         --       the aggregate size of the offering of the common stock;

         -- the impact of the Conversion and offering on our stockholder's equity and earnings potential;

         --       the proposed dividend policy of Royal Financial; and

         -- the trading market for securities of comparable institutions and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial advised us that as of September 3, 2004, the estimated pro forma market value of the common stock ranged from a minimum of $17,000,000 to a maximum of $23,000,000, with a midpoint of $20,000,000 (the estimated valuation range). The Board of Directors determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share. Based on the estimated valuation range and the purchase price, the number of shares of common stock that Royal Financial will issue will range from 1,700,000 shares to 2,300,000 shares, with a midpoint of 2,000,000 shares (inclusive of the 50,000 shares contributed to the Foundation). The number of shares sold in the offering will range from 1,650,000 shares to 2,250,000 shares, with a midpoint of 1,950,000 shares.

         The Board of Directors reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the fiscal year ended June 30, 2004, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of

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which are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation.

         Following commencement of the subscription offering, the maximum of the estimated valuation range, with the approval of the DBRE and the FDIC, may be increased by up to 15%, to $26,450,000 and the maximum number of shares that will be outstanding immediately following the offering may be increased by up to 15% to 2,645,000 shares (inclusive of the 50,000 shares contributed to the Foundation). Under such circumstances, the number of shares sold in the offering will be increased to 2,595,000 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "The Conversion--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

         THIS INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES OF COMMON STOCK. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY ROYAL SAVINGS BANK, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF ROYAL SAVINGS BANK. THE INDEPENDENT VALUATION CONSIDERS ROYAL SAVINGS BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF ITS LIQUIDATION VALUE. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE INITIAL PURCHASE PRICE OF $10.00 PER SHARE.

         The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $26,450,000 or a decrease in the pro forma market value to less than $17,000,000, then Royal Financial, after consulting with the FDIC or DBRE, may terminate the Plan of Conversion and return all funds promptly, with interest on payments made, establish a new offering range and commence a resolicitation of subscribers or take such other actions as may be permitted by the FDIC and DBRE in order to complete the Conversion and the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the FDIC or DBRE, for periods of up to 90 days, not to extend beyond 24 months following the special meeting of corporations to approve the Plan of Conversion, or ____________ 200_.

         An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Royal Financial's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber's ownership interest and Royal Financial's pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Royal Savings Bank and the other locations specified under "Additional Information."

         No sale of shares of common stock may occur unless, prior to such sale, RP Financial confirms to Royal Savings Bank and the FDIC and DBRE that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the independent valuation is incompatible with the estimate of the pro forma market value of the common stock of Royal Financial, Inc. at the conclusion of the Offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the FDIC and DBRE. If such confirmation is not received, we may return all funds promptly, with interest on payments made, establish a

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new estimated valuation range and commence a resolicitation of all purchasers with the approval of the FDIC and DBRE, or take such other actions as permitted by the FDIC and DBRE, in order to complete the offering.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the Plan of Conversion, rights to subscribe for the purchase of common stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority:

         (1)      Eligible Account Holders;

         (2)      The ESOP;

         (3)      Supplemental Eligible Account Holders; and

         (4)      Other Members of Royal Savings Bank.

         All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."

         PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

                  (a) $150,000 of common stock;

                  (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock; or

                  (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on July 31, 2003 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make their total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the offering range.

         To ensure proper allocation of stock, each Eligible Account Holder must list on their subscription order form all accounts in which they have an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Royal Savings Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding July 31, 2003.

         PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. The ESOP currently intends to purchase 8% of the shares of common stock, or 136,000 shares and 184,000 shares based on the minimum and maximum of the offering range, respectively.

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

Subscriptions by the ESOP will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of Royal Savings Bank's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the Conversion is increased to an amount greater than the number of shares representing the maximum of the offering range ("Maximum Shares"), the ESOP will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the common stock. See "--Limitations on Common Stock Purchases" and "Risk Factors--Possible Increase in the Offering Range Would Be Dilutive."

         PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

                  (a) $150,000 of common stock;

                  (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock; or

                  (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on ____________, 20__ (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make their total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for common stock in the Subscription Offering up to the greater of:

                  (a) $150,000 of common stock; or

                  (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock, in each case subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases."

         In the event the Other Members subscribe for a number of shares that, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the Conversion, available shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make their total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

         Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, central time, on ____________ , 2004 (the "Expiration Date"), unless extended for up to 45 days or for such additional periods by us as may be approved by the FDIC. No single extension may exceed 90 days, and the Subscription

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Offering may not be extended beyond ____________, 200_. Subscription rights that have not been exercised prior to the Expiration Date (unless extended) will become void.

         We will not execute orders until at least the minimum number of shares of common stock (1,650,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date (subject to extensions as described above), all funds delivered to Royal Savings Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members of Royal Savings Bank, we may elect to offer such shares either concurrently with, at any time during or as soon as practicable after the end of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Cook County, Illinois (such natural persons referred to as "Preferred Subscribers"); provided that the Community Offering must be completed within 45 days of the completion of the subscription offering, unless extended as may be approved by the FDIC. Such persons may purchase up to the greater of:

                  (a) $150,000 of common stock, or

                  (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock, in each case subject to the maximum purchase limitations.

         See "--Limitations on Common Stock Purchases." THIS AMOUNT MAY BE INCREASED AT OUR SOLE DISCRETION TO UP TO 5% OF THE TOTAL OFFERING OF SHARES IN THE SUBSCRIPTION OFFERING; PROVIDED, ORDERS FOR COMMON STOCK IN THE COMMUNITY OFFERING WILL FIRST BE FILLED TO A MAXIMUM OF 2% OF THE TOTAL NUMBER OF SHARES OF COMMON STOCK SOLD IN THE CONVERSION AND THEREAFTER ANY REMAINING SHARES SHALL BE ALLOCATED ON AN EQUAL NUMBER OF SHARES BASIS PER ORDER UNTIL ALL ORDERS HAVE BEEN FILLED. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION OF THE COMMUNITY OFFERING.

         If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible.

         Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

SYNDICATED COMMUNITY OFFERING

         The Plan of Conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Hovde acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the Syndicated Community Offering. Neither Hovde nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Hovde has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share that is the same price as all other shares being offered in the Conversion.

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


No person will be permitted to subscribe in the Syndicated Community Offering for shares of common stock with an aggregate purchase price of more than $150,000.

         The Syndicated Community Offering may close at any time after the Expiration Date at our discretion, but in no case later than 45 days after the completion of the subscription offering, unless further extended with the consent of the FDIC. The offering may not be extended beyond _______ , 200_.

PERSONS WHO CANNOT EXERCISE SUBSCRIPTION RIGHTS

         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

         -- the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small;

         -- the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of Royal Financial and Royal Savings Bank or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and

         -- such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

         Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Royal Financial, its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

         The Plan includes the following limitations on the number of shares of common stock that may be purchased in the Conversion:

         (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

         (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $150,000 of common stock, (b) one-tenth of one percent (0.10 %) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

         (3) The ESOP may purchase in the aggregate up to 8% of the shares of common stock, including any additional shares issued in the event of an increase in the offering range;

         (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $150,000 of common stock, (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

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


         (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of (a) $150,000 of common stock or (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock, subject to the overall limitation in clause (6) below;

         (6) Except for the ESOP and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $200,000 of common stock issued in the Conversion, or 0.87% at the maximum of the offering range; and

         (7) No more than 34% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of Royal Savings Bank and their associates in the aggregate, excluding purchases by the ESOP. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Royal Savings Bank, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the Conversion at our sole discretion. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in our sole discretion may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

         In the event of an increase in the total number of shares of common stock offered in the Conversion due to an increase in the offering range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan:

         (1) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares;

         (2) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the Adjusted Maximum;

         (3) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the Adjusted Maximum;

         (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the Adjusted Maximum; and

         (5) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the Adjusted Maximum.

         The term "associate" of a person is defined to include the following:

                  (a) any corporation or other organization (other than Royal Financial and Royal Savings Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

                  (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; provided, however, that such term shall not include any tax-qualified employee stock benefit plan of Royal Financial and Royal Savings Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

                  (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action toward a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships,

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


common addresses on Royal Savings Bank's records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

MARKETING ARRANGEMENTS

         We have engaged Hovde as a financial adviser and marketing agent in connection with the offering of the common stock, and Hovde has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the Conversion. Hovde is a member of the National Association of Securities Dealers, Inc. ("NASD") and an SEC-registered broker-dealer.

         Hovde is headquartered in Washington, D.C., and its telephone number is
(202) 775-8109. Hovde will provide various services including, but not limited to, (i) provide advice and training to personnel of Royal Savings Bank, including the directors, officers and employees regarding their respective tasks and responsibilities throughout the Conversion; (ii) assist in identifying, soliciting and working with third parties to provide Royal Savings Bank with appraisal, printing, business plan, conversion agent and/or transfer agent services; (iii) provide counsel and assistance to Royal Savings Bank (specifically, the ESOP), its directors, management and staff in obtaining competitive loans to finance the purchase of Royal Financial common stock in the subscription, community and/or public offerings, as applicable; and (iv) participate in the drafting and distribution of any press releases pertaining to the Conversion. Based upon negotiations with us concerning fee structure, Hovde will receive a management fee of $40,000 and a commission equal to 1.75% of the aggregate dollar amount of stock sold in the subscription offering and 3.00% of the aggregate dollar amount of stock sold in the community and syndicated community offerings, if any, excluding certain shares sold to the ESOP, the Foundation and our directors, officers and employees, as well as their associates, both payable upon consummation of the Conversion. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, Royal Savings Bank will pay to such selected dealers a fee at the commission rate to be agreed upon by Hovde and us, for shares sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Hovde and to any other broker-dealer may be deemed to be underwriting fees, and Hovde and such broker-dealers may be deemed to be underwriters. Hovde will also be reimbursed for its reasonable legal fees and out-of-pocket expenses in an amount not to exceed $50,000, subject to unforeseen circumstances. We have agreed to indemnify Hovde and each person, if any, who controls Hovde against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of the Conversion, including liabilities under the Securities Act, except those that are due to Hovde's willful misconduct or gross negligence.

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock by mailing written materials to members of Royal Savings Bank and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the common stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Hovde. Other employees of Royal Savings Bank may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

         To ensure that each purchaser receives a prospectus at least 48 hours before __________, 2004 (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date.

         Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Royal Savings Bank (which may be given by completing the appropriate

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blanks in the order form), must be received by Royal Savings Bank by 12:00 noon,
Central time, on the 45th day after the Expiration Date (unless extended). In addition, we will require a prospective purchaser to execute a certification in the form required by applicable FDIC regulations in connection with any sale of common stock. Order forms that are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted.
We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (July 31, 2003) or the Supplemental Eligibility Record Date (_______, 2004) and depositors as of the close of business on the Voting Record Date (____________, 2004) must list all accounts on the stock order form giving all names in each account and the account numbers. FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN FEWER SHARES BEING ALLOCATED TO YOU THAN IF ALL OF YOUR ACCOUNTS HAD BEEN DISCLOSED.

         Payment for subscriptions may be made (1) by check or money order, or
(2) by authorization of withdrawal from deposit accounts maintained with Royal Savings Bank. All payments received will be placed in a separate savings account at Royal Savings Bank, and interest will be paid at Royal Savings Bank's passbook rate of interest from the date payment is received until the Conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes Royal Savings Bank to withdraw the amount of the purchase price from their deposit account, Royal Savings Bank will do so as of the effective date of the Conversion. Royal Savings Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes. Instead, the ESOP may pay for the shares of common stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Community Offerings, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or Royal Financial to lend to the ESOP, at the completion of the Conversion, the aggregate purchase price of the shares for which the ESOP subscribed.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at Royal Savings Bank. Persons with IRAs maintained at Royal Savings Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required. Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of Royal Savings Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

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RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the Plan or the shares of common stock to be issued upon their exercise.

         You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the Conversion.

         WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY US TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

LIQUIDATION RIGHTS OF CERTAIN DEPOSITORS

         In the unlikely event of a complete liquidation of Royal Savings Bank in its present mutual form, each depositor of Royal Savings Bank would receive their pro rata share of any assets of Royal Savings Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of their deposit account was to the total value of all deposit accounts in Royal Savings Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation of Royal Savings Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Royal Savings Bank. However, except as described below, their claim would be solely in the amount of the balance in their deposit account plus accrued interest. They would not have an interest in the value or assets of Royal Savings Bank above that amount. The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Royal Savings Bank's retained earnings as of the date of its latest statement of financial condition contained in the final prospectus utilized in the Conversion. As of June 30, 2004, the initial balance of the liquidation account would be approximately $____ million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if they were to continue to maintain their deposit account at Royal Savings Bank, would be entitled, upon a complete liquidation of Royal Savings Bank after the Conversion, to an interest in the liquidation account prior to any payment to Royal Financial as the sole stockholder of Royal Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in Royal Savings Bank at the close of business on July 31, 2003, or _______, 2004, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest as set forth in the Plan of Conversion in the total liquidation account for each of their deposit accounts based on the proportion that the balance of each such deposit account on the July 31, 2003, eligibility record date (or the ______________, 2004, supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Royal Savings Bank on such dates.

         If, however, on any June 30 annual closing date of Royal Savings Bank, commencing June, 2005, the amount in any deposit account is less than the amount in such deposit account on July 31, 2004 or ________________, 2005, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Royal Financial as the sole stockholder of Royal Savings Bank.

TAX ASPECTS OF THE CONVERSION

         Completion of the Conversion is expressly conditioned upon prior receipt of either a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to federal tax laws, and either a ruling or an

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opinion with respect to Illinois tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in the recognition of any gain or loss to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued. YOU SHOULD CONSULT WITH YOUR TAX ADVISER AS TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE CONVERSION TO YOUR PARTICULAR SITUATION.

         Vedder, Price, Kaufman & Kammholz, P.C. ("Vedder Price"), Chicago, Illinois, will issue an opinion to us substantially to the effect that, for federal income tax purposes:

         (1) Royal Savings Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code and no gain or loss will be recognized by Royal Savings Bank as a result of the Conversion;

         (2) no gain or loss will be recognized by Royal Savings Bank upon the receipt of money from Royal Financial in exchange for its capital stock and no gain or loss will be recognized by Royal Financial upon the receipt of money in exchange for its capital stock;

         (3) no gain or loss will be recognized by the Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of withdrawable savings accounts in Royal Savings Bank immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts in Royal Savings Bank immediately prior to the Conversion, plus an interest in the liquidation account of Royal Savings Bank;

         (4) the basis of Royal Savings Bank's assets in the hands of Royal Savings Bank as a result of the Conversion will be the same as the basis of those assets in the hands of Royal Savings Bank immediately prior to the Conversion;

         (5) the holding period of the assets of Royal Savings Bank will include the period during which such assets were held by Royal Savings Bank prior to the Conversion;

         (6) Eligible Account Holders and Supplemental Eligible Account Holders will realize gain, if any, upon the receipt or exercise of the non-transferable subscription rights to purchase Royal Financial stock, but only to the extent the non-transferable subscription rights are deemed to have value. Based solely on the accuracy of the letter provided by RP Financial, and our reliance on such letter, stating that RP Financial is of the belief that such subscription rights have no ascertainable fair market value at the time of distribution or exercise, no gain or loss will be required to be recognized upon the receipt or exercise of such subscription rights;

         (7) the tax basis of the depositors' deposit accounts in Royal Savings Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion and the tax basis of the depositors' interest in the liquidation account will be zero;

         (8) the tax basis to the stockholders of the common stock purchased in the Conversion will be the amount paid therefor; and

         (9) the holding period for the shares of common stock purchased by such persons will begin on the date of consummation of the Conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering.

         The opinion of Vedder Price is based in part upon certain representations of Royal Savings Bank and Royal Financial and upon certain assumptions and qualifications, including that the Conversion is completed in the manner and according to the terms provided in the Plan. The opinion is also based upon the Code, Treasury Regulations thereunder currently in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Crowe Chizek and Company LLC will also issue an opinion that the foregoing tax effects of the Conversion under Illinois law are substantially the same as they are under federal law.

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         In a letter provided by RP Financial, it is their belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

         Unlike private letter rulings received from the IRS, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

         Delivery of Certificates. Certificates representing common stock issued in the Conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS

         Various approvals of the DBRE and the FDIC are required in order to consummate the Conversion. The FDIC and the DBRE approved the Plan of Conversion, subject to approval by Royal Savings Bank's members and other standard conditions. The Federal Reserve Board has also approved our holding company application, subject to certain standard conditions.

         We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the Conversion.

         Certain Restrictions on Purchase or Transfer of Shares After the Conversion. All shares of common stock purchased in connection with the Conversion by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the FDIC. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the common stock is registered pursuant to Section 12(g) of the Exchange Act.

         Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.

         Any repurchases of common stock by Royal Financial in the future will be subject to the receipt of any necessary approvals from the DBRE and/or the Federal Reserve Board and will be subject to any applicable regulations and policies of those agencies.

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      RESTRICTIONS ON ACQUISITION OF ROYAL FINANCIAL AND ROYAL SAVINGS BANK

GENERAL

         As described below, our Certificate of Incorporation and Bylaws and our and Royal Savings Bank's benefit plans, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either Royal Financial or Royal Savings Bank. Below is a summary of the material restrictions on acquisitions of Royal Financial and Royal Savings Bank.

RESTRICTIONS IN ROYAL FINANCIAL'S CERTIFICATE OF INCORPORATION AND BYLAWS

         General. A number of provisions of Royal Financial's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the material provisions of Royal Financial's Certificate of Incorporation and Bylaws that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board of Directors but that individual Royal Financial stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of Royal Financial more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of Royal Financial is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

         Limitation on Voting Rights. Article 12.B. of Royal Financial's Certificate of Incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of:

         o more than 10% of the issued and outstanding shares of any class of an equity security of Royal Financial; or

         o any securities convertible into, or exercisable for, any of our equity securities if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of Royal Financial.

The terms "person" and "beneficial ownership" are broadly defined to prevent circumvention of this restriction.

         The foregoing restrictions do not apply to the following:

         o any offer with a view toward public resale made exclusively to us by underwriters or a selling group acting on our behalf;

         o any tax-qualified employee benefit plan or arrangement established by us, Royal Savings Bank and any trustee of such a plan or arrangement; or

         o any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire Board of Directors.

         In the event that shares are acquired in violation of Article 12.B., all shares beneficially owned by any person in excess of 10% are considered "Excess Shares" and may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and our Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

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         Board of Directors. Article 7.A. of our Certificate of Incorporation
contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors must be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management--Management of Royal Financial." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors. Cumulative voting in the election of directors is not permitted.

         Directors may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to Royal Financial. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the Board of Directors is present, or the sole remaining director of Royal Financial, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

         Royal Financial's Bylaws govern nominations for election to the Board, and require all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, our principal executive offices not later than 120 days prior to the anniversary date of the mailing of the proxy materials by Royal Financial in connection with the immediately preceding annual meeting; provided that, with respect to the first scheduled annual meeting following completion of the Conversion, notice must be received no later than the close of business on Wednesday, May 25, 2005. Each such notice must set forth the following:

         o the name, age, business address and residence address of the stockholder submitting the nomination and of the person or persons nominated;

         o the principal occupation or employment of the stockholder submitting the nomination and of each person nominated;

         o the class and number of shares of Royal Financial's stock beneficially owned by the person submitting the nomination, by any person who is acting in concert with or who is an affiliate or associate of such stockholders (as such terms are defined in our Certificate of Incorporation), by any person who is a member of any group with such stockholders with respect to our stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to us, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholders, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);

         o a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         o a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

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

         o such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder and any other person covered by the third bullet point in this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

         o the consent of each nominee to serve as a director of Royal Financial if so elected.

         Our Certificate of Incorporation provides that the personal liability of the directors and officers of Royal Financial for monetary damages is eliminated to the fullest extent permitted by Delaware law. Delaware law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except:

         o for any breach of the director's duty of loyalty to the corporation or its stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions; or

         o for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Royal Financial and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

         Our Certificate of Incorporation provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Royal Financial or any predecessor of Royal Financial, or is or was serving at the request of Royal Financial or any predecessor of Royal Financial as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent permitted by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The provisions in our Bylaws also permit us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Board of Directors, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in our Certificate of Incorporation are not exclusive of any other rights that may be available under our Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Certificate of Incorporation authorizes us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Royal Financial, whether or not we would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

         The provisions regarding director elections and other provisions in the Certificate of Incorporation and Bylaws are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure Royal Financial by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of our Board of Directors even if holders of a majority of Royal Financial's capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of our management and policies and facilitate long-range planning for our business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

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         The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors and will make it easier for the Board to solicit proxies resisting such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in the best interests of Royal Financial or our stockholders.

         Authorized Shares. Article 4 of the Certificate of Incorporation authorizes the issuance of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide Royal Financial's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Royal Financial. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

         Meetings of Stockholders. Our Certificate of Incorporation provides that any action required or permitted by Delaware law or the Certificate of Incorporation to be approved by or consented to by our stockholders, must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent by stockholders in lieu of a meeting of stockholders. The Certificate of Incorporation further provides that, with limited exceptions, special meetings of stockholders may be called only by a three-fourths vote of the Board of Directors.

         Stockholder Proposals. Our Bylaws provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the Conversion, business must be:

         o brought before the meeting by or at the direction of the Board of Directors; or

         o otherwise properly brought before the meeting by a stockholder who has given timely and complete notice in writing to us. For stockholder proposals to be included in Royal Financial's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in our proxy materials, the stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the mailing of the proxy materials by Royal Financial in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion, such written notice must be received by us not later than the close of business on Wednesday, May 25, 2005. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting certain information as specified in Section 2.14 of the Bylaws, including:

         o a description of the business desired to be brought before the annual meeting;

         o the name and address, as they appear on our books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal;

         o the class and number of shares of Royal Financial that are beneficially owned by the stockholder; and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice;

         o the identification of any person retained to make stockholder solicitations or recommendations with respect to such proposal; and

         o        any material interest of the stockholder in such proposal.

         The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of Royal Financial or its stockholders.

         Evaluation of Offers. Our Certificate of Incorporation provides that our Board of Directors, when evaluating any offer from another party, will:

         o make a tender or exchange offer for any equity security of Royal Financial;

         o merge or consolidate Royal Financial with another corporation or entity; or

         o purchase or otherwise acquire all or substantially all of the properties and assets of Royal Financial, and may, consistent with the exercise of its fiduciary duties and in connection with the exercise of its judgment in determining what is in our best interest and our stockholders, give due consideration, to the extent permitted by law, not only to the price or other consideration being offered, but also to all other relevant factors, including:

                           -- the financial and managerial resources and future prospects of the other party;

                           --       the possible effects on our business,
                           subsidiaries, employees, customers, suppliers and creditors;

                           --       the effects on our ability to fulfill our
                           corporate objectives as a holding company and on the ability of Royal Savings Bank to fulfill its objectives as a savings bank; and

                           --       the effects on the communities in which we
                           and our subsidiaries' facilities are located.

By having these standards in our Certificate of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in our best interest, even if the price offered is significantly greater than the then-market price of our stock.

         Stockholder Approval of Mergers and Certain Other Extraordinary Transactions. Article 11 of our Certificate of Incorporation provides that any action taken by stockholders under Subchapter IX of the Delaware General Corporation Law (which relates to merger, consolidation or conversion transactions) and Subchapter X (which relates to sale of assets, dissolution and winding up transactions) must, with certain exceptions, generally be approved by the affirmative vote of at least 80% of the votes eligible to be cast by stockholders. The supermajority 80% vote requirement of Article 11 of the Certificate of Incorporation is not applicable to any transaction approved in advance by at least two-thirds of our entire Board of Directors. Where the Board of Directors so approves a transaction, only such stockholder approval as is specified under Delaware law is required. The Delaware General Corporation Law requires the approval of the Board of Directors and the holders of a majority of our outstanding stock entitled to vote for mergers of consolidations, and for sales, leases or exchanges of all substantially all of our assets. The Delaware General Corporation Law permits us to merge with another corporation without obtaining the approval of our stockholders if:

         o        we are the surviving corporation of the merger;

         o the merger agreement does not amend our Certificate of Incorporation;

         o each share of our stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Royal Financial after the merger; and

         o any authorized but unissued shares or treasury shares of common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of the common stock outstanding immediately prior to the effective date of the merger.

         Amendment of Certificate of Incorporation and Bylaws. Article 13 of our Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be approved first by a majority of the Board of Directors and then by the holders of at least 80% of the shares entitled to vote in an election of directors. However, the approval of only a majority of the shares of Royal Financial entitled to vote in an election of directors is required for any amendment previously approved by at least two-thirds of the entire Board of Directors.

        Our Bylaws may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 80% of the total shares entitled to vote in an election of directors is required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.

DELAWARE CORPORATION LAW

         In addition to the provisions contained in our Certificate of Incorporation, the Delaware General Corporation Law includes certain provisions applicable to Delaware corporations like Royal Financial that may have an anti-takeover effect. Such provisions include requirements relating to certain business combinations. The Delaware General Corporation Law imposes certain restrictions on business combinations between Royal Financial and large stockholders. Specifically, the Delaware General Corporation Law prohibits a "business combination" (as defined to include mergers, sales and leases of assets, issuances of securities and similar transactions) between Royal Financial or a subsidiary and an "interested stockholder" (generally the beneficial owner of 15% or more of our common stock) within three years after the person or entity becomes an interested stockholder, unless:

         o prior to the person or entity's becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder was approved by our Board of Directors;

         o upon consummation of the transaction in which the interested stockholder became such, the interested stockholder holds at least 85% of our common stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans other than ESOP shares); or

         o the business combination is approved by our Board of Directors and by the holders of at least two-thirds of the outstanding Royal Financial common stock, excluding shares owned by the interested stockholders.

         One of the effects of these provisions may be to prevent highly leveraged takeovers, which depend upon obtaining access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. By requiring approval of the holders of two-thirds of the shares held by disinterested stockholders for business combinations involving an interested stockholder, these provisions may prevent any interested stockholder from taking advantage of its position as a substantial, if not controlling, stockholder and engaging in transactions with Royal Financial that may not be fair to our other stockholders or that may otherwise not be in our best interests or those of our stockholders and other constituencies. For similar reasons, however, these provisions may make more difficult or discourage an acquisition of Royal Financial, or the acquisition of control of Royal Financial by a principal stockholder, and thus the removal of incumbent management. In addition, to the extent that these provisions discourage takeovers that would result in the change of our management, such a change may be less likely to occur.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN THE CONVERSION

         The foregoing provisions of our Certificate of Incorporation and Bylaws and Delaware law could have the effect of discouraging an acquisition of Royal Financial or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make Royal Financial less attractive to a potential acquiror and/or might result in stockholders' receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

         The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our Board of Directors. The Board of Directors believes that these provisions are in the best interests of Royal Financial and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of your company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of Royal Financial and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of Royal Financial and where the transaction is in the best interests of all stockholders.

         Despite the Board of Directors' belief as to the benefits to Royal Financial's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then-current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

         The Board of Directors of Royal Financial and Royal Savings Bank is not aware of any effort that might be made to acquire control of Royal Savings Bank or Royal Financial.

REGULATORY RESTRICTIONS

         The regulations of the Federal Reserve Board provide that no person, acting directly or indirectly or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice. In addition, any company that acquires such control must receive prior approval of the Federal Reserve Board and is subject to registration, inspection and regulation by the Federal Reserve Board. Pursuant to federal regulations, control of a bank holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the company or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition. The Federal Reserve Board may prohibit an acquisition of control if:

                           (i) it would result in a monopoly or substantially
                  lessen competition;

                           (ii) the financial condition of the acquiring person
                  might jeopardize the financial stability of the institution;
                  or

                           (iii) the competence, experience or integrity of the
                  acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         For a period of three years following completion of the Conversion, DBRE regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Royal Financial or Royal Savings Bank without approval of such agency.

                 DESCRIPTION OF CAPITAL STOCK OF ROYAL FINANCIAL

GENERAL

         We are authorized to issue 6,000,000 shares of capital stock, of which 5,000,000 are shares of common stock, par value $.01 per share and 1,000,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue up to a maximum of 2,300,000 shares of common stock and no shares of preferred stock in the Conversion. Each share of our common stock issued in the Conversion will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the Conversion. Upon payment of the purchase price for the common stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the Conversion.

         THE COMMON STOCK OF ROYAL FINANCIAL WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

         Distributions. We can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations that are imposed by law. See "Dividend Policy." The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred stock, the holders may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. Upon completion of the Conversion, the holders of our common stock will possess exclusive voting rights. They will elect our Board of Directors and act on such other matters as are required to be presented to them under Delaware law or our Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his/her votes for one nominee or disperse their votes among nominees as they choose, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's board of directors. Under certain circumstances, shares in excess of 10.0% of the issued and outstanding shares of our common stock may be considered "Excess Shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of Royal Financial and Royal Savings Bank--Restrictions on Acquisitions in Royal Financial's Certificate of Incorporation and Bylaws--Limitation on Voting Rights." If we issue preferred stock, holders of the preferred stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of Royal Savings Bank, Royal Financial, as holder of Royal Savings Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Royal Savings Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of Royal Savings Bank available for distribution. In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued after the Conversion, holders of that stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

         None of the shares of our authorized preferred stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and

Conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.


               DESCRIPTION OF CAPITAL STOCK OF ROYAL SAVINGS BANK

GENERAL

         The Amended and Restated Charter of Royal Savings Bank authorizes the issuance of capital stock consisting of 100 shares of common stock, par value $1.00 per share. Each share of common stock of Royal Savings Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the Amended and Restated Charter without the approval of the Royal Financial's stockholders. Upon Conversion, all of the issued and outstanding common stock of Royal Savings Bank will be held by us as Royal Savings Bank's sole stockholder. The capital stock of Royal Savings Bank will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC. Presented below is a description of all aspects of Royal Savings Bank's capital stock which are deemed material to an investment decision with respect to the Conversion.

DIVIDENDS

         The holders of Royal Savings Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by Royal Savings Bank's Board of Directors out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends.

VOTING RIGHTS

         Immediately after the Conversion, we will possess exclusive voting rights in Royal Savings Bank. Each holder of shares of common stock will be entitled to one vote for each share held, and there shall be no right to accumulate votes.

LIQUIDATION

         In the event of any liquidation, dissolution, or winding up of Royal Savings Bank, the holders of common stock will be entitled to receive, after payment of all Royal Savings Bank's debts and liabilities (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Royal Savings Bank available for distribution in cash or in kind. If preferred stock is authorized and issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

PREEMPTIVE RIGHTS; REDEMPTION

         Holders of Royal Savings Bank's common stock will not be entitled to preemptive rights for any shares of Royal Savings Bank that may be issued. The common stock will not be subject to redemption. Upon receipt by Royal Savings Bank of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.


                                     EXPERTS

         The financial statements of Royal Savings Bank as of June 30, 2003 and 2004 and for the years ended June 30, 2003 and 2004 included in this prospectus have been included herein in reliance upon the report of Crowe Chizek and Company LLC, registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         RP Financial has consented to the publication herein of the summary of its report to us setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the Conversion and its letter with respect to subscription rights.


                             LEGAL AND TAX OPINIONS

         The legality of the common stock and the federal income tax consequences of the Conversion will be passed upon for us by Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois. The Illinois state income tax consequences of the Conversion will be passed upon for us by Crowe Chizek and Company LLC. Certain legal matters will be passed upon for Hovde by Stinson Morrison Hecker LLP, Kansas City, Missouri.


                             ADDITIONAL INFORMATION

         We have filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains registration statements and reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (such as Royal Financial). The address of the SEC's website is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents that are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document. Our SEC filings will be available on our website at http://www.royal-bank.us.

         Royal Savings Bank has filed an Application for Conversion with the DBRE with respect to the Conversion. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Illinois Office of Banks and Real Estate, 310 S. Michigan Avenue, Suite 2130, Chicago, Illinois 60604-4278 and 500 E. Monroe Street, Springfield, Illinois 62701-1532.

         In connection with the Conversion, we will register our common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, Royal Financial and the holders of our stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the Plan, we have undertaken that we will not terminate such registration for a period of at least three years following the Conversion.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM................    F-1

FINANCIAL STATEMENTS

   STATEMENTS OF FINANCIAL CONDITION...................................    F-2

   STATEMENTS OF INCOME................................................    F-3

   STATEMENTS OF MEMBERS' EQUITY.......................................    F-4

   STATEMENTS OF CASH FLOWS............................................    F-5

   NOTES TO FINANCIAL STATEMENTS.......................................    F-6

         Royal Financial was incorporated on September 15, 2004. Its current capitalization is $1,000, and it has engaged in only minimal activities to date; accordingly, the financial statements of Royal Financial have been omitted because of their immateriality.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Royal Savings Bank
Chicago, Illinois

We have audited the accompanying statements of financial condition of Royal Savings Bank as of June 30, 2004 and 2003, and the related statements of income, members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Savings Bank as of June 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.


                                             /s/ Crowe Chizek and Company LLC
                                             --------------------------------


Oak Brook, Illinois
August 19, 2004

                               ROYAL SAVINGS BANK
                        STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------------------------

                                                                          2004             2003
                                                                       -----------     -----------
ASSETS
Cash and due from financial institutions...........................    $ 4,910,249     $ 3,164,020
Federal funds sold.................................................      3,032,318       6,700,000
                                                                       -----------     -----------
   Cash and cash equivalents.......................................      7,942,567       9,864,020
Securities available for sale......................................     44,526,348      50,841,586
Loans receivable, net of allowance for loan losses of $236,020 at
   2004 and $232,538 at 2003.......................................     34,697,296      23,862,374
Federal Home Loan Bank stock, at cost..............................        349,300         322,700
Premises and equipment, net........................................      4,313,737       1,151,851
Accrued interest receivable........................................        360,140         393,016
Other assets.......................................................        349,419         361,132
                                                                       -----------     -----------
   Total assets....................................................    $92,538,807     $86,796,679
                                                                       ===========     ===========
LIABILITIES AND MEMBERS' EQUITY
Liabilities
   Deposits........................................................    $77,167,768     $70,455,138
   Advances from the Federal Home Loan Bank........................      2,000,000       2,000,000
   Advances from borrowers for taxes and insurance.................        276,617         245,798
   Accrued interest payable and other liabilities..................        395,609         621,363
                                                                       -----------     -----------
      Total liabilities............................................     79,839,994      73,322,299
Commitments and contingencies
Members' equity
   Retained earnings...............................................     12,912,324      12,827,901
   Accumulated other comprehensive income/(loss)...................       (213,511)        646,479
                                                                       -----------     -----------
      Total members' equity........................................     12,698,813      13,474,380
                                                                       -----------     -----------
        Total liabilities and members' equity......................    $92,538,807     $86,796,679
                                                                       ===========     ===========















--------------------------------------------------------------------------------
                 See accompanying notes to financial statements.

                               ROYAL SAVINGS BANK
                              STATEMENTS OF INCOME
                       Years ended June 30, 2004 and 2003

--------------------------------------------------------------------------------------------------

                                                                          2004            2003
                                                                       -----------     -----------
INTEREST INCOME
   Loans............................................................    $1,732,332      $1,778,341
   Securities
      Taxable.......................................................     1,635,057       2,274,407
      Tax-exempt....................................................        59,230         118,284
   Other............................................................        65,633          70,037
                                                                        ----------      ----------
      Total interest income.........................................     3,492,252       4,241,069
Interest expense
   Deposits.........................................................     1,102,067       1,497,787
   Advances from Federal Home Loan Bank.............................        97,193          96,928
                                                                        ----------      ----------
      Total interest expense........................................     1,199,260       1,594,715
                                                                        ----------      ----------
NET INTEREST INCOME.................................................     2,292,992       2,646,354
Provision for loan losses...........................................         3,000          36,000
                                                                        ----------      ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.................     2,289,992       2,610,354
Noninterest income
   Service charges on deposit accounts..............................       173,448         118,421
   Income on real estate owned, net.................................        61,986          46,260
   Gain on sales of securities, net.................................       175,985          65,002
   Other income.....................................................       195,932          22,184
                                                                        ----------      ----------
      Total noninterest income......................................       607,351         251,867
Noninterest expense
   Salaries and employee benefits...................................     1,501,208       1,089,738
   Occupancy and equipment..........................................       333,094         239,340
   Data processing..................................................       321,980         366,664
   Professional services............................................       155,962         119,247
   Director fees....................................................       108,800          96,000
   Supplies.........................................................        89,673          37,603
   Advertising......................................................        44,711          34,641
   Other............................................................       242,492         188,441
                                                                        ----------      ----------
      Total noninterest expense.....................................     2,797,920       2,171,674
                                                                        ----------      ----------
INCOME BEFORE PROVISION FOR INCOME TAXES............................        99,423         690,547
Provision for income taxes..........................................        15,000         211,300
                                                                        ----------      ----------
Net income..........................................................    $   84,423      $  479,247
                                                                        ==========      ==========











--------------------------------------------------------------------------------
                 See accompanying notes to financial statements.

                               ROYAL SAVINGS BANK
                       STATEMENTS OF MEMBERS' EQUITY
                       Years ended June 30, 2004 and 2003

-------------------------------------------------------------------------------------------------------------------

                                                                                    ACCUMULATED
                                                                                       OTHER
                                                                  RETAINED         COMPREHENSIVE
                                                                  EARNINGS         INCOME (LOSS)          TOTAL
                                                                  --------         -------------          -----
Balance at July 1, 2002..................................       $12,348,654         $ 953,325          $13,301,979
Comprehensive income
   Net income............................................           479,247                --              479,247
   Net decrease in fair value of securities classified
      as available-for-sale, net of income taxes and
      reclassification adjustments.......................                --          (306,846)            (306,846)
        Total comprehensive income.......................                --                --              172,401
Balance at June 30, 2003.................................        12,827,901           646,479           13,474,380
                                                                -----------         ---------          -----------
Comprehensive income
   Net income............................................            84,423                --               84,423
   Net decrease in fair value of securities classified
      as available-for-sale, net of income taxes and
      reclassification adjustments.......................                --          (859,990)            (859,990)
        Total comprehensive loss.........................                --                --             (775,567)
                                                                -----------         ---------          -----------

Balance at June 30, 2004.................................       $12,912,324         $(213,511)         $12,698,813
                                                                ===========         =========          ===========














--------------------------------------------------------------------------------
                 See accompanying notes to financial statements.

                               ROYAL SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                       Years ended June 30, 2004 and 2003

----------------------------------------------------------------------------------------------

                                                                    2004             2003
                                                                ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income..............................................     $     84,423     $    479,247
   Adjustments to reconcile net income to net cash from
      operating activities:
      Depreciation.........................................          106,848           57,000
      Provision for loan losses............................            3,000           36,000
      Gain on sale of securities...........................         (175,985)         (65,002)
      Federal Home Loan Bank stock dividend................          (26,600)         (16,300)
      Net change in loans held for sale....................         (330,448)              --
      Change in accrued interest receivable and other
        assets.............................................           44,589          (66,950)
      Change in other accrued interest payable and
        liabilities........................................          217,271          (27,073)
        Net cash from operating activities.................          (76,902)         396,922
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from maturities, calls, and paydowns of
      available for sale securities........................       27,343,297       35,786,116
   Proceeds from sales of securities available for sale....        3,277,100          986,859
   Purchase of securities available for sale...............      (25,432,189)     (38,028,466)
   Change in loans receivable..............................      (10,507,474)       1,753,401
   Purchase of premises and equipment......................       (3,268,734)        (252,327)
      Net cash from investing activities...................       (8,588,000)         245,583
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits................................        6,712,630           67,227
   Change in advances from borrowers for taxes and
      insurance............................................           30,819          (32,291)
      Net cash from financing activities...................        6,743,449           34,936
Net change in cash and cash equivalents....................       (1,921,453)         677,441
Cash and cash equivalents
   Beginning of the year...................................        9,864,020        9,186,579
   End of the year.........................................     $  7,942,567     $  9,864,020
Supplemental cash flow information:
   Interest paid...........................................     $  1,204,275     $  1,604,461
   Income taxes paid.......................................          134,065          167,280














--------------------------------------------------------------------------------
                 See accompanying notes to financial statements.

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Royal Savings Bank (the Bank) operates primarily in the southeast side of Chicago. The Bank's primary services include accepting deposits, making loans, and investing in securities.

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and valuation allowance on deferred tax assets are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as available for sale when the Bank may decide to sell those securities for changes in market interest rates, liquidity needs, changes in yield or alternative investments, and for other reasons. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income (loss). Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on disposition of securities available for sale are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Other securities such as Federal Home Loan Bank (FHLB) stock are carried at cost.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loans fees and costs over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held For Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.


--------------------------------------------------------------------------------
                                  (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosures, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Off-Balance-Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income and other comprehensive income. Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Adoption of New Accounting Standards: The Company adopted FASB Statement 143, Accounting for Asset Retirement Obligations; FASB Statement 145, Rescission of FAS Statement 4, 44, and 64, Amendment of FAS Statement 13, and Technical Corrections; FASB Statement 146, Accounting for Costs Associated with Exit or Disposal Activities; FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities; FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities; FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits; FASB Interpretation 45; Guarantor's Accounting and Disclosure Requirements for Guarantees; and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.


--------------------------------------------------------------------------------
                                  (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents at June 30, 2004 and 2003 included balances of approximately $6,920,000 and $8,672,000 with the Bank's primary correspondent.

NOTE 3 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:


                                                         GROSS          GROSS
                                         FAIR          UNREALIZED     UNREALIZED
                                         VALUE           GAINS          LOSSES
                                         ------        ----------     ----------

2004
----
   U.S. Government and federal agency.. $17,446,481    $    6,080     $(291,825)
   State and municipal.................     733,838        18,514            --
   Mortgage-backed.....................   2,691,345        64,882       (28,652)
   Collateralized mortgage obligations.  15,883,659        44,989      (274,225)
   Corporate...........................   7,771,025       188,445       (51,710)
                                        -----------      --------     ---------
      Total............................ $44,526,348    $  322,910     $(646,412)
                                        ===========      ========     =========

2003
----
   U.S. Government and federal agency.. $10,952,011    $  141,427     $      --
   State and municipal.................   1,970,588        58,613            --
   Mortgage-backed.....................   4,416,932       138,882       (36,963)
   Collateralized mortgage obligations.  22,033,407       105,001      (142,722)
   Corporate...........................  11,468,648       720,485        (5,210)
                                        -----------      --------     ---------
      Total............................ $50,841,586    $1,164,408     $(184,895)
                                        ===========    ==========     =========

The fair value of securities available for sale at year end 2004 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities and collateralized mortgage obligations, are shown separately.

                                                               FAIR
                                                               VALUE
                                                            -----------
   Due in one year or less...........................       $ 1,202,247
   Due from one to five years........................        19,969,709
   Due from five to ten years........................         4,313,188
   Due after ten years...............................           466,200
   Mortgage-backed...................................         2,691,345
   Collateralized mortgage obligations...............        15,883,659
                                                            -----------
      Total..........................................       $44,526,348
                                                            ===========


--------------------------------------------------------------------------------
                                   (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

Sales of securities available for sale were as follows:

                                                   2004          2003
                                                ----------     --------
   Proceeds..................................   $3,277,100     $986,859
   Gross gains...............................      175,985       65,002
   Gross losses..............................           --           --

Securities with unrealized losses at June 30, 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:


                                  LESS THAN 12 MONTHS            12 MONTHS OR MORE                  TOTAL
                                -----------------------        -----------------------       -----------------------
                                FAIR         UNREALIZED        FAIR         UNREALIZED       FAIR         UNREALIZED
                                VALUE           LOSS           VALUE           LOSS          VALUE           LOSS
                                -----        ----------        -----        ----------       -----        ----------
U.S. Government and
   federal agency...........  $14,938,513    $(291,825)    $       --       $      --     $14,938,513     $(291,825)
Mortgage-backed.............      903,434       (6,941)       762,636         (21,711)      1,666,070       (28,652)
Collateralized
   mortgage obligations.....    4,910,547      (92,982)     7,397,496        (181,243)     12,308,043      (274,225)
Corporate...................    1,496,074      (44,716)       499,850          (6,994)      1,995,924       (51,710)
                              -----------    ---------     ----------       ---------     -----------     ---------
                              $22,248,568    $(436,464)    $8,659,982       $(209,948)    $30,908,550     $(646,412)
                              ===========    =========     ==========       =========     ===========     =========

Unrealized losses on securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold the securities for the foreseeable future, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the securities approach their maturity date.

NOTE 4 - LOANS

At June 30, 2004 and 2003, loans receivable consisted of the following:

                                                                         2004                  2003
                                                                      -----------           -----------

Real estate loans
   One-to-four family......................................           $20,119,101           $21,304,183
   Commercial real estate..................................            10,537,750             1,862,713
   Multi-family............................................               956,499               778,899
                                                                      -----------           -----------
      Total real estate loans..............................            31,613,350            23,945,795
Commercial loans...........................................             3,041,331                    --
Consumer loans
   Home equity loans.......................................                88,933                13,627
   Other...................................................               183,288               157,743
                                                                      -----------           -----------
      Total consumer loans.................................               272,221               171,370
Less:
   Net deferred loan fees (costs)..........................                (6,414)               22,253
   Allowance for loan losses...............................               236,020               232,538
                                                                      -----------           -----------
      Loans, net...........................................           $34,697,296           $23,862,374
                                                                      ===========           ===========

Included in one-to-four-family real estate loans are loans held for sale of $330,000 at June 30, 2004. The Bank had no loans held for sale at June 30, 2003.



--------------------------------------------------------------------------------
                                   (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

A summary of changes in the allowance for loan losses for the years ended June 30, 2004 and 2003 is as follows:

                                                         2004        2003
                                                       --------     --------
Balance at beginning of year......................     $232,538     $197,598
Provision for loan loss...........................        3,000       36,000
Loans charged off.................................           --       (1,060)
Recoveries........................................         (482)          --
                                                       --------     --------
Balance at end of year............................     $236,020     $232,538
                                                       ========     ========

The Bank has no loans that they consider to be impaired as of June 30, 2004 and 2003. For the years ended June 30, 2004 and 2003, there were no impaired loans or income recognized on impaired loans.

Nonperforming loans were as follows:

                                                         2004         2003
                                                       --------     --------
Loans past due over 90 days still on accrual.......    $ 17,163     $  1,193
Nonaccrual loans...................................     110,618      551,176

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                         2004         2003
                                                       --------     --------

Loans..............................................    $ 39,996     $ 25,490
Securities.........................................     320,144      367,526
                                                       --------     --------
   Total...........................................    $360,140     $393,016
                                                       ========     ========

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment as of June 30, 2004 and 2003 are as follows:

                                                         2004         2003
                                                       --------     --------

Land...............................................   $  357,731  $  509,849
Buildings and improvement..........................    4,618,931   1,359,058
Furniture and equipment............................    1,519,834     841,726
Construction in progress...........................           --     478,910
                                                      ----------  ----------
   Total cost......................................    6,496,496   3,189,543
Less accumulated depreciation......................    2,182,759   2,037,692
                                                      ----------  ----------
                                                      $4,313,737  $1,151,851
                                                      ==========  ==========

Depreciation expense was $106,848 and $57,000 for the years ended June 30, 2004 and 2003.

The Bank currently intends to complete the parking lot and drive-thru portion of their main location. The estimated cost to complete construction at June 30, 2004 is $680,000.


--------------------------------------------------------------------------------
                                   (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT (Continued)

Rent expense was $39,000 and $0 for the years ended June 30, 2004 and 2003, respectively. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present, for the 12 months ended June 30,

        2005.............................      $128,000
        2006.............................       152,000
        2007.............................       176,000
        2008.............................       208,000
        2009.............................       160,000
                                               --------
           Total.........................      $824,000
                                               ========

NOTE 7 - DEPOSITS

Deposit account balances as of June 30 are summarized as follows:

                                            2004                  2003
                                         -----------           -----------
Savings..............................    $32,246,826           $30,105,233
NOW accounts.........................      6,607,192             4,871,112
Non-interest-bearing checking........      1,496,124               632,918
Money market.........................      2,803,447               753,607
                                         -----------           -----------
                                          43,153,589            36,362,870
Certificate of deposit...............     25,568,508            26,283,220
Individual retirement accounts.......      8,445,671             7,809,048
                                         -----------           -----------
                                          34,014,179            34,092,268
                                         -----------           -----------
                                         $77,167,768           $70,455,138
                                         ===========           ===========

Time deposits of $100,000 and over totaled $6,261,000 and $5,253,000 at June 30, 2004 and 2003.

At June 30, 2004, scheduled maturities of certificates of deposit are as follows:

                 DECEMBER 31,
     ----------------------------------
     2005..............................           $26,071,000
     2006..............................             4,134,000
     2007..............................             2,413,000
     2008..............................             1,396,000
                                                  -----------
                                                  $34,014,000
                                                  ===========

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

At June 30, 2004 and 2003, the Bank had advances from the Federal Home Loan Bank
(FHLB) in the amount of $2,000,000. The principal balance is due September 27, 2006 and interest is payable monthly at a fixed rate of 4.78%. The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgages and qualifying second mortgages on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding secured advances from the FHLB. The fixed rate advances can be called quarterly by the FHLB.

--------------------------------------------------------------------------------
                                   (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES

The components of the provision for income taxes are as follows:

                                                   2004          2003
                                                 --------      --------
Current
   Federal..............................         $40,255       $234,239
   State................................              --             --
                                                 -------       --------
                                                  40,255        234,239
Deferred................................         (33,135)        97,209
Change in valuations allowance..........           7,880       (120,148)
                                                 -------       --------
                                                 $15,000       $211,300
                                                 =======       ========

Deferred tax assets (liabilities) are comprised of the following at June 30:

                                                           2004          2003
                                                         --------     ---------
Bad debts.............................................   $ 80,083     $  43,434
Deferred compensation.................................     46,543        35,498
State NOL carryforward................................    558,576       550,696
Unrealized loss on securities available-for-sale......    109,991            --
                                                         --------     ---------
   Gross deferred tax assets..........................    795,193       629,628

Deferred loan fees....................................    (32,870)      (19,324)
Depreciation and other................................     (5,398)       (5,549)
Federal Home Loan Bank stock dividends................    (28,560)      (19,516)
Unrealized gain on securities available-for-sale......         --      (333,034)
                                                         --------     ---------
   Gross deferred tax liabilities.....................    (66,828)     (377,423)
Valuation allowance for deferred tax assets...........   (558,576)     (550,696)
                                                         --------     ---------
   Net deferred tax assets (liabilities)..............   $169,789     $(298,491)
                                                         ========     =========

The difference between the provisions for income taxes in the financial statements and amounts computed by applying the current federal income tax rate of 34% to income before income taxes is reconciled as follows for the year ended June 30:

                                                         YEAR ENDED JUNE 30,
                                                     --------------------------
                                                       2004             2003
                                                     -------          ---------
Income taxes computes at the statutory rate......    $33,804          $234,786
Tax-exempt interest income on securities.........    (18,964)          (36,595)
Other............................................        160            13,109
                                                     -------          --------
   Total provision for income taxes..............    $15,000          $211,300
                                                     =======          ========

At June 30, 2004, the Bank has state operating loss carryforwards of $11.6 million expiring between 2004 and 2012. A valuation allowance has been established for the deferred tax asset related to these net operating losses as the Bank believes that it is more likely than not that they will not be utilized.

Prior to 1997, the Bank had qualified under provisions of the Internal Revenue Code that permit it to deduct from taxable income a provision for bad debts that differs from the provision charged to income on the financial statements. Retained earnings at June 30, 2004 include approximately $1,309,000 for which no deferred federal income tax liability has been recorded. This deferred federal income tax liability approximates $445,000.


--------------------------------------------------------------------------------
                                   (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE BENEFITS

The Bank sponsors a defined-contribution plan covering substantially all employees. Contributions for the profit-sharing plan are determined by the Board of Directors. Contributions to the profit-sharing plan were approximately $50,000 for the years ended June 30, 2004 and 2003.

The Bank has deferred compensation plans where two former directors would each be paid $1,000 per month for life. The present value of these agreements was recorded based on life expectancy and a discount rate of 7%. During August of 2003, because of the death of one of the former directors approximately $19,000 of this liability was reversed through other income. At June 30, 2004 and 2003 a liability of approximately $79,000 and $104,000 remained and was included in accrued interest payable and other liabilities in the statement of financial condition.

NOTE 11 - OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for loans recorded in the statement of financial condition.

At June 30, 2004 and 2003, the Bank had standby letters of credit of $144,000 and $20,000, respectively. At June 30, 2004 and 2003, commitments to extend credit were:

                                            2004                         2003
                                 --------------------------    ------------------------
                                    FIXED         VARIABLE        FIXED        VARIABLE
                                    RATE            RATE          RATE           RATE
                                 ----------      ----------    ----------     ----------
Commitments to make loans......  $8,423,500      $4,425,000    $1,200,000     $     --


Fixed rate commitments have rates ranging from 5.125% to 6.50% and 5.0% to 7.0% at June 30, 2004 and 2003, respectively. The commitments have terms of up to 90 days. Since many commitments to make loans expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

The Bank's primary financial instruments where concentrations of credit risk may exist are loans. The Bank's principal loan customers are located on the southeast side of Chicago and surrounding suburbs. Most loans are secured by specific collateral, including residential and commercial real estate.

NOTE 12 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.


--------------------------------------------------------------------------------
                                   (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY MATTERS (Continued)

The prompt corrective action regulations provide five classifications including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans of capital restoration are required.

At year end, actual capital levels and minimum required levels were as follows:

                                                                                                MINIMUM REQUIRED
                                                                                                      TO BE
                                                                                                WELL CAPITALIZED
                                                                                                      UNDER
                                                                         MINIMUM REQUIRED       PROMPT CORRECTIVE
                                                                            FOR CAPITAL              ACTION
(IN THOUSANDS)                                         ACTUAL            ADEQUACY PURPOSES         REGULATIONS
                                                  --------------------   -----------------      -----------------
                                                   AMOUNT      RATIO      AMOUNT     RATIO      AMOUNT      RATIO
                                                   ------      -----      ------     -----      ------      -----
2004
----
   Total capital (to risk-weighted assets).        $13,148     28.07%     $3,747      8.0%      $4,684      10.0%
   Tier I Capital (to risk-weighted assets)         12,912     27.57       1,874      4.0        2,810       6.0
   Tier I Capital (to average assets)......         12,912     13.85       3,729      4.0        4,661       5.0

2003
----
   Total capital (to risk-weighted assets).        $13,060     35.07%     $2,980      8.0%      $3,725      10.0%
   Tier I Capital (to risk-weighted assets)         12,828     34.44       1,490      4.0        2,235       6.0
   Tier I Capital (to average assets)......         12,828     14.79       3,470      4.0        4,338       5.0

The Bank was categorized by its regulators as well capitalized at June 30, 2004 and 2003. Management is not aware of any conditions or events since the most recent notification that would change the Bank's category at June 30, 2004.

The following is a reconciliation of Royal Savings Bank's equity under accounting principles generally accepted in the United States of America to regulatory capital as of the dates indicated (in thousands):

                                                                             AT JUNE 30,
                                                                      2004              2003
                                                                  -----------       -----------
GAAP equity..................................................       $12,698,813     $13,474,380
   Unrealized loss (gain) on securities available for sale...           213,511        (646,479)
                                                                    -----------     -----------
   Tier I Capital............................................        12,912,324      12,827,901
   General allowance for loan losses.........................           236,020         232,538
                                                                    -----------     -----------
      Total capital..........................................       $13,148,344     $13,060,439
                                                                    ===========     ===========

NOTE 13 - OTHER COMPREHENSIVE INCOME/(LOSS)

Other comprehensive income/(loss) components were as follows:


                                                                      2004              2003
                                                                  -----------        ----------
Unrealized holding gains on securities available for sale..       $(1,127,030)       $(116,729)
Less reclassification adjustments for net gains recognized
   in income...............................................           175,985           65,002
                                                                  -----------        ---------
Net unrealized gains (losses)..............................        (1,303,015)        (181,731)
Tax effect.................................................           443,025         (125,115)
                                                                  -----------        ---------
Other comprehensive income/(loss)..........................       $  (859,990)       $(306,846)
                                                                  ===========        =========


--------------------------------------------------------------------------------
                                   (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 14 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates during the fiscal year ended June 30, 2004 were as follows:

    Beginning balance..................        $90,000
    Repayments.........................         (8,730)
                                               -------
    Ending balance.....................        $81,270
                                               =======

Deposits from principal officers, directors, and their affiliates at year-end 2004 and 2003 were $606,000 and $340,000.

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end (in thousands):

                                            2004                 2003
                                    -----------------     --------------------
                                    CARRYING    FAIR      CARRYING    FAIR
                                     AMOUNT     VALUE      AMOUNT     VALUE
                                    --------    -----     --------    -----
Financial assets
   Cash and cash equivalent.......  $ 7,943   $ 7,943     $9,864     $ 9,864
   Securities available-for-sale..   44,526    44,526     50,842      50,842
   Loans, net.....................   34,697    35,366     23,862      24,943
   Federal Home Loan Bank stock...      349       349        393         393
   Accrued interest receivable....      360       360        361         361

Financial liabilities
   Deposits.......................  (77,168)  (77,337)   (70,455)    (70,765)
   Federal Home Loan Bank advances   (2,000)   (2,069)    (2,000)     (2,100)
   Accrued interest payable.......      (49)      (49)       (63)        (63)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing deposits, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of debt is based on current rates for similar financing. The fair value of off-balance sheet items is not material.


--------------------------------------------------------------------------------
                                   (Continued)

                               ROYAL SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 16 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

On August 18, 2004 the Board of Directors of the Bank adopted a Plan of Conversion to convert from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank with the concurrent formation of a holding company, Royal Financial, Inc. The conversion will be accomplished through the amendment of the Bank's charter and the sale of the proposed holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Bank after giving effect to the conversion. A subscription offering of the shares of common stock will be offered initially to the Bank's eligible deposit account holders, then to other members of the Bank. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Bank's market area.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At June 30, 2004 $15,033 has been deferred.




--------------------------------------------------------------------------------

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ROYAL FINANCIAL, INC., ROYAL SAVINGS BANK OR HOVDE SECURITIES LLC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ROYAL FINANCIAL, INC. OR ROYAL SAVINGS BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.
                                ----------------

                                TABLE OF CONTENTS
                                                     PAGE
Questions and Answers About the Stock Offering..........1
Summary  ...............................................4
Risk Factors............................................9
Selected Financial Data................................15
Proposed Management Purchases..........................16
Use of Proceeds........................................17
Dividend Policy........................................18
Market for the Common Stock............................19
Regulatory Capital Requirements........................20
Capitalization.........................................21
Pro Forma Data.........................................23
Comparison of Independent Valuation and Pro Forma
    Financial Information with and Without the
    Foundation.........................................26
Management's Discussion and Analysis of Financial
    Condition and Results of Operations of
    Royal Savings Bank.................................27
Business of Royal Financial, Inc.......................37
Business of Royal Savings Bank.........................37
Supervision and Regulation.............................50
Taxation ..............................................57
Management.............................................60
The Conversion.........................................67
Restrictions on Acquisition of Royal Financial and
    Royal Savings Bank.................................83
Description of Capital Stock of Royal Financial........90
Description of Capital Stock of Royal Savings Bank.....91
Experts  ..............................................91
Legal and Tax Opinions.................................92
Additional Information.................................92

UNTIL THE LATER OF ___________, 2004 OR 90 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, ALL DEALERS EFFECTING TRANSACTIONS IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


================================================================================


                                2,250,000 SHARES








                          [ROYAL FINANCIAL, INC. LOGO]





                          (PROPOSED HOLDING COMPANY FOR
                               ROYAL SAVINGS BANK)









                                  COMMON STOCK






                                 ---------------

                                   PROSPECTUS

                                 ---------------





                              HOVDE SECURITIES LLC












                               ____________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and the Bylaws of Royal Financial provide that the directors, officers, employees and agents of Royal Financial shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorneys' fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

         Article 10 of the Registrant's Certificate of Incorporation provides as follows:

                  ARTICLE 10. INDEMNIFICATION. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

         Article VI of the Registrant's Bylaws provides as follows:

         6.1 INDEMNIFICATION. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation's Certificate of Incorporation.

         6.2 ADVANCEMENT OF EXPENSES. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

                                    II-A-1

         6.3 OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

         6.4 INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

         6.5 MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this
         Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC filing fee.......................................... $    3,351
     Illinois Division of Banks and Real Estate filing fee...     10,000
     Edgar printing, postage and mailing.....................     90,000
     Legal Services (fees and expenses)......................    350,000
     Auditing and Accounting fees............................    150,000
     Appraisal and Business Plan fees........................     40,000
     Securities Firm Management fee..........................     40,000
     Conversion Agent fees...................................     30,000
     Securities Firm Placement fees..........................    395,000
     Expenses of Securities Firm (including counsel).........     50,000
     Blue Sky fees and expenses..............................     20,000
     Certificate Printing....................................      5,000
     Transfer Agent fees.....................................      7,500
     Miscellaneous...........................................      8,744
                                                              ----------
        TOTAL................................................ $1,199,595
                                                              ==========

------------------------------------
(1) Unless otherwise noted, fees are based upon the registration of 2,645,000 shares at $10.00 per share. All of the items, except the SEC filing fee, are estimated.

In addition to the foregoing expenses, Hovde will receive an additional commission equal to 1.25% of the aggregate dollar amount of stock sold in the community and syndicated community offerings, if any, excluding certain shares sold to the ESOP, the Foundation and Royal Savings Bank's directors, officers and employees.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable.


                                     II-A-2

ITEM 27.  EXHIBITS

         The exhibits filed as a part of this Registration Statement are as follows:

         LIST OF EXHIBITS (filed herewith unless otherwise noted)

                  1.1      Engagement Letter with Hovde Securities LLC

                  1.2      Form of Agency Agreement with Hovde Securities LLC*

                  2.1      Plan of Conversion

                  3.1      Certificate of Incorporation of Royal Financial, Inc.

                  3.2      Bylaws of Royal Financial, Inc.

                  4.1      Form of Stock Certificate of Royal Financial, Inc.

                  5.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C. re: legality*

                  8.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C. re: Federal tax matters*

                  8.2 Opinion of Crowe Chizek and Company LLC re: Illinois tax matters*

                  10.1     Employee Stock Ownership Plan*

                  10.2 Form of Employment Agreement by and between Royal Financial, Inc., Royal Savings Bank and Donald A. Moll.

                  21.1     List of Subsidiaries

                  23.1 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibits 5.1 and 8.1, respectively)*

                  23.2     Consent of Crowe Chizek and Company LLC

                  23.3     Consent of RP Financial, LC.

                  99.1     Appraisal Report of RP Financial, LC.*

                  99.2     Subscription Order Form and Instructions*

                  99.3     Additional Solicitation Material*

                  99.4     Proxy Statement*

------------------------------------
*       To be filed as an amendment.

ITEM 28. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) include any additional or changed material information on the plan of distribution;


                                     II-A-3

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the common stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     II-A-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             OYAL FINANCIAL, INC.


                                            By:  /s/ Donald A. Moll
                                                 -------------------------------
                                                 Donald A. Moll
                                                 President, Chief Executive
                                                 Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Donald A. Moll his true and lawful attorney with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

         NAME                          TITLE                             DATE
-------------------------   -----------------------------------   ------------------


/s/ Donald A. Moll
-------------------------   President and Chief Executive         September 17, 2004
Donald A. Moll              Officer and Director
                            (Principal Executive Officer)

/s/ Neil Brodzinski
-------------------------   Senior Vice President and Chief       September 17, 2004
Neil Brodzinski             Financial Officer
                            (Principal Financial and
                            Accounting Officer)
/s/ Alan W. Bird
-------------------------   Chairman of the Board and Senior      September 17, 2004
Alan W. Bird                Vice President - Investments

/s/ John T. Dempsey
------------------------    Director                              September 17, 2004
John T. Dempsey

/s/ Barbara K. Minster
------------------------    Director                              September 17, 2004
Barbara K. Minster

/s/ Peter C. Rolewicz
------------------------    Director                              September 17, 2004
Peter C. Rolewicz

Rudolfo Serna
------------------------    Director                              September 17, 2004
Rudolfo Serna

                                     II-A-5